Exhibit 10.12

FINANCING AGREEMENT

Dated as of October 1, 2006

by and among

BODY CENTRAL ACQUISITION CORP.,
as Initial Borrower and as Administrative Borrower,

THE FINANCIAL INSTITUTIONS FROM
TIME TO TIME PARTY HERETO,

DYMAS FUNDING COMPANY, LLC,
as Administrative Agent,

CHURCHILL FINANCIAL CAYMAN LTD.,
as Syndication Agent,

and

NEWSTAR FINANCIAL, INC.,
as Documentation Agent

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(j)	Taxes
Schedule 6.01(1)	Business
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(u)	Intellectual Property
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(h)	Transactions with Affiliates
Schedule 7.02(i)	Limitations on Dividends and Other Payment Restrictions
Schedule 7.02(n)	Contingent Obligations

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Excess Cash Flow Certificate
Exhibit E	Form of Guarantor Joinder
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Notice of Conversion/Continuation
Exhibit H	List of Closing Documents

FINANCING AGREEMENT

Financing Agreement, dated as of October 1, 2006, by and among BODY CENTRAL ACQUISITION CORP., a Delaware corporation (the “Parent”), as the initial “Borrower” hereunder; each Person that becomes a guarantor hereunder by execution of a joinder agreement substantially in the form of Exhibit E hereto (each such Person and, upon consummation of the Body Shop Acquisition and effectiveness of the Closing Date Joinder Agreement, the Parent, hereinafter is sometimes referred to individually as a “Guarantor” and collectively as the “Guarantors”, in each case further defined herein below); the financial institutions from time to time party hereto as lenders hereunder (each a “Lender” and collectively, the “Lenders”); DYMAS FUNDING COMPANY, LLC, a Delaware limited liability company (“Dymas”), as administrative agent for the Lenders (Dymas, in such capacity, together with its successors and assigns in such capacity in accordance with Section 9.07, the “Administrative Agent”); CHURCHILL FINANCIAL CAYMAN LTD., as syndication agent for the Lenders (in such capacity, the “Syndication Agent”); and NEWSTAR FINANCIAL, INC., as documentation agent for the Lenders (in such capacity, the “Documentation Agent”).

RECITALS

WHEREAS, the Parent was organized for the purpose of acquiring all of the issued and outstanding Capital Stock of Body Shop and CV pursuant to the Body Shop Acquisition Agreement and the other Body Shop Acquisition Documents (the “Body Shop Acquisition”); and

WHEREAS, the Parent has asked the Lenders to extend credit to the Parent as the initial Borrower hereunder and, upon consummation of the Body Shop Acquisition and effectiveness of the Closing Date Joinder Agreement, Body Shop and CV, consisting of (a) two (2) term loans in the aggregate principal amounts of $27,500,000 and $24,000,000, respectively and (b) a revolving credit facility in an aggregate principal amount not to exceed $15,000,000 at any time outstanding, the proceeds of which term loans and loans made under the revolving credit facility shall be used (i) to finance, in part, the Body Shop Acquisition, (ii) to refinance existing indebtedness of Body Shop and CV, (iii) for general working capital purposes (including Permitted Acquisitions), of Body Shop, CV and, to the extent permitted hereunder, their respective Subsidiaries and (iv) to pay fees and expenses in connection with the Related Transactions; and

WHEREAS, the Body Shop Acquisition shall be consummated on the date hereof and pursuant to the Closing Date Joinder Agreement, immediately upon such consummation (a) Body Shop and CV shall be joined as Borrowers, and shall assume on a joint and several basis all of the obligations of the Parent as the initial Borrower, in each case hereunder and under each of the other Loan Documents, and (b) the Parent shall become a Guarantor hereunder and under of each of the other Loan Documents;

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS; CERTAIN TERMS

Section 1.01.  Definitions.  As used in this Agreement (including, without limitation, the preamble and Recitals hereto), the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“Acquired Assets” has the meaning specified therefor in the definition of the term “Permitted Acquisition.”

“Acquisition” means the acquisition of all or substantially all of the assets of any Person, or of any business unit or division of any Person, or all or substantially all of the Capital Stock of any Person.

“Action” has the meaning specified therefor in Section 11.11.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent Advances” has the meaning specified therefor in Section 9.08(a).

“Administrative Agent’s Account” means the following account or such other account designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents:

Bank:	Citibank, N.A.
City/State:	New York, New York
ABA#	021 000 089
Account Name:	Dymas Funding Company, LLC
Account Number:	14126333
Ref:	Body Shop

“Administrative Borrower” has the meaning specified therefor in Section 11.20.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or similar Persons) of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect, it being understood and agreed that the Applicable Margin for (i) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin for Revolving Loans”, (ii) Revolving Loans that are LIBOR Loans shall be the percentage set forth under column “LIBOR Margin for Revolving Loans and Letter of Credit Fee”, (iii) portions of Term Loan A that are Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin for Term Loan A”, (iv) portions of Term Loan A that are LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin for Term Loan A”, (v) portions of Term Loan B that are Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin for Term Loan B”, (vi) portions of Term Loan B that are LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin for Term Loan B”, and (vii) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin for Revolving Loans and Letter of Credit Fee”:

Level	Senior Leverage Ratio	Base Rate Margin for Revolving Loans	LIBOR Margin for Revolving Loans and Letter of Credit Fee	Base Rate Margin for Term Loan A	LIBOR Margin for Term Loan A
I	>3.75	2.25%	3.75%	2.25%	3.75%
II	>2.50 but <3.75	2.00%	3.50%	2.00%	3.50%
III	>2.00 but <2.50	1.75%	3.25%	1.75%	3.25%
IV	<2.0	1.50%	3.00%	1.50%	3.00%

Level	Senior Leverage Ratio	Base Rate Margin for Term Loan B	LIBOR Margin for Term Loan B
I	>3.75	2.75%	4.25%
II	>2.50 but <3.75	2.50%	4.00%
III	>2.00 but <2.50	2.25%	3.75%
IV	<2.0	2.00%	3.50%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the first day of the month following the month during which the Administrative Agent has received from the Borrowers the Compliance Certificate for the fiscal quarters ending March, June, September and December of each Fiscal Year required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Section 7.01(a)(iii) (each an

“Interest Determination Date”), and shall be based upon the Senior Leverage Ratio set forth in such Compliance Certificate.  Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date.  The initial Applicable Margin shall be based on Level II until the first Interest Determination Date occurring after the delivery of the Compliance Certificate for the quarter ending December 31, 2006.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent and, if required pursuant to Section 11.06, the Borrowers, in accordance with Section 11.06 hereof and substantially in the form of Exhibit A hereto or such other form acceptable to the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer, controller, president or executive vice president of such Person.

“Availability” means, at any time, the amount at such time by which (i) the lesser of (A) the Borrowing Base and (B) the Total Revolving Loan Commitment, exceeds (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans and (B) all Letter of Credit Obligations.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Base Rate” means a variable per annum rate of interest equal to the greater of (i) the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York from time to time as its Base Rate or prime rate or (ii) the Federal Funds Rate plus one-half of one percent (0.50%).  The Base Rate or prime rate is determined from time to time by JPMorgan Chase Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by JPMorgan Chase Bank to any particular class or category of customers.  Each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loans” means Loans, the rate of interest applicable to which is based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Body Shop” means Body Shop of America, Inc., a Florida corporation.

“Body Shop Acquisition” has the meaning specified therefor in the Recitals hereto.

“Body Shop Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of October 1, 2006, by and among the Parent, Body Shop, CV, the Sellers and the Seller Representative, without giving effect to any amendments, restatements or modifications thereof or supplements thereto except for any of the foregoing previously consented to in writing in accordance with the terms of this Agreement.

“Body Shop Acquisition Documents” means the collective reference to the Body Shop Acquisition Agreement and all other material agreements, documents and instruments executed and/or delivered pursuant thereto or in connection therewith, in each case without giving effect to any amendments, restatements or modifications thereof or supplements thereto except for any of the foregoing previously consented to in writing in accordance with the terms of this Agreement.

“Borrower” means (i) prior to consummation of the Body Shop Acquisition and effectiveness of the Closing Date Joinder Agreement, and solely with respect to the initial Loans made on the Closing Date, the Parent, and (ii) upon consummation of the Body Shop Acquisition and the effectiveness of the Closing Date Joinder Agreement, each of Body Shop and CV.

“Borrowing Base” means, at any time, 70% of Eligible Inventory (as defined in the Borrowing Base Certificate) at such time.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Administrative Borrower and setting forth the calculation of the Borrowing Base, substantially in the faint of Exhibit B.

“Business Day” means (i) for all purposes other than as covered by clause (ii) of this definition, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close and (ii) with respect to all notices, determinations, fundings and payments in connection with Loans bearing interest at the LIBOR, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the applicable interbank LIBOR market.

“Capital Expenditures” are defined in the Compliance Certificate.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender, any Person controlling any Lender, or the L/C Issuer or the manner in which any Lender, any Person controlling any Lender, or the L/C Issuer allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person including, in each instance in clauses (i) and (ii) above, options, warrants, convertible securities and other equity securities.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

“Change of Control” means the occurrence of any one or more of the following:

(i)            Sponsor and Co-Sponsor collectively cease to be entitled (without regard to the occurrence of any contingency) by contract or by means of the direct or beneficial ownership of Capital Stock of the Parent to cause the nomination and election of a majority of the members of the boards of directors or similar governing body of the Parent; or

(ii)           the consent of Sponsor ceases to be a prerequisite for the Parent to take any of the actions described in Section C(3)(b) of the Parent Certificate of Incorporation, as in effect on the Closing Date;

(iii)          Sponsor ceases to beneficially and of record own and control, directly or indirectly, free and clear of all Liens, at least seventy percent (70%) of the aggregate number of issued and outstanding shares of Capital Stock (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or similar number of shares) of the Parent owned by Sponsor on the Closing Date; or

(iv)          following consummation of the Body Shop Acquisition, the Parent ceases to beneficially and of record own and control all of the issued and outstanding Capital Stock of Borrowers, free and clear of all Liens other than Liens in favor of Administrative Agent; or

(v)           subject to the provisions of Section 7.02(c), Borrowers cease to beneficially own and control, directly or indirectly, free and clear of all Liens other than Liens in favor of Administrative Agent, 100% of the issued and outstanding Capital Stock of any other Loan Party other than the Parent.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived and the initial Loans are made.

“Closing Date Joinder Agreement” means that certain Master Reaffirmation and Joinder to Loan Documents dated as of the date hereof among the Parent, Body Shop, CV and Administrative Agent.

“Co-Sponsor” means the collective reference to AIG Global Investment Corp., AIG Private Equity (Bermuda) Ltd., AIG PEP III Direct, L.P., AIG PEP IV Co-Investment, L.P., AIG Co-Investment Fund, L.P. and American International Group, Inc. Retirement Plan, and any of their Affiliates respectively.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Commitments” means, with respect to each Lender, such Lender’s Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment.

“Compliance Certificate” means a certificate signed by an Authorized Officer of Administrative Borrower, in the form of Exhibit C.

“Consolidated EBITDA” is defined in the Compliance Certificate.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation .with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“CV” means Catalogue Ventures, Inc., a Florida corporation.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” means, with respect to any Obligation, a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement with respect to such Obligation plus two percent (2%), or, if a rate of interest is not otherwise in effect with respect to such Obligation, a rate of interest per annum equal to the sum of (i) the Base Rate plus (ii) the Applicable Margin for Revolving Loans which are Base Rate Loans plus (iii) two percent (2%).

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Agreement, including the funding of a participation in a Letter of Credit in accordance with the terms hereof, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms hereof, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business.

“Documentation Agent” has the meaning specified therefor in the preamble hereto.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Eligible Inventory” is defined in the Borrowing Base Certificate.

“Employee Benefit Plan” means an employee benefit plan subject to ERISA sponsored by or with respect to which any Loan Party or any of its ERISA Affiliates has or may have liability, including contingent liability.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA sponsored by or with respect to which any Loan Party or any of its ERISA Affiliates has or may have liability, including contingent liability.

“Environmental Actions” means any action, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority relating to (a) violations of or non-compliance with Environmental Laws by any Loan Party or any of its Subsidiaries or any predecessor in interest or by any other Person in connection with the ownership or operation of the assets, the facilities, the properties or the business of any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) any actual or alleged liabilities, responsibilities or obligations of any Loan Party or any of its Subsidiaries or any predecessor in interest (i) relating to adverse environmental conditions at, on, under or from any assets, facilities or properties owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest or (ii) resulting from or in connection with operation of the assets, the facilities, the properties or the business of any Loan Party or any of its Subsidiaries or any predecessor in interest; or (c) any Releases of Hazardous Materials (i) at, on, under or from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) at, on, under or from adjoining properties or businesses, or (iii) at, on, under or from any facilities which received Hazardous Materials generated or otherwise handled by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other requirement or determination of any Governmental Authority imposing liabilities or establishing standards of conduct for the protection of human health or the environment, including without limitation any requirements or determinations relating to the Release, presence, use, generation, storage, transportation, treatment, management, handling or disposal of Hazardous Materials.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of or in response to any adverse environmental condition or a Release of Hazardous Materials at, on, under or from (i) any property or facility presently or formerly owned or operated by any Loan Party or any of its Subsidiaries or predecessor in interest or (ii) any property or facility which received Hazardous Materials generated, transported or otherwise handled by any Loan Party or any of its Subsidiaries or predecessor in interest.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Documents” means (i) that certain Stockholder Agreement dated as of the date hereof by and among the Parent, Sponsor, Co-Sponsor and each of the other Persons from time to time party thereto as a Stockholder (as such term is defined therein), (ii) that certain Securities Purchase Agreement dated as of the date hereof by and among the Parent and each of the Initial Stockholders (as such term is defined therein), (iii) those certain Subscription Agreements dated as of the date hereof between the Parent and certain Stockholders, (iv) that certain Registration Rights Agreement dated as of the date hereof among the Parent and each of the other Persons from time to time party thereto as a Stockholder (as such term is defined therein) and (v) and all agreements, instruments and other documents related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) whose employees are treated as being employed by a single employer, which includes such Person, pursuant to Sections 414(b), (c), (m) and (o) of the Internal Revenue Code or Section 4001(b) of ERISA.

“Event of Default” means any of the events set forth in Section 8.01.

“Excess Cash Flow” is defined in the Excess Cash Flow Certificate.

“Excess Cash Flow Certificate” means a certificate signed by an Authorized Officer of Administrative Borrower, in the form of Exhibit D.

“Existing Credit Facility” means that certain Promissory Note dated December 22, 1998 by Body Shop to Wachovia Bank, National Association in the original principal amount of $2,500,000, as amended by letter Agreement dated May 12, 1999 and April, 2001, as extended and modified by Loan Document Extension and Modification Agreement dated July 1, 2001 and Promissory Note and Loan Agreement dated February 10, 2004.

“Extraordinary Receipts” means (i) proceeds of casualty insurance to the extent not reinvested as permitted pursuant to Section 2.05(c)(v), (ii) condemnation awards (and payments in lieu thereof) to the extent not reinvested as permitted pursuant to Section 2.05(c)(v), and (iii) fifty percent (50%) of any purchase price adjustment received pursuant to the Body Shop Acquisition Agreement.

“Fee Letter” means that certain letter agreement of even date herewith among Borrowers and Administrative Agent, as the same may be amended, modified, supplemented and/or restated from time to time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Statements” means (i) the audited consolidated balance sheet of Body Shop and its Subsidiaries for the 2005 Fiscal Year, and CV and its Subsidiaries for the Fiscal Year ended December 31, 2005, and, in each case, the related consolidated income statement, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of Body Shop and its Subsidiaries as of July 1, 2006, and the unaudited consolidated balance sheet of CV and its Subsidiaries as of July 1, 2006, and, in each case, the related consolidated income statement, shareholders’ equity and cash flows for the six months then ended.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on the Saturday closest to December 31 of each year.

“Fixed Charge Coverage Ratio” is defined in the Compliance Certificate.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Administrative Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified therefor in Section 10.01.

“Guarantor” means each Person which guarantees, pursuant to Section 7.01(j) or otherwise, all or any part of the Obligations, including, without limitation, upon consummation of the Body Shop Acquisition and effectiveness of the Closing Date Joinder Agreement, the Parent.

“Guaranty” means each guaranty made by each Guarantor in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders (i) in the case of the Parent, upon consummation of the Body Shop Acquisition and effectiveness of the Closing Date Joinder Agreement, and (ii) in the case of all other Guarantors, by execution of a joinder in the form of Exhibit E pursuant to Section 7.01(j) or otherwise.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; and (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to Administrative Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to Administrative Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than accrued liabilities, trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 120 days after the date such payable was created), including, without limitation, earnouts and other similar obligations; (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all obligations referred to in clauses (i) through (vii) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, in each case except to the extent that the terms of such Indebtedness expressly provide that such Person has no liability with respect thereto and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that such limitation of liability is enforceable against the holders of such Indebtedness under applicable law.

“Indemnified Matters” has the meaning specified therefor in Section 11.14(a).

“Indemnitees” has the meaning specified therefor in Section 11.14(a).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Payment Date” shall mean (a) as to any Base Rate Loan, the last day of each calendar quarter during the term of this Agreement, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to this Agreement, the date of such prepayment.

“Interest Period” shall mean, with respect to any LIBOR Loan,

(i)            initially, the period commencing on the borrowing date or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrowers in the Notice of Borrowing or Notice of Conversion/Continuation given with respect thereto; and

(ii)           thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months as selected by the Borrowers by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(A)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(C)           any Interest Period in respect of any Loan that would otherwise extend beyond the final payment date for such Loan shall end on such payment date;

(D)          with regard to a Term Loan, no Interest Period shall extend beyond any principal amortization payment date unless the portion of such Term Loan consisting of Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date;

(E)           pursuant to Section 2.04(f)(ii), if the Administrative Borrower shall fail to give timely notice of an election to continue a LIBOR Loan such LIBOR Loan shall be converted automatically into a LIBOR Loan with an Interest Period of thirty (30) days at the end of the applicable Interest Period with respect thereto; and

(F)           no more than eight (8) LIBOR Loans may be in effect at any time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations promulgated thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

“L/C Issuer” means National City Bank or such other bank or financial institution as the Administrative Agent may select in its sole and absolute discretion.

“L/C Subfacility” means that portion of the Total Revolving Loan Commitment equal to $5,000,000.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Letter of Credit” has the meaning specified therefor in Section 3.01(a).

“Letter of Credit Application” has the meaning specified therefor in Section 3.01(a).

“Letter of Credit Collateral Account” has the meaning specified therefor in Section 3.01(b).

“Letter of Credit Fee” has the meaning specified therefor in Section 3.03(b).

“Letter of Credit Obligations” means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time, plus (iii) all amounts for which the Administrative Agent may be liable to the L/C Issuer in respect of any Letter of Credit.

“Liabilities” has the meaning specified therefor in Section 2.07.

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to:

(i)            the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards to the nearest 1/100 of 1%).  If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested or otherwise in question are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected; divided by

(ii)           one minus the percentage (expressed as a decimal and rounded upwards to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board (or any successor) for determining the maximum reserve requirement (including without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of the Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“LIBOR Loans” means Loans, the rate of interest applicable to which is based on the LIBOR.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means Term Loan A, Term Loan B or any Revolving Loan made by a Lender to the Borrowers pursuant to this Agreement.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office and, with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Document” means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, any Letter of Credit Application, the Fee Letter, any UCC Filing Authorization Letter, any deposit account control agreement and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing, pertaining to or securing any Loan, any Letter of Credit Obligation or any other Obligation.

“Loan Party” means the Borrowers and/or any Guarantor.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties or condition (financial or otherwise) of the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform in any material respect any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of Administrative Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders on any of the Collateral.

“Material Leased Real Property” means real property leased by any Loan Party, other than leased premises used primarily for the conduct of retail sales by such or any other Loan Party.

“Material Owned Real Property” means real property owned by any Loan Party having an aggregate fair market value in excess of $500,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Administrative Agent, made by a Loan Party in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, securing the Obligations and delivered to the Administrative Agent pursuant to Section 5.01(d), Section 7.01(j), Section 7.01(k) or otherwise.

“Mortgaged Property” means each parcel of real property in respect of which a Loan Party delivers a Mortgage.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding (including contingent liabilities) six (6) years, or with respect to which any Loan Party or any of its ERISA Affiliates otherwise has any liability.

“Net Cash Proceeds” means (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable costs and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable costs and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning specified therefor in Section 2.04(f).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Administrative Agent and the Lenders under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 8.01(f) or (g).  Without limiting the generality of the foregoing, the Obligations of each Loan Party under and in accordance with the terms of the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Administrative.  Agent or any Lender (in its sole discretion) pursuant to the terms hereof or of any other Loan Document may elect to pay or advance on behalf of such Person and (c) obligations of Borrower to any Lender to the extent arising in connection with a Hedging Agreement required pursuant to Section 5.02(n).

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designations or preferences or other instrument relating to the rights of preferred shareholders of such corporation and any shareholders or similar agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating or limited liability company agreement and articles or certificate of formation or (d) for any other entity, any similar agreement or instrument.

“Parent” has the meaning specified therefor in the preamble hereto.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent filed with the office of the Secretary of State of Delaware on September 29, 2006.

“Participant Register” has the meaning specified therefor in Section 11.06(b)(v).

“Payment Office” means the Administrative Agent’s office located at One North Franklin Street, 35th floor, Chicago, Illinois 60606, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means any Acquisition by the Parent or a wholly-owned Subsidiary of the Parent that is a Loan Party of the Capital Stock or assets of any other Person (such acquired assets or Capital Stock are referred to herein as the “Acquired Assets”), in each case to the extent that each of the following conditions shall have been satisfied:

(a)           the total consideration paid or payable (including, without limitation, in respect of seller notes, earnouts and other deferred payments, in each case, for this purpose assumed to be equal the maximum amount payable in respect thereof) for all Acquisitions consummated during (i) any Fiscal Year shall not exceed $2,500,000, (ii) the term of this Agreement shall not exceed $7,500,000;

(b)           the Administrative Borrower shall have furnished to the Administrative Agent at least fifteen (15) Business Days prior to the consummation of such Acquisition for distribution to Lenders, (1) to the extent available, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) or, if not available, a written notice including a reasonable description of such Acquisition and, at the reasonable request of the Administrative Agent, such other information and documents that the Administrative Agent or Lenders may reasonably request, including, without limitation, to the extent available, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of the Parent and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) the most recent income statement dated not more than ninety (90) days prior to the proposed date of such Acquisition for the twelve (12) months then ended (and on a month-to-month basis for such twelve month period to the extent such month-to-month income statements are obtained by the Parent) and the most recent balance sheet and statement of cash flows for the Acquired Assets dated not more than ninety (90) days prior to the proposed Acquisition, (4) a certificate of an Authorized Officer of the Parent demonstrating on a pro forma basis compliance with the maximum Senior Leverage Ratio then permitted pursuant to Section 7.03(a) hereof after giving effect to the consummation of such Acquisition (with the calculation of Adjusted Consolidated EBITDA, for this purpose, to be made in accordance with the definition of Pro Forma EBITDA) and, if lower, and (5) copies of such other agreements, instruments and other documents (including, without limitation, the Loan Documents required by Sections 7.01(j) and 7.01(k)) as the Administrative Agent or Lenders shall reasonably request.

(c)           (1) neither any of the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Permitted Acquisition Seller, or other obligation of the Permitted Acquisition Seller (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary and desirable to the continued operation of such property and Indebtedness which constitutes Permitted Indebtedness), and (2) the Acquired Assets shall be free and clear of any and all Liens, except for Permitted Liens (and if the Acquired Assets are subject to any Lien not permitted by this clause (2), then concurrently with such Acquisition, such Lien shall be released);

(d)           the Acquired Assets shall be used in the business or businesses described on Schedule 6.01(1);

(e)           such Acquisition shall be effected in a manner such that the Acquired Assets are owned (1) if such Acquisition is in respect of Capital Stock, either by the Parent or a wholly-owned Subsidiary of the that is a Loan Party, and (2) if such Acquisition is in respect of assets, by a wholly-owned Subsidiary of the Parent that is a Loan Party;

(f)            such Acquisition is not hostile and has been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Permitted Acquisition Seller;

(g)           no Default or Event of Default shall then exist or would exist after giving effect thereto and, without limiting the foregoing, after giving effect to such Acquisition, the representations and warranties of the Loan Parties contained herein and in the other Loan Documents shall be true and correct in all material respects except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, unless such representation or warranty is qualified by materiality, in which case it shall be true and correct in all respects as of such specified date); and

(h)           after giving effect to such Acquisition, Availability shall be not less than $5,000,000.

“Permitted Acquisition Seller” means, collectively, all Persons selling, conveying, assigning or otherwise transferring any Acquired Assets to a Loan Party in connection with a Permitted Acquisition.

“Permitted Indebtedness” means:

(a)           any Indebtedness owing to the Administrative Agent and any Lender under this Agreement and the other Loan Documents;

(b)           any other Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the principal amount of such Indebtedness is not greater than the principal amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(c)           Indebtedness evidenced by Capitalized Lease Obligations and purchase money Indebtedness secured by Liens permitted by clause (e) of the definition of “Permitted

Liens”; provided that the aggregate principal amount of all such Indebtedness does not exceed $3,000,000 at any one time outstanding;

(d)           intercompany Indebtedness permitted under Section 7.02(e);

(e)           Letter of Credit Obligations;

(f)            unsecured Subordinated Indebtedness (i) to Permitted Acquisition Sellers, to the extent incurred in connection with Permitted Acquisitions, not to exceed $3,000,000 at any one time outstanding, and (ii) to any other Persons, not to exceed $3,000,000 at any one time outstanding;

(g)           Indebtedness of the Parent evidenced by Redemption Notes;

(h)           unsecured Indebtedness relating to any Hedging Agreements entered into by Borrower to the extent required pursuant to Section 5.02(n), and

(i)            any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, together with correlative meanings, to “Refinance”), the Indebtedness described in preceding clause (b) (or, in each case, a previous refinancing thereof under this clause (i)); provided, that (i) the principal amount of such Indebtedness so Refinanced.  does not exceed the principal amount of the Indebtedness outstanding at the time of such Refinancing (plus unpaid accrued interest and premium thereon and reasonable expenses incurred in connection with such Refinancing), (ii) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Administrative Agent and Lenders as those contained in the documentation governing the Indebtedness being Refinanced at the time of such Refinancing, (iii) no such Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (iv) if the Indebtedness being Refinanced is secured by any collateral, such Indebtedness may be secured by such (but no other) collateral on terms no less favorable to the Administrative Agent and Lenders than those contained in the documentation governing the Indebtedness being Refinanced at the time of such Refinancing.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than one year after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than one year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000; (iv) repurchase agreements having maturities of not more than ninety (90) days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States or any agency thereof; (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000 which has substantially all of its assets invested in the types of investments described in clauses (i), (ii) and (iii) above; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(a)           Liens securing the Obligations;

(b)           Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(b);

(c)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)           Liens existing as of the Closing Date (after giving effect to the Body Shop Acquisition and the effectiveness of the Closing Date Joinder Agreement) and described on Schedule 7.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby, except in connection with a refinancing thereof permitted pursuant to clause (h) of the definition of the term “Permitted Indebtedness”;

(e)           (i) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment and permitted under clause (c) of the definition of Permitted Indebtedness or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, and (B) the Indebtedness secured by any such Lien is incurred within ninety (90) days after the acquisition of such equipment;

(f)            deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)           easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)           Liens arising out of the existence of judgments or awards that do not constitute an Event of Default under Section 8.01(k);

(i)            (x) leases or subleases granted by any Loan Party to other Persons not interfering in any material respect with the normal conduct of the business of such or any other Loan Party or the exercise by the Administrative Agent or any Lender of any of their respective rights or remedies hereunder or under any of the other Loan Documents, and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which any Loan Party is a party;

(j)            Liens securing Indebtedness evidenced by Capitalized Lease Obligations permitted by subsection (c) of the definition of Permitted Indebtedness.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Pledge Agreement” means a Pledge Agreement made by a Loan Party in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent.

“Point of Sale Capital Expenditures” means Capital Expenditures in respect of all hardware, software and related capitalized costs associated with replacing, upgrading or otherwise improving Borrowers’ retail, catalog or internet technology infrastructure.

“Pro Forma EBITDA” means, with respect to any Acquired Assets acquired in a Permitted Acquisition, the amount of the Acquired Asset’s EBITDA for the most recent trailing twelve (12) month period ending as of the last day of the month preceding the closing of the respective Permitted Acquisition for which financial statements are available, adjusted as provided herein.  Such amount shall be determined by the Parent and shall be subject to the consent of Administrative Agent based upon and derived from financial information delivered to Administrative Agent prior to the consummation of such Permitted Acquisition.  In each instance, the Acquired Asset’s historical EBITDA shall be adjusted by (x) verifiable cost savings attributable to operating efficiencies reasonably expected to be realized by such Acquired Assets as operated and controlled by the Parent or by a Subsidiary of the Parent (in each case, to the extent permitted under the definition of Permitted Acquisition) and (y) an amount which gives effect to the prorating of any year end adjustments made to the most recent annual financial statements of the Acquired Assets and which should have been accrued during such year in accordance with GAAP, all of which shall be reasonably determined by the Parent, and shall be subject to the consent of Administrative Agent (Pro Forma EBITDA for such Acquired Assets as calculated and consented to as of such closing being referred to as the “Initial Pro Forma EBITDA”).  After the closing of such Permitted Acquisition and unless otherwise agreed by Administrative Agent, the Parent and the Borrowers, Pro Forma EBITDA with respect thereto shall equal Initial Pro Forma EBITDA multiplied by a fraction the numerator of which is 365 minus the number of days after the closing of the Permitted Acquisition included in any period for which financial statements have been delivered and the denominator of which is 365.

For purposes of demonstration only, assuming that a Permitted Acquisition closes on June 1, 2007 and Initial Pro Forma EBITDA has been determined to be $1,000,000, Pro Forma EBITDA with respect to the Acquired Assets for the measurement period ending September 30,

2007 (assuming financial statements for the period ending September 30, 2007 have been delivered) shall equal:

$1,000,000 x (365 – 122*) / 365 = $665,750.00

* the number of days elapsed between June 1, 2007 and September 30, 2007).

“Pro Rata Share” means, subject to the terms and provisions hereof:

(a)           with respect to a Lender’s obligation to make Revolving Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment, by (ii) the Total Revolving Loan Commitment, provided, that, if the Total Revolving Loan Commitment has been reduced to zero or terminated, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations,

(b)           with respect to a Lender’s obligation to make Term Loan A and receive payments of interest; fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan A Commitment, by (ii) the Total Term Loan A Commitment, provided that if Term Loan A has been funded, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of Term Loan A and the denominator shall be the aggregate unpaid principal amount of Term Loan A,

(c)           with respect to a Lender’s obligation to make Term Loan B and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that if Term Loan B has been funded, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of Term Loan B and the denominator shall be the aggregate unpaid principal amount of Term Loan B, and

(d)           with respect to all other matters (including, without limitation, indemnification obligations arising under Section 9.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Loan Commitment and the unpaid principal amount of such Lender’s portion of the Term Loans, by (ii) the sum of the Total Revolving Loan Commitment and the aggregate unpaid principal amount of the Term Loans, provided, that if (i) such Lender’s Revolving Loan Commitment shall have been reduced to zero or terminated, such Lender’s Revolving Loan Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans and its interest in the Letter of Credit Obligations, and (ii) the Total Revolving Loan Commitment shall have been reduced to zero, the Total Revolving Loan Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Redemption Notes” means promissory notes issued by the Parent to employees or officers of any Loan Party, or the spouses, former spouses or estates of any such Persons, in each case who, from time to time, are holders of Capital Stock of the Parent to fund all or a portion of the purchase price paid in connection with the repurchase by Holdings of its Capital Stock from such Persons; provided, that (a) the aggregate outstanding principal amount of all such promissory notes does not exceed $5,000,000 at any time and (b) each such promissory note shall be subordinated in writing at all times in right to, and time of, payment to the prior payment in full of the Obligations pursuant to subordination and other terms and conditions satisfactory to the Administrative Agent in its discretion; and provided, further, that each such repurchase is occasioned by the death, permanent disability or termination of employment or term of office, as the case may be, of such employee or officer from or in respect of whom such Capital Stock are repurchased.

“Register” has the meaning specified therefor in Section 11.06(d).

“Registered Loan” has the meaning specified therefore in Section 11.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reimbursement Obligations” means the obligation of the Borrowers to reimburse the Administrative Agent or any Lender for amounts payable by the Administrative Agent or any Lender in respect of any drawing made under any Letter of Credit, together with interest thereon as provided in Section 2.04.

“Related Transactions” means that the transactions contemplated by the Related Transactions Documents and includes, without limitation, the Body Shop Acquisition.

“Related Transaction Documents” means the Body Shop Acquisition Documents, and the Equity Documents.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event for which the requirement of 30-day notice to the PBGC has been waived under the regulations promulgated under such Section).

“Required Lenders” means (i) if there is only one Lender, such Lender, and (ii) if there is more than one Lender, at least two (2) or more unaffiliated Lenders (other than Defaulting Lenders) having (a) fifty-one percent (51%) or more of the sum of the Total Revolving Loan Commitment of Lenders that are not Defaulting Lenders and the outstanding principal balance of Term Loans of all Lenders that are not Defaulting Lenders or (b) if the Total Revolving Loan Commitment has been reduced to zero or terminated., fifty-one percent (51%) or more of the aggregate outstanding principal balance of the Loans and Letter of Credit Obligations of all Lenders that are not Defaulting Lenders.

“Required Revolving Lenders” means (i) if there is only one Revolving Lender, such Revolving Lender, and (ii) if there is more than one Revolving Lender, at least two (2) or more unaffiliated Revolving Loan Lenders (other than Defaulting Lenders) having (a) fifty-one percent (51%) or more of the sum of the Total Revolving Loan Commitment of Revolving Loan Lenders that are not Defaulting Lenders or (b) if the Total Revolving Loan Commitment has been reduced to zero or terminated, fifty-one percent (51%) or more of the aggregate outstanding principal balance of the Revolving Loans and Letter of Credit Obligations of all Revolving Loan Lenders that are not Defaulting Lenders.

“Response Action” means any required or voluntary actions taken to (a) clean up, remove, remediate, correct, contain, manage, treat or otherwise address Hazardous Materials in the environment or (b) investigate, assess, evaluate, or monitor Hazardous Materials in the environment (including without limitation pre-remedial studies and investigations).

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or, except as otherwise expressly permitted pursuant to the terms and provisions of this Agreement, any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) any payment to retire or to purchase, or to obtain the surrender of, any Redemption Note, outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) any payment or prepayment of interest on, principal of, premium, if any, fees, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness; or (v) payment of any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiary or Affiliate of any Loan Party.

“Revolving Loan” means a loan made by a Lender to any Borrower pursuant to Section 2.01(a)(i).

“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan Commitment Termination Date” means the earlier of October 1, 2012 and the termination in accordance with the terms of this Agreement of the Total Revolving Loan Commitment.

“Revolving Loan Lender” means a Lender with a Revolving Loan Commitment.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Security Agreement” means a Security Agreement made by a Loan Party in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent.

“Seller” means any of Jerrold Rosenbaum, as Trustee of Ronnie Rosenbaum Family Trust 1, Jerrold Rosenbaum, as Trustee of Marital Trust 1 for Jerrold Rosenbaum, Jerrold Rosenbaum as Trustee of Marital Trust 2 for Jerrold Rosenbaum, Jerrold Rosenbaum, Beth R. Angelo, Laurie I. Bauguss and Curtis Hill.

“Seller Representative” means Jerrold Rosenbaum, as Seller Representative, under the Body Shop Acquisition Agreement.

“Senior Leverage Ratio” is defined in the Compliance Certificate.

“Settlement Period” has the meaning specified therefor in Section 9.10(a) hereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Sponsor” means Westview Capital Partners, L.P.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which are satisfactory to the Administrative Agent and which has been expressly subordinated, including in right of payment, to all Obligations of such Loan Party under the Loan Documents, in a manner satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Syndication Agent” has the meaning specified therefor in the preamble hereto.

“Term Loan A” means, collectively, the loans made by the Term Loan A Lenders to the Borrowers on the Closing Date pursuant to Section 2.01(a)(ii).

“Term Loan A Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loan A to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated in accordance with the terms of this Agreement.

“Term Loan A Lender” means a Lender with a Term Loan A Commitment.

“Term Loan B” means, collectively, the loans made by the Term Loan B Lenders to the Borrowers on the Closing Date pursuant to Section 2.01(a)(iii).

“Term Loan B Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loan B to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated in accordance with the terms of this Agreement.

“Term Loan B Lender” means a Lender with a Term Loan B Commitment.

“Term Loans” means, together, Term Loan A and Term Loan B.

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Administrative Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Administrative Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Administrative Agent, delivered to the Administrative Agent.

“Total Commitment” means the sum of the Total Revolving Loan Commitment and the Total Term Loan Commitment.

“Total Revolving Loan Commitment” means the sum of the amounts of the Lenders’ Revolving Loan Commitments.

“Total Term Loan A Commitment” means the sum of the amounts of the Lenders’ Term Loan A Commitments.

“Total Term Loan B Commitment” means the sum of the amounts of the Lenders’ Term Loan B Commitments.

“Total Term Loan Commitments” means the Total Term Loan A Commitments and Total Term Loan B Commitments.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Administrative Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement, each Mortgage and any other relevant Loan Document.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(b).

“WARN” has the meaning specified therefor in Section 6.01(w).

Section 1.02.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter foe’s.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References in this Agreement to “determination” by Administrative Agent include good faith estimates by Administrative Agent (in the case of quantitative determinations) and good faith beliefs by Administrative Agent (in the case of qualitative determinations).

Section 1.03.  Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements.  All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise determine.

Section 1.04.  Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to Administrative Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

ARTICLE 2.
THE LOANS

Section 2.01.  Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)            each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrowers at any time and from time to time from the Closing Date to the day immediately preceding the Revolving Loan Commitment Termination Date, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Loan Commitment;

(ii)           each Term Loan A Lender severally agrees to make Term Loan A to the Borrowers on the Closing Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan A Commitment; and

(iii)          each Term Loan B Lender severally agrees to make Term Loan B to the Borrowers on the Closing Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan B Commitment.

(b)           Notwithstanding the foregoing:

(i)            The aggregate principal amount of Revolving Loans outstanding at any time to the Borrowers shall not exceed the lower at such time of (A) the amount by which (x) the Total Revolving Loan Commitment exceeds (y) the aggregate Letter of Credit Obligations and (B) the amount by which (x) the then current Borrowing Base exceeds (y) the aggregate Letter of Credit Obligations.  The Revolving Loan Commitment of each Lender shall automatically and permanently be reduced to zero on the Revolving Loan Commitment Termination Date.  Within the foregoing limits and subject to the terms, provisions and limitations set forth herein, the Borrowers may borrow, repay and reborrow Revolving Loans, on or after the Closing Date and up to but excluding the Revolving Loan Commitment Termination Date.

(ii)           The aggregate principal amount of Term Loan A made on the Closing Date shall not exceed the Total Term Loan A Commitment.  Any principal amount of Term Loan A which is repaid or prepaid may not be reborrowed.

(iii)          The aggregate principal amount of Term Loan B made on the Closing Date shall not exceed the Total Term Loan B Commitment.  Any principal amount of Term Loan B which is repaid or prepaid may not be reborrowed.

Section 2.02.  Making the Loans.  (a) Except for the Loans made on the Closing Date, the Administrative Borrower shall give the Administrative Agent prior telephonic notice (promptly confirmed in writing, in substantially the form of Exhibit F hereto (a “Notice of Borrowing”)), (i) not later than 1:00 p.m. (New York City time) on the date which is one (1) Business Day prior to the date of borrowing of a Base Rate Loan and (ii) not later than 1:00 p.m. (New York City time) on the date which is three (3) Business Days prior to the date of borrowing of a LIBOR Loan.  Such Notice of Borrowing shall be irrevocable and shall specify (a) the principal amount of the proposed Loan, (b) in the case of Loans requested on the Closing Date, whether such Loan is requested to be a Revolving Loan or a Term Loan, (c) the proposed borrowing date, which must be a Business Day, and, with respect to a Term Loan, must be the Closing Date and (d) whether the proposed Loan shall be a Base Rate Loan or a LIBOR Loan, or a combination thereof, and if a LIBOR Loan, the Interest Period therefor, provided such LIBOR Loan shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof).  The Administrative Agent’s record of the terms of any telephonic Notice of Borrowing shall be prima facie evidence of such terms.  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)                                 Subject to Section 4.06, each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith.  Each Revolving Loan shall be made in a minimum amount of $100,000 and shall be in an integral multiple of $10,000.

(c)                                  (i)            No Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii)           Notwithstanding any other provision of this Agreement, and in_ order to reduce the number of fund transfers among the Borrowers, the Administrative Agent and the Lenders, the Borrowers, the Administrative Agent and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 9.10(a); provided, however, that (a) the Administrative shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.03 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.03 have been satisfied.  If the Administrative Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders.  If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan.  The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower.

(iii)          If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day.  If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each .day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Base Rate.  During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv)          Nothing in this subsection 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03.  Repayment of Loans; Evidence of Debt.  (a) The outstanding principal of all Revolving Loans shall be due and payable on the Revolving Loan Commitment Termination Date.

(b)                                 The outstanding principal of the Term Loans shall be repaid through periodic principal amortization payments on the dates and in the amounts indicated below:

Date	Term Loan A Amount
December 31, 2006	$500,000
March 31, 2007	$500,000
June 30, 2007	$500,000
September 30, 2007	$500,000
December 31, 2007	$500,000
March 31, 2008	$500,000
June 30, 2008	$500,000
September 30, 2008	$500,000
December 31, 2008	$1,250,000
March 31, 2009	$1,250,000
June 30, 2009	$1,250,000
September 30, 2009	$1,250,000

Date	Term Loan A Amount
December 31, 2009	$1,250,000
March 31, 2010	$1,250,000
June 30, 2010	$1,250,000
September 30, 2010	$1,250,000
December 31, 2010	$1,500,000
March 31, 2011	$1,500,000
June 30, 2011	$1,500,000
September 30, 2011	$1,500,000
December 31, 2011	$1,875,000
March 31, 2012	$1,875,000
June 30, 2012	$1,875,000
September 30, 2012	$1,875,000

The outstanding principal of Term Loan B shall be due and payable on October 1, 2013.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Administrative Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.06) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

Section 2.04.  Interest.  (a) Revolving Loans.  Subject to the provisions of Section 2.04(c), Revolving Loans shall bear interest as follows:

(i)            Base Rate Loans.  During such periods as Revolving Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal .to the sum of the Base Rate plus the Applicable Margin with respect thereto; and

(ii)           LIBOR Loans.  During such periods as Revolving Loans shall be comprised of LIBOR Loans, each such LIBOR Loan shall bear interest at a per annum rate equal to the sum of the LIBOR plus the Applicable Margin with respect thereto.

(b)                                 Term Loans.  Subject to the provisions of Section 2.04(c), each Term Loan shall bear interest as follows:

(i)            Base Rate Loans.  During such periods as such Term Loan shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus the Applicable Margin with respect thereto; and

(ii)           LIBOR Loans.  During such periods as such Term Loan shall be comprised of LIBOR Loans, each such LIBOR Loan shall bear interest at a per annum rate equal to the sum of the LIBOR plus the Applicable Margin with respect thereto.

(c)                                  Default Interest.  To the extent permitted by law, at the written request of Administrative Agent or Required Lenders, at any time during the continuance of an Event of Default, the principal of, all accrued and unpaid interest on, all Loans, fees, outstanding Reimbursement Obligations or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date of such request until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal to the Default Rate.

(d)                                 Interest Payment.  Interest on each Loan shall be payable, in arrears, on each Interest Payment Date.  Interest at the Default Rate shall be payable on demand of Administrative Agent or Required Lenders.

(e)                                  Computations.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

(f)                                    LIBOR Conversion and Continuation Options.

(i)            The Administrative Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans, by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable written notice of such election in the form of Exhibit G hereto (a “Notice of Conversion/Continuation”).  If the date upon which a Base Rate Loan is to be converted to a LIBOR Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day.  All or any part of outstanding Base Rate Loans may be converted as provided herein, provided that (x) at the request of the Administrative Agent or Required Lenders, no Loan may be converted into a LIBOR Loan when any Default or Event of Default has occurred and is continuing and (y) conversions to LIBOR Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

(ii)           Any LIBOR Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in Section 2.04(f)(i); provided, that at the request of the

Administrative Agent or Required Lenders, no LIBOR Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period with respect thereto.  If the continuation of LIBOR Loans is not permitted hereunder, such LIBOR Loans shall be automatically converted to Base Rate Loans at the end of the applicable Interest Period with respect thereto.  If the Administrative Borrower shall fail to give timely notice of an election to continue a LIBOR Loan, such LIBOR Loan shall be automatically converted to a LIBOR Loan with an Interest Period of thirty (30) days at the end of the applicable Interest Period with respect thereto.

Section 2.05.  Reduction of Commitment; Prepayment of Loans.

(a)                                  Reduction of Commitments.

(i)            Revolving Loan Commitments.  The Total Revolving Loan Commitment shall terminate on the Revolving Loan Commitment Termination Date.  The Borrowers may, without premium or penalty, reduce the Total Revolving Loan Commitment to an amount not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time, and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn.  Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Loan Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than three (3) Business Days’ prior written notice to the Administrative Agent and shall be irrevocable.  Once reduced, the Total Revolving Loan Commitment may not be increased.  Each such reduction of the Total Revolving Loan Commitment shall reduce the Revolving Loan Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii)           Term Loans.  The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Closing Date.

(b)                                 Optional Prepayment.

(i)            Revolving Loans.  The Borrowers may prepay without penalty or premium (but subject to LIBOR Breakage Fees pursuant to Section 2.06(c)) the principal of any Revolving Loan, in whole or in part.

(ii)           Term Loans.  The Borrowers may prepay without penalty or premium (but subject to LIBOR Breakage Fees pursuant to Section 2.06(c)) the principal of the Term Loans, in whole or in part.  Each prepayment made pursuant to this clause (b)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.  Each such prepayment shall be applied to the Term Loans pro rata based on the respective principal amounts thereof and, as to each Term Loan, against the remaining principal amortization payments of such Term Loan pro rata based on the respective amounts thereof; provided, however, in the event Senior Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered is less than 2.25 to 1.00, all or any portion of such prepayment may, at Administrative Borrower’s option exercised by notice in writing to Administrative Agent of the time of such prepayment, be applied first to Term Loan B.

(iii)          General.  Each partial prepayment of (x) that portion of a Term Loan that consists of Base Rate Loans shall be in a minimum principal amount of $100,000 and integral multiples of $50,000 in excess thereof, (y) that portion of a Term Loan that consists of LIBOR Loans shall be in a minimum principal amount of $100,000 and integral multiples of $50,000 in excess thereof.  The Borrowers shall give three (3) Business Days’ irrevocable notice in the case of a prepayment of LIBOR Loans and one (1) Business Day irrevocable notice in the case of a prepayment of Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable).

(c)                                  Mandatory Prepayment.

(i)            Overadvance.  The Borrowers will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans plus the outstanding amount of all Letter of Credit Obligations exceeds the Borrowing Base, to the full extent of any such excess.  If at any time after the Borrowers have complied with the first sentence of this Section 2.05(c)(i), the aggregate Letter of Credit Obligations is greater than the then current Borrowing Base, the Borrowers shall provide cash collateral to the Administrative Agent in an amount equal to 105% of such excess, which cash collateral shall be deposited in the Letter of Credit Collateral Account and, provided that no Default or Event of Default shall have occurred and be continuing, returned to the Borrowers, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the then current Borrowing Base.

(ii)           Excess Cash Flow.  Within thirty (30) days after the earlier of delivery to the Administrative Agent and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(i) or the date on which such financial statements are required to be delivered, commencing with the delivery to the Administrative Agent and the Lenders of the financial statements for the Fiscal Year ended December 31, 2007, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to (A) 75% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year if Senior Leverage Ratio as of the last day of such Fiscal Year is equal to or greater than 2.25 to 1.00 and (B) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year if Senior Leverage Ratio as of the last day of such Fiscal Year is less than 2.25 to 1.00.

(iii)          Dispositions.  Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii)(B) and (C), the Borrowers shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Term Loans) shall exceed for all such Dispositions in the Fiscal Year in which such Disposition is consummated $500,000.  Nothing contained in this subsection (iii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).  Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent (A) the Borrowers deliver to the Administrative Agent within thirty (30) days following such Disposition a certificate stating that it intends to use such Net Cash Proceeds to acquire fixed or capital assets used in the Loan Parties’ business within one hundred eighty (180) days of the receipt of such Net Cash Proceeds and (B) Borrowers in fact reinvests such Net Cash Proceeds within such one hundred eighty (180) day period.  Pending such reinvestment, the Net Cash Proceeds shall be applied as a prepayment of Revolving Loans but not as a permanent reduction in the Total Revolving Loan Commitment.  Any Net Cash Proceeds not so reinvested shall be applied to permanently prepay the Loans in accordance with Section 2.05(d).

(iv)          Equity or Debt Issuances.  Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (other than the issuance by the Parent of Capital Stock to management or other employees of the Loan Parties), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this subsection (iv) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(v)           Extraordinary Receipts.  Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts, to the extent that the aggregate amount of such Extraordinary Receipts received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Term Loans) shall exceed, for all such Extraordinary Receipts in the Fiscal Year in which such Extraordinary Receipts are received, $500,000.  Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, Extraordinary Receipts consisting of proceeds of casualty insurance and/or condemnation awards shall not be required to be so applied to the extent (A) the Borrowers deliver to the Administrative Agent promptly following the casualty or condemnation a certificate stating that it intends to use such Extraordinary Receipts to repair or replace the assets so destroyed or condemned within one hundred eighty (180) days of receipt of such Extraordinary Receipts and (B) Borrowers in fact reinvest such Extraordinary Receipts within such one hundred eighty (180) day period.  Pending such reinvestment, the Net Cash Proceeds shall be applied as a prepayment of Revolving Loans but not as a permanent reduction in the Total Revolving Loan Commitment.  Any Extraordinary Receipts not so reinvested shall be applied to permanently prepay the Loans in accordance with Section 2.05(d).

(d)           Application of Payments.  Each prepayment pursuant to subsections (c)(ii), (c)(iii), (c)(iv) and (c)(v) above (other than prepayments of Revolving Loans as set forth therein) shall be applied, first, to the Term Loans, and, after the Term Loans have been paid in full, to the Revolving Loans but without a permanent reduction in the Total Revolving Loan Commitment.  Each such prepayment of the Term Loans shall be applied pro rata based on the respective amounts thereof and, as to each Term Loan, against the remaining principal amortization payments of such Term Loan pro rata based on the respective amounts thereof; provided, however, in the event Senior Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered is less than 2.25 to 1.00, all or any portion of such prepayment may, at Administrative Borrower’s option exercised by notice in writing to Administrative Agent at the time of such prepayment, be applied first to Term Loan B.  Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Base Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, and then to LIBOR Loans with the shortest Interest Periods remaining so as to minimize any resulting LIBOR Breakage Fee.

(e)           Interest and Fees.  Any prepayment made pursuant to this Section 2.05 shall be accompanied by any LIBOR Breakage Fees pursuant to Section 2.06(c) and other than with respect to prepayments made pursuant to subsections (c)(i) of this Section 2.05, accrued interest on the principal amount being prepaid to the date of prepayment .

(f)            Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06.   Fees.

(a)           Fees.  The Borrowers shall pay to Administrative Agent the fees specified in the Fee Letter, in the amounts and at the times specified therein.

(b)           Unused Line Fee.  From and after the Closing Date and until the Revolving Loan Commitment Termination Date, the Borrowers shall pay to the Administrative Agent for the account of the Revolving Loan Lenders other than a Revolving Loan Lender for so long as it is a Defaulting Lender, in accordance with their respective Revolving Loan Commitments and outstanding principal balance of their funded Revolving Loans, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.5% on the excess, if any, of (i) the Total Revolving Loan Commitment excluding the Revolving Loan Commitment of a Revolving Loan Lender for so long as it is a Defaulting Lender over (ii) the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time other than those of a Revolving Loan Lender for so long as it is a Defaulting Lender, and shall be payable quarterly in arrears on the first day of each calendar quarter.

(c)           LIBOR Breakage Fees.  Upon (i) any default by the Borrowers in making any borrowing of, conversion into or continuation of any LIBOR Loan following Administrative Borrower’s delivery to Administrative Agent of any Notice of Borrowing or Notice of Conversion/Continuation in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrowers shall pay Administrative Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, an amount (the “LIBOR Breakage Fee”) equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds but excluding loss of anticipated profit) that any Lender may sustain as a result of such default or such payment; provided, however, that Borrowers shall not be required to pay any LIBOR Breakage Fee to the extent arising as a result of any such payment of any LIBOR Loan constituting a mandatory prepayment of the Loans required pursuant to Section 2.5(c).  For purposes of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

(d)           Computations.  All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days elapsed.

Section 2.07.  Securitization.  The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”).  The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose additional costs on the Loan Parties (other than costs in a de minimis amount) and (ii) any such amendment or additional documentation does not adversely affect the rights (other than costs of a de minimis nature), or increase the obligations (other than increases of a de minimis nature), of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, and (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization.

ARTICLE 3.
LETTERS OF CREDIT

Section 3.01.  Letters of Credit.

(a)           In order to assist the Borrowers in establishing or opening standby letters of credit (each a “Letter of Credit”) with the L/C Issuer, the Borrowers have requested the Administrative Agent to join in, or in the sole discretion of the Administrative Agent, to cause an Affiliate of the Administrative Agent which is also a Revolving Loan Lender (any such Revolving Loan Lender being herein referred to as the “Letter of Credit Agent”) to join in, the applications for such Letters of Credit thereby lending such Person’s credit to that of the Borrowers, and the Administrative Agent has agreed to do so on behalf of all Revolving Loan

Lenders.  These arrangements shall be coordinated by the Administrative Agent, subject to the terms and conditions set forth below.  Neither the Administrative Agent nor the Letter of Credit Agent shall be required to be the issuer of any Letter of Credit.  The Borrowers will be the account party for the application for each Letter of Credit, which shall be in such written form or on a computer transmission system, in each case approved by the Administrative Agent and the L/C Issuer, or in such other written form or on such other computer transmission system as may from time to time be approved by the Administrative Agent and the L/C Issuer, and shall be duly completed in a manner and at a time reasonably acceptable to the Administrative Agent, together with such other certificates, agreements, documents and other papers and information as the Administrative Agent and the L/C Issuer may reasonably request (the “Letter of Credit Application”).  In the event of any conflict between the terms of any Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

(b)           The aggregate Letter of Credit Obligations shall not exceed the lowest of (i) the amount by which (A) the Total Revolving Loan Commitment exceeds (B) the aggregate principal amount of all Revolving Loans then outstanding, (ii) the amount by which (A) the Borrowing Base exceeds (B) the aggregate principal amount of all Revolving Loans then outstanding, and (iii) the L/C Subfacility.  In addition, the terms and conditions of all Letters of Credit and all changes or modifications thereof by the Borrowers and/or the L/C Issuer shall in all respects be subject to the prior approval of the Administrative Agent; provided, however, that (i) the expiry date of all Letters of Credit shall be no later than fifteen (15) days prior to the Revolving Loan Commitment Termination Date unless, on or prior to fifteen (15) days prior to the Revolving Loan Commitment Termination Date either (A) such Letters of Credit shall be cash collateralized in an amount equal to 105% of the face amount of such Letters of Credit by deposit of cash in such amount in an account under the sole and exclusive control of the Administrative Agent for the benefit of the Administrative Agent (acting on behalf of the Letter of Credit Agent and the Revolving Loan Lenders) and/or the L/C Issuer (the “Letter of Credit Collateral Account”) or (B) the Borrowers shall provide the Administrative Agent, the Letter of Credit Agent and the Revolving Loan Lenders with an indemnification, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank or other financial institution acceptable to the Administrative Agent for any Letter of Credit Obligations with respect to such Letters of Credit, (ii) no Letter of Credit shall have an expiration date later than 365 days from the date of its issuance and (iii) the Letters of Credit and all documentation in connection therewith shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

(c)           The Administrative Agent shall have the right, upon notice (but, upon the occurrence and during the continuance of an Event of Default, without notice) to the Borrowers, to charge the Loan Account with the amount of any and all Indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Administrative Agent, the Revolving Loan Lenders or the L/C Issuer with respect to a Letter of Credit at the earlier of (i) payment by the Administrative Agent, the Revolving Loan Lenders or the L/C Issuer under or in respect of any Letter of Credit or (ii) the occurrence of any Event of Default.  Any amount charged to the Loan Account shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement.  Any charges, fees, commissions, costs and expenses charged to the Administrative Agent for the Borrowers’ account by the L/C Issuer in connection with or arising out of Letters of Credit or transactions relating thereto will be charged to the Loan Account in full when charged to or paid by the Administrative Agent and, when charged, shall be conclusive on the Borrowers absent manifest error.  Each of the Revolving Loan Lenders and the Borrowers agree that the Administrative Agent shall have the right to make such charges regardless of whether any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.03 have been satisfied.

(d)           The Borrowers agree to unconditionally indemnify Administrative Agent and each Lender and hold Administrative Agent and each Lender harmless from any and all loss, claim or liability incurred by Administrative Agent or any Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, the Collateral relating thereto, and all Obligations in respect thereof, including any such loss or claim due to any action taken by the L/C Issuer, provided, however, in no event shall the L/C Issuer, the Administrative Agent or any Lender be released of liability to the extent arising out of the gross negligence or willful misconduct of the L/C Issuer, Administrative Agent or any Lender as determined by a final judgment of a court of competent jurisdiction.  The Borrowers further agrees to hold Administrative Agent and each Lender (but not the L/C Issuer) harmless from any errors or omission, negligence or misconduct by the L/C Issuer.  The Borrowers’ unconditional obligations to Administrative Agent, each Lender and the L/C Issuer with respect to Letters of Credit hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of Administrative Agent’s, such Lender’s or the L/C Issuer’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  The Borrowers agree that any charges incurred by the Administrative Agent or the L/C Issuer for the Borrowers’ account hereunder may be charged to the Loan Account.

(e)           Upon any payments made to the L/C Issuer in respect of any Letter of Credit, the Administrative Agent or the Revolving Loan Lenders, as the case may be, shall, without prejudice to their rights under this Agreement (including that such unreimbursed amounts shall constitute Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by a Borrower in favor of the L/C Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Administrative Agent and the Revolving Loan Lenders and apply in all respects to the Administrative Agent and the Revolving Loan Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

Section 3.02.  Participations.

(a)           Purchase of Participations.  Immediately upon/issuance by the L/C Issuer of any Letter of Credit pursuant to this Agreement, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received/ from the Administrative Agent or the Letter of Credit Agent, as the case may be, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Loan Lender’s Pro Rata Share, in all obligations of the Administrative Agent or the Letter of Credit Agent, as the case may be, in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrowers with respect thereto).

(b)                                 Sharing of Payments.  In the event that the Administrative Agent or the Letter of Credit Agent, as the case may be, makes any payment in respect of any Letter of Credit and the Borrowers shall not have repaid such amount to such Person, the Administrative Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 3.01(c) and 4.02 of this Agreement.

(c)                                  Obligations Irrevocable.  The obligations of Borrowers and of Revolving Loan Lenders to make payments to the Administrative Agent for the account of the Administrative Agent, the Letter of Credit Agent, the Revolving Loan Lenders or the L/C Issuer, as the case may be, with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)           the existence of any claim, setoff, defense or other right which a Borrower or the Borrowers may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, the Letter of Credit Agent, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between a Borrower or any other party and the beneficiary named in such Letter of Credit);

(iii)          any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v)           any failure by Administrative Agent or any other Person to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(vi)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vii)         the occurrence of any Default or Event of Default.  Section 3.03 Letters of Credit.

(d)                                 Request for Issuance.  The Administrative Borrower may, upon notice not later than 12:00 noon, New York City time, at least two (2) Business Days in advance of the issuance thereof, request the Administrative Agent to assist the Borrowers in establishing or opening a Letter of Credit by delivering to the Administrative Agent, with a copy to the L/C Issuer, a Letter of Credit Application, together with any necessary related documents.  The

Administrative Agent shall not arrange support with respect to any Letter of Credit if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in Section 5.03 will not have been satisfied on such date, and the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.03 have been satisfied.

(e)                                  Letter of Credit Fees.  (i) The Borrowers shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with the Revolving Loan Lenders’ Pro Rata Shares, a non-refundable fee (the “Letter of Credit Fee”) for each Letter of Credit, from the date of issuance thereof to the date of termination, equal to the product of (A) the average daily Letter of Credit Obligations outstanding from time to time, and (B) the Applicable Margin with respect to the Letter of Credit Fee.  The Letter of Credit Fee shall be payable monthly, in arrears, on the first day of each month.

(ii)           L/C Issuer Charges.  The Borrowers shall pay to the Administrative Agent the standard charges assessed by the L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letters of Credit.

(iii)          Charges to the Loan Account.  The Borrowers hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Sections 3.01(c) and 4.02 of this Agreement with the amount of any Letter of Credit fees or charges due under this Section 3.03.

ARTICLE 4.
PAYMENTS AND OTHER COMPENSATION

Section 4.01.  Payments; Computations; and Statements.

(a)                                  The Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account.  All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day.  All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Administrative Agent and the Lenders.  Except as provided in Section 9.10, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares thereof and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this.  Agreement.  The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document; provided, however, that, notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, (i) the Administrative Agent shall give the Administrative Borrower not less than five (5) Business Days notice prior to charging the Loan Account of the Borrowers with any amount (other than any amount payable in respect of principal of and interest on the Loans, any

Unused Line Fee, any Letter of Credit Fee or any scheduled collateral management or similar fee payable to the Administrative Agent pursuant to the terms of this Agreement or the Fee Letter), and (ii) to the extent that within five (5) Business Days after the Administrative Borrower’s receipt of any such notice, the Administrative Agent shall have received in immediately available funds the applicable amount referred to in such notice, the Administrative Agent shall not charge the Borrower’s account in lieu thereof.  Any amount charged to the Loan Account of the Borrowers shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement.  The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)           The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrowers during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Loans made to the Borrowers during such month to reimburse the Revolving Loan Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is received by Borrowers, shall be final and conclusive absent manifest error.

Section 4.02.  Sharing of Payments, Etc.  Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered).  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02 may, to the fullest extent permitted by law, exercise all of its rights (including such Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03.  Apportionment of Payments.  Subject to Section 2.02 hereof:

(a)           All payments of principal and interest in respect of outstanding Loans, all payments in respect of the Reimbursement Obligations, all payments of fees (other than the fees set forth in Section 2.06(a) hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made in each instance, subject to Section 4.03(b).

(b)           After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Administrative Agent or the L/C Issuer until paid in full; (ii) second, ratably to pay the Obligations in respect of any accrued fees and interest then due to the Lenders until paid in full; (iii) third, ratably to pay.  principal of the Loans, Reimbursement Obligations and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations) until paid in full; and (iv) fourth, ratably to pay all other Obligations then due and payable.

(c)           For purposes of Section 4.03(b), “paid in full” with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding.

(d)           In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04.  Increased Costs and Reduced Return.

(a)           If any Lender, the Administrative Agent or the L/C Issuer shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender, Administrative Agent or the L/C Issuer or any Person controlling any such Lender, Administrative Agent or the L/C Issuer with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender, Administrative Agent or the L/C Issuer or any Person controlling any such Lender, Administrative Agent or the L/C Issuer (in each case, whether or not having the force of law), in each of the foregoing instances, after the date hereof, shall (i) subject any Lender, Administrative Agent or the L/C Issuer, or any Person controlling any such Lender, Administrative Agent or the L/C Issuer to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or Administrative Agent or any Letter of Credit issued by the L/C Issuer, or change the basis of taxation of payments to any Lender, Administrative Agent or the L/C Issuer or any Person controlling any.  such Lender, Administrative Agent or the L/C Issuer of any amounts payable hereunder (except for franchise taxes and taxes on the overall net income of any Lender, Administrative Agent or the L/C Issuer or any Person controlling any such Lender, Administrative Agent or the L/C Issuer), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender, Administrative Agent or the L/C Issuer or any Person controlling any such Lender, Administrative Agent or the L/C Issuer or (iii) impose on any Lender, Administrative Agent or the L/C Issuer or any Person controlling any such Lender, Administrative Agent or the L/C Issuer any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender, Administrative Agent or the L/C Issuer of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by any Lender, Administrative Agent or the L/C Issuer hereunder, then, upon demand by any such Lender, Administrative Agent or the L/C Issuer, the Borrowers shall pay within ten (10) days after demand, to such Lender, Administrative Agent or the L/C Issuer such additional amounts as will compensate such Lender, Administrative Agent or the L/C Issuer for such increased costs or reductions in amount.

(b)           If any Lender, Administrative Agent or the L/C Issuer shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender, Administrative Agent or the L/C Issuer or any Person controlling such Lender, Administrative Agent or the L/C Issuer with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), in each of the foregoing instances, after the date hereof, either (i) affects the amount of capital required or expected to be maintained by any Lender, Administrative Agent or the L/C Issuer or any Person controlling such Lender, Administrative Agent or the L/C Issuer, and any Lender, Administrative Agent or the L/C Issuer determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, any Lender’s, Administrative Agent’s or the L/C Issuer’s or any such other controlling Person’s other obligations hereunder, or (ii) has the effect of reducing the rate of return on any Lender’s, Administrative Agent’s or the L/C Issuer’s any such other controlling Person’s capital to a level below that which such Lender, Administrative Agent or the L/C Issuer or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such Lender’s, Administrative Agent’s or the L/C Issuer’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s,

Administrative Agent’s or the L/C Issuer’s or such other controlling Person’s policies with respect to capital adequacy), then, within ten (10) days of demand by any Lender, Administrative Agent or the L/C Issuer, the Borrowers shall pay to such Lender, Administrative Agent or the L/C Issuer from time to time such additional amounts as will compensate such Lender, Administrative Agent or the L/C Issuer for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s, Administrative Agent’s or the L/C Issuer’s or such other controlling Person’s capital.

(c)                                  All amounts payable under this Section 4.04 shall bear interest from the date that is ten (10) days after the date of demand by any Lender, Administrative Agent or the L/C Issuer until payment in full to such Lender, Administrative Agent or the L/C Issuer at the Base Rate.  A certificate of such Lender, Administrative Agent or the L/C Issuer claiming compensation under this Section 4.04, specifying the event herein above described and the nature of such event shall be submitted by such Lender, Administrative Agent or the L/C Issuer to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s, Administrative Agent’s or the L/C Issuer’s reasons for invoking the provisions of this Section 4.04, and shall be final and conclusive absent manifest error; provided, that the Borrowers shall not be required to compensate such Lender, the Administrative Agent or the L/C Issuer pursuant to this Section 4.04 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, the Administrative Agent or the L/C Issuer notifies the Borrower in writing of such increased costs or reductions and of such Lender’s, the Administrative Agent’s or L/C Issuer’s intention to claim compensation thereof, unless such amount became due or payable during such 180 day period and retroactively applies to a date occurring prior to such 180 day period, in which case the Borrowers shall compensate such Lender, the Administrative Agent or L/C Issuer pursuant to this Section 4.04.

Section 4.05.  Taxes.

(a)                                  All payments made by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or additional amounts, excluding taxes on the net income of any Lender, Administrative Agent or the L/C Issuer imposed by the jurisdiction in which Lender, Administrative Agent or the L/C Issuer is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Person’s principal office is located or any political subdivision thereof or taxing authority thereof (such nonexcluded taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions, conditions, interest, penalties and additional amounts being hereinafter collectively referred to as “Taxes”).  If any Loan Party shall be required to deduct or to withhold any Taxes from or in respect of any amount payable hereunder or under any other Loan Document,

(i)            the amount so payable shall be increased so that after making all required deductions and withholdings (including Taxes on amounts payable pursuant to this sentence) the Lenders, the Administrative Agent or the L/C Issuer, as the case may be, receive an amount equal to the sum they would have received had no such deduction or withholding been made,

(ii)           such Loan Party shall make such deduction or withholding,

(iii)          such Loan Party shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law, and

(iv)          as promptly as possible thereafter, such Loan Party shall send the Lenders, the Administrative Agent and the L/C Issuer an official receipt (or, if an official receipt is not available, such other documentation as shall be satisfactory to the Lenders, the.  Administrative Agent or the L/C Issuer, as the case may be) evidencing payment of the amount or amounts so deducted or withheld.  In addition, each Loan Party agrees to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Letters of Credit or any other Loan Document other than the foregoing excluded taxes (hereinafter referred to as “Other Taxes”).

(b)                                 The Loan Parties hereby jointly and severally indemnify and agree to hold the Lenders, the Administrative Agent and the L/C Issuer harmless from and against Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.05) paid by any Lender, Administrative Agent or the L/C Issuer and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 days from the date on which any such Lender, any Administrative Agent or the L/C Issuer makes written demand therefor, which demand shall identify in reasonable detail the nature and amount of such Taxes or Other Taxes.

(c)                                  Each Lender that is organized in a jurisdiction outside the United States hereby agrees that it shall, no later than the Closing Date or, in the case of a Lender which becomes a party hereto pursuant to Section 11.06 hereof after the Closing Date, the date upon which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Administrative Agent), deliver to the Administrative Agent, but only if such Lender is legally able to do so, one accurate, complete and signed originals of any of U.S. Internal Revenue Service Form W-8BEN, Form W-81MY or Form W-8ECI, or any subsequent versions thereof or successor forms thereto, in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of interest hereunder free from, or subject to a reduced rate of, withholding of United States Federal income tax.  In addition, if such Lender is claiming exemption from withholding of United States Federal income tax under Section 871(h) or Section 881(c) of the Internal Revenue Code, such Lender hereby represents and warrants that such Lender is (A) not a bank for purposes of Section 881(c) of the Internal Revenue Code, (B) not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and (C) not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code (and such Lender agrees that it shall provide the Administrative Agent with prompt written notice at any time after becoming a Lender hereunder in the event that at such time it can no longer make any of the foregoing representations and warranties).  Such foams shall be delivered by each such Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, each such Lender shall deliver such forms within 20 days after receipt of a written request therefor from the Administrative Agent.  Notwithstanding any other provision of this Section 4.05, no such Lender shall be required to deliver after the date hereof any form pursuant to this Section 4.05(c) that such Lender is not legally able to deliver.

(d)           If any Loan Party fails to perform any of its obligations under this Section 4.05, the Loan Parties shall indemnify the Lenders, the Administrative Agent and the L/C Issuer for any taxes, interest or penalties that may become payable as a result of any such failure.  The obligations of the Loan Parties under this Section 4.05 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 4.06.  Inability to Determine Interest Rate.  Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR or an Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Loans that the Borrowers have requested, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Administrative Borrower, and the Lenders prior to the first day of such Interest Period.  Unless the Administrative Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Loans, any Loans that were requested to be made as LIBOR Loans shall be made as Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Loans shall remain as or be converted into Base Rate Loans.  Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Loans for the Interest Periods so affected.

Section 4.07.  Illegality.  Notwithstanding any other provision of this Agreement, if the adoption of or any change in any requirement of law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender to make or maintain LIBOR Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrowers thereof, (b) the commitment of such Lender hereunder to make LIBOR Loans or continue LIBOR Loans as such shall forthwith be suspended until such Lender shall give notice to the Administrative Agent that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to Base Rate Loans.

Section 4.08.  Replacement of Lenders.  Within fifteen (15) days after (i) receipt by the Borrowers of written notice and demand from any Lender for payment pursuant to Section 4.04 or 4.05, (ii) receipt by the Borrowers of written notice from any Lender pursuant to Section 4.07 specifying that it is unlawful for such Lender to make or maintain LIBOR Loans, or (iii) as provided in Section 11.02(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Required Lenders (any such Lender demanding such payment or refusing to, so consent being referred to herein as an “Affected Lender”), the Borrowers may, at its option, notify Administrative Agent and such Affected Lender of its intention to do one of the following:

(a)           the Borrowers may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Administrative Agent.  In the event Borrowers obtain a Replacement Lender that will purchase all outstanding Obligations owed-to such Affected Lender and assume its commitments hereunder within ninety (90) days following notice of Borrowers’ intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 11.06, provided that the Borrowers have reimbursed such Affected Lender for any LIBOR Breakage Fee pursuant to Section 2.06(b) (as though such payment constituted a prepayment) and any processing and recordation fee payable pursuant to Section 11.06(b) and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 4.04, paid all amounts required to be paid to such Affected Lender pursuant to Section 4.04 through the date of such sale and assignment; or

(b)           the Borrowers may prepay in full all outstanding Obligations owed to such Affected Lender (including, without limitation, any LIBOR Breakage Fee pursuant to Section 2.06(c)) and terminate such Affected Lender’s Pro Rata Share of the Revolving Loan Commitment, in which case the Revolving Loan Commitment will be reduced by the amount of such Pro Rata Share.  The Borrowers shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to, such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Revolving Loan Commitment.

Section 4.09.  Joint and Several Liability of the Borrowers.

(a)           Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.  Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations

(including, without limitation, any Obligations arising under this Section 4.09), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.  Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.09 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b)           The provisions of this Section 4.09 are made for the benefit of the Administrative Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 4.09 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c)           Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE 5.
CONDITIONS TO LOANS

Section 5.01.  Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Administrative Agent and Lenders:

(a)           Delivery of Documents.  The Administrative Agent (and each Lender who has requested any of the following) shall have received (i) each of the agreements, documents and instruments set forth in Sections I, III.A., IV, V.A. and VII.A of the List of Closing Documents attached hereto as Exhibit H, each in form and substance reasonably satisfactory to the Administrative Agent and Lenders and, unless indicated otherwise, dated the Closing Date, and (ii) such other agreements, instruments, approvals, opinions and other documents, each reasonably satisfactory to Administrative Agent and Lenders and in form and substance, as Administrative Agent may reasonably request.

(b)           Material Adverse Effect.  The Administrative Agent shall have determined, in its sole judgment, that no event or development, individually, or in the aggregate, shall have occurred since April 1, 2006, which could reasonably be expected to have a Material Adverse Effect.

(c)           Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans and consummation of the Related Transaction Documents, including, without limitation, the Body Shop Acquisition, or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(d)           Proceedings; Receipt of Documents.  All proceedings in connection with the making of the initial Loans or the issuance of the initial Letters of Credit and the other transactions contemplated by this Agreement, the other Loan Documents and the Related Transaction Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Administrative Agent and its counsel, and the Administrative Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Administrative Agent or such counsel may reasonably request.

(e)           Availability.  After giving effect to all Loans to be made on the Closing Date and the Letters of Credit to be issued on the Closing Date, (i) the Availability shall not be less than $12,000,000 and (ii) all liabilities of the Loan Parties shall be current.  The Administrative Borrower shall deliver to the Administrative Agent a current Borrowing Base Certificate.

(f)            Minimum EBITDA and Leverage.  The Administrative Agent shall have received evidence satisfactory to it that, after giving pro forma effect to the Body Shop Acquisition, (i) adjusted Consolidated EBITDA of the Parent and its Subsidiaries for the twelve month period ending July 1, 2006 is equal to or greater than $18,300,000 and (ii) the ratio of adjusted Gross Consolidated Senior Funded Indebtedness of the Parent and its Subsidiaries for the twelve month period ending July 1, 2006 to Consolidated EBITDA as of the Closing Date is not greater than 2.95 to 1.00.

(g)           Minimum Cash on Balance Sheet.  The Administrative Agent shall have received evidence satisfactory to it that, after giving pro forma effect to the Body Shop Acquisition, the Parent and its Subsidiaries shall have not less than $4,000,000 of cash on the balance sheet of the Parent and its consolidated Subsidiaries.

(h)           Minimum Equity.  Not less than $30,500,000 cash equity shall have been contributed to Borrowers, of which not less than $15,000,000 shall have been contributed by Sponsor and not less than $15,200,000 of rollover equity shall have been invested in the Parent by the Sellers.

Section 5.02.  Conditions Precedent to the Making of any Loan after the Consummation of the Body Shop Acquisition.  The obligation of Administrative Agent or any Lender to make any Loan on the Closing Date after the consummation of the Body Shop Acquisition or of the Administrative Agent to assist the Borrowers in establishing or opening any Letter of Credit on the Closing Date after the consummation of the Body Shop Acquisition is subject to the fulfillment, in a manner reasonably satisfactory to the Administrative Agent and Required Lenders, of each of the following conditions:

(a)           Delivery of Documents.  The Administrative Agent (and each Lender who has requested any of the following) shall have received (i) each of the agreements, documents and instruments set forth in Sections II, III.B., V.B., VI and VII.B of the List of Closing Documents attached hereto as Exhibit H, each in form and substance reasonably satisfactory to the Administrative Agent and Required Lenders and, unless indicated otherwise, dated the Closing Date, and (ii) such other agreements, instruments, approvals, opinions and other documents, each reasonably satisfactory to Administrative Agent and Required Lenders and in form and substance, as Administrative Agent may reasonably request.

(b)           Consummation of Body Shop Acquisition.  The Administrative Agent shall have received evidence reasonably satisfactory to it that the Body Shop Acquisition shall have been consummated in all material respects in accordance with the Body Shop Acquisition Documents (no material provision of any which shall have been amended or otherwise modified or waived without the prior written consent of the Administrative Agent).

Section 5.03.  Conditions Precedent to All Loans and Letters of Credit.  The obligation of Administrative Agent or any Lender to make any Loan or of the Administrative Agent to assist the Borrowers in establishing or opening any Letter of Credit after the Closing Date is subject to the fulfillment, in a manner reasonably satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a)           Payment of Fees, Etc.  The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Sections 2.06 and 11.03 hereof.

(b)           Representations and Warranties; No Event of Default.  The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan, or the submission by the Borrowers of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit that: (i) the representations and warranties contained in Article 6 and in each other Loan Document, certificate or other writing delivered to the Administrative Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit are true and correct in all material respects on and as of such date as though made on and as of such date (except to the extent such representations and warranties (A) expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date, (B) are not true and correct due to events or conditions, the occurrence or existence of which are not prohibited by this Agreement or the other Loan Documents and which do not, in and of themselves, constitute a Default or an Event of Default or (C) are not true and correct as a result of disclosures made in writing to, and approved by, the Administrative Agent and Lenders in connection with Permitted Acquisitions), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) the conditions set forth in this Section 5.03 have been satisfied as of the date of such request.

(c)           Legality.  The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to Administrative Agent, any Lender or the L/C Issuer.

(d)           Notices.  The Administrative Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.02 hereof (or the Borrowers shall have otherwise complied with the provisions of Section 2.02) and (ii) a Letter of Credit Application pursuant to Section 3.03 hereof, if applicable.

(e)           Proceedings; Receipt of Documents.  All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Administrative Agent and their counsel, and the Administrative Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent or such counsel may reasonably request.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES

Section 6.01.  Representations and Warranties.  Each Loan Party hereby represents and warrants to the Administrative Agent, the Lenders and the L/C Issuer as follows (in each case, after giving pro forma effect to the Body Shop Acquisition and the effectiveness of the Closing Date Joinder Agreement):

(a)           Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document and Related Transaction Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)                                 Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document and Related Transaction Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not (x) contravene its Organization Documents, or (y) contravene in any material respect any applicable material law or material contractual obligation, in each case binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c)                                  Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document or Related Transaction Document to which it is or will be a party, except for those which have been obtained and/or made or those that failures to obtain, give or file, as the case may be, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)                                 Enforceability of Loan Documents.  This Agreement is, and each other Loan Document and Related Transaction Document to which any Loan Party is or will be a party, when delivered will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e)                                  Capitalization; Subsidiaries.

(i)            After giving effect to the transactions contemplated hereby to occur on the Closing Date, the authorized Capital Stock of the Parent, the issued and outstanding Capital Stock of the Parent and the identity of the holders of such Capital Stock and number of shares owned by them, are as set forth on Schedule 6.01(e)(i).  All of the issued and outstanding shares of Capital Stock of the Parent have been validly issued and are fully paid and non-assessable, and, except as set forth on Schedule 6.01(e)(i), the holders thereof are not entitled to any preemptive, first refusal or other similar rights.

(ii)           Schedule 6.01(e)(ii) is a complete and correct description of the name, jurisdiction of incorporation, organization or formation, as applicable, and ownership of the outstanding Capital Stock of such Subsidiaries of the Parent.  All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on such Schedule, all such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens, other than Liens in favor of Administrative Agent.  There are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent.

(f)                                    Litigation; Commercial Tort Claims.  Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any.  Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have, either individually or in the aggregate, a Material Adverse Effect or (B) relates to this Agreement, any other Loan Document or the Acquisition Agreement or any transaction contemplated hereby or thereby and (ii) as of the Closing Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)                                 Financial Condition.

(i)            The Financial Statements, copies of which have been delivered to Administrative Agent and each Lender, fairly present in all material respects the consolidated financial condition of (x) Body Shop and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of Body Shop and its Subsidiaries for the fiscal periods ended on such respective dates, and (y) CV and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of CV and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP.  Since April 1, 2006 no event or development has occurred that has had or could have, either individually or in the aggregate, a Material Adverse Effect.

(ii)           The Parent has heretofore furnished to Administrative Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from the Closing Date, through December 31, 2007, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2006 through 2010, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).  Such projections (and such projections as so updated), shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect, it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period of periods covered by the projections may differ from the projected results and that the differences may be material.

(h)                                 Compliance with Law, Etc.  No Loan Party is in violation of its Organization Documents.  No Loan Party is in violation of any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any term of any agreement or instrument binding on or otherwise affecting it or any of its properties, which violation could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

(i)            ERISA.  (i) Each Employee Benefit Plan is in substantial compliance with ERISA and, to the extent applicable, qualifies for favorable tax treatment under the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Benefit Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Benefit Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Administrative Agent, is complete and correct and fairly presents the funding status of such Employee Benefit Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S.  Department of Labor or the Internal Revenue Service with respect to any Employee Benefit Plan have been delivered to the Administrative Agent, (v) no Employee Benefit Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Benefit Plan subject to Section 412 of the Internal Revenue Code.  No Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates would in the future incur any such withdrawal liability in the event of a partial withdrawal or complete withdrawal from a Multiemployer Plan.  No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Benefit Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Employee Benefit Plan or its assets, (B) any fiduciary with respect to any Employee Benefit Plan, or (C) any Loan Party or any of its ERISA Affiliates with respect to any Employee Benefit Plan.  Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j)            Taxes, Etc.  Except as set forth on Schedule 6.01(j) hereto, all Federal, and, to the extent material to the Parent and its Subsidiaries taken as a whole, all other tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all Federal and other material taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP and no notice of Lien has been filed or recorded.  There is no proposed tax assessment against the Parent or any of its Subsidiaries which would, if the assessment were made, either individually or in the aggregate, have a Material Adverse Effect.

(k)                                  Regulations T, U and X.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l)                                     Nature of Business.  The Parent is not engaged in any business other than, upon consummation of the Body Shop Acquisition, ownership of all of the outstanding Capital Stock of the Borrowers and performance of obligations of the Parent under any Loan Document or any Related Transaction Document, in each case, including matters which are reasonably incidental thereto.  No other Loan Party nor any Subsidiary of any other Loan Party is engaged in any business other than the business of being a multi-channel retailer of primarily young women’s fashion apparel and accessories, including, without limitation, shoes, through retail stores, the internet and catalogue sales.

(m)                               Adverse Agreements, Etc.  No Loan Party is a party to any agreement or instrument, or subject to any Organizational Document restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has had, or in the future could reasonably be expected to have, a Material Adverse Effect.

(n)                                 Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, other than those permits, licenses, authorizations, entitlements and accelerations, the lack of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, where such suspension, revocation, impairment, forfeiture or non-renewal could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(o)                                 Properties.  (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii)           Schedule 6.01(o) sets forth a complete and accurate list, as of the Closing Date, of the location, by state and street address, of all real property owned or leased by each Loan Party.  As of the Closing Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party.  Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect.  No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents or Related Transaction Documents to which it is a party, except as set forth on Schedule 6.01(o).  To the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p)                                 Full Disclosure.  Each Loan Party has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(q)                                 Environmental Matters.  Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(i)            Continued Compliance; Permits.  (A) The operations of each Loan Party are in compliance with all Environmental Laws and (B) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of its business, properties and facilities;

(ii)           No Hazardous Materials; No Releases.  (A) No Hazardous Materials are present at, on or under the facilities or properties owned or operated by any Loan Party, its Subsidiaries or predecessor in interest in a quantity or condition that violates any Environmental Law or could reasonably be expected to give rise to liabilities or obligations under applicable Environmental Laws; (B) no Releases have occurred at, on, under or from (1) any properties or facilities owned or operated by any Loan Party, its Subsidiaries or predecessor in interest or (2) any disposal or treatment facility which received Hazardous Materials generated or otherwise handled by any Loan Party, its Subsidiaries or any predecessor in interest; and (C) no underground or aboveground storage tanks are or at any time were located at any properties or facilities owned or operated by any Loan Party, its Subsidiaries or predecessor in interest that are or were not properly registered under applicable Environmental Laws or are or were leaking or disposing Hazardous Materials;

(iii)          No Actions or Notices.  (A) No Environmental Action has been asserted against any Loan Party, its Subsidiaries or any predecessor in interest, (B) no Loan Party has knowledge or notice of any threatened or pending Environmental Action (1) against any Loan Party, its Subsidiaries or any predecessor in interest or (2) against any facilities that may have received Hazardous Materials generated by any Loan Party, its Subsidiaries or any predecessor in interest which could have a Material Adverse Effect; (C) no Loan Party has received any notification pursuant to any Environmental Laws that (1) any work, repairs, construction, or Response Actions are required to maintain compliance with applicable Environmental Laws or any license, permit or approval issued pursuant thereto which have not been completed or (2) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated; and

(iv)          Other Events or Conditions.  No Loan Party or predecessor in interest has knowledge or notice of any event, condition, occurrence, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with applicable Environmental Laws, give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, demand, hearing or investigation relating to violations, requirements or obligations under Environmental Laws.

(r)                                    Insurance.  Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Administrative Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation).

(s)                                  Use of Proceeds.  The proceeds of the Loans shall be used to (a) refinance the existing indebtedness under the Existing Credit Facility, (b) finance in part the Body Shop Acquisition, (c) pay fees and expenses incurred in connection with the Related Transactions, and (d) fund working capital and other general corporate purposes of the Borrowers and their respective Subsidiaries, including Permitted Acquisitions.

(t)                                    Solvency.  After giving effect to the transactions contemplated by this Agreement and the Related Transaction Documents and before and after giving effect to each Loan and Letter of Credit, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

(u)                                 Intellectual Property.  Except as set forth on Schedule 6.01(u) hereto, each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect.  Set forth on Schedule 6.01(u) is a complete and accurate list of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect.  To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

(v)           Holding Company and Investment Company Acts.  None of the Loan Parties is (i) subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act or any state public utilities code, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(w)          Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party.  No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x)                                   Related Transactions.

(i)            Body Shop Acquisition.  The Parent has delivered to the Administrative Agent a complete and correct copy of the Body Shop Acquisition Agreement and all of the other Body Shop Acquisition Documents, including all schedules and exhibits thereto.  The Body Shop Acquisition Documents set forth the entire agreement and understanding of the Parent, and to the knowledge of the Parent, the other parties thereto, in each case relating to the subject matter thereof, and there are no other material agreements, arrangements or understandings, written or oral, of the Parent or any other Loan Party relating to the matters covered thereby.  The execution, delivery and performance of the Body Shop Acquisition Documents has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Capital Stock required by law or by any applicable corporate or other Organization Documents) on the part of each such Person.  No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for such sale other than such as have been obtained on or prior to the Closing Date.  Each of the representations and warranties contained in the Body Shop Acquisition Agreement is true, correct and complete

(ii)           Equity Documents.  The Parent has delivered to the Administrative Agent a complete and correct copy of each of the Equity Documents, including all schedules and exhibits thereto.

(iii)          Consummation of Body Shop Acquisition.  All conditions precedent to the Body Shop Acquisition Agreement have been fulfilled or (with the prior written consent of the Administrative Agent) waived, the Acquisition Agreement has not been amended or otherwise modified, and there has been no breach of any material term or condition of the Acquisition Agreement.

ARTICLE 7.
COVENANTS OF THE LOAN PARTIES

Section 7.01.  Affirmative Covenants.  So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a)                                  Reporting Requirements.  Furnish to Administrative Agent (which upon receipt thereof shall furnish to each Lender):

(i)            as soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Parent and its Subsidiaries, (A) consolidated and consolidating balance sheets, income statements, and statements of retained earnings and cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, (B) a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Administrative Agent

(which opinion shall be without (1) a “going concern” or like qualification or exception, (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), and (C) a fully completed and duly executed Excess Cash Flow Certificate;

(ii)           (A) as soon as available, and in any event within forty-five (45) days after the Closing Date, internally prepared consolidated and consolidating balance sheets, income statements and statements of retained earnings and cash flows as at the Closing Date, and for the period commencing as of July 1, 2006, and ending with September 30, 2006; (B) as soon as available, and in any event within thirty (30) days after the end of each fiscal month of the Parent and its Subsidiaries commencing on or about October 31, 2006 (or, in the case of the first nine fiscal months following the Closing Date, within forty five (45) days after such the end of each such month) internally prepared consolidated and consolidating balance sheets, income statements and statements of retained earnings and cash flows as at the end of such fiscal month, and for the period commencing at the Closing Date or the end of the immediately preceding Fiscal Year, as applicable, and ending with the end of such fiscal month, in the case of each of the foregoing clauses (A) and (B), setting forth in each case (to the extent figures for such corresponding date or period are available) in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year and corresponding figures from the most recent projections for the current Fiscal Year all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at such date or the end of such fiscal month, as the case may be, and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such period or fiscal month, as the case may be, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Administrative Agent and the Lenders, subject to normal year-end adjustments and the absence of footnote disclosures and accounting for lease leveling and tenant allowances;

(iii)          simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by subsections (i) and (ii) above, a Compliance Certificate;

(iv)          as soon as available and in any event within fifteen (15) days after the end of each fiscal month or more frequently as may reasonably be requested, by Administrative Agent, a Borrowing Base Certificate;

(v)           within thirty (30) days after the end of each Fiscal Year, financial projections for the succeeding Fiscal Year, prepared on a monthly basis, and for the immediately succeeding two (2) Fiscal Years thereafter, on an annual basis, in each instance, in form satisfactory to the Administrative Agent, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

(vi)          as soon as possible, and in any event within three (3) days after the occurrence of an Event of Default, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(vii)         simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by subsection (ii) above for the months of March, June, September and December, a management report prepared in reasonable detail, signed by an Authorized Officer of Administrative Borrower, describing the operations and financial condition of the Parent and its Subsidiaries for the portion of the Fiscal Year then ended and discussing the reasons for any significant variations from the most recent projections for such Fiscal Year;

(viii)        as soon as possible and in any event within ten (10) days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three (3) days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Benefit Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party;

(ix)           promptly after the commencement thereof but in any event not later than five (5) days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(x)            as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party (other than in connection with the issuance of Capital Stock of the Parent to employees or officers of any Loan Party pursuant to a stock purchase or option plan maintained by such Loan Party);

(xi)           promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party files with the SEC or any national (domestic or foreign) securities exchange;

(xii)          promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

(xiii)         promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as Administrative Agent may from time to time reasonably request.

(b)                                 Compliance with Laws, Etc.  (i) Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (including, without limitation, all Environmental Laws) and all contractual obligations, except to the extent noncompliance could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) pay and cause each of its Subsidiaries to pay, before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(c)                                  Preservation of Existence, Etc.  Subject to the provisions of Section 7.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect.

(d)                                 Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(e)           Inspection Rights.  Permit, and cause each of its Subsidiaries to permit, the Administrative Agent and representatives and agents of Administrative Agent at any time and from time to time during normal business hours and upon reasonable notice, at the expense of the Borrower (not to exceed one (1) time per year unless an Event of Default has occurred and is continuing), to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments with respect to real property owned by a Loan Party (and, if requested by the Administrative Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.  Representatives of each Lender will be permitted to accompany Administrative Agent and its representatives and agents at such Lender’s expense unless an Event of Default has occurred and is continuing, in which event at Borrowers’ expense.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the Administrative Agent and representatives and agents of Administrative Agent in accordance with this Section 7.01(e).

(f)            Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

(g)           Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto and as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and such other insurance in amount, adequacy and scope reasonably satisfactory to the Administrative Agent.  All policies covering the Collateral are to be made payable to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Administrative Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Administrative Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Administrative Agent and such other Persons as the Administrative Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Administrative Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(h)                                 Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except for such permits, licenses, authorizations, approvals, entitlements and accreditations, the lack of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i)                                     Environmental.  (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply in all material respects with Environmental Laws and provide to the Administrative Agent any documentation of such compliance which the Administrative Agent may reasonably request; (iii) provide the Administrative Agent written notice within five (5) days of any Loan Party’s first obtaining knowledge of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Response Actions required to abate or otherwise respond to such Release in accordance with applicable Environmental Laws; (iv) provide the Administrative Agent full access to any property or facility subject to an Environmental Action or Response Action and any documentation or other information related thereto; (v) provide the Administrative Agent with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of any Response Action, claim, violation, citation, demand or order pursuant to Environmental Laws, in each case, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(j)                                     Further Assurances.

(i)            Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as Administrative Agent may reasonably require from time to time in order (A) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (B) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries (other than real property that does not constitute Material Owned Real Property), (C) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (D) to convey, grant, assign, transfer and confirm unto Administrative Agent, each Lender and the L/C Issuer the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.

In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party authorizes Administrative Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(ii)           Cause each Subsidiary of any Loan Party not in existence on the Closing Date, to execute and deliver to the Administrative Agent promptly and in any event within five (5) Business Days after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Administrative Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) if such real property constitutes Material Real Property, one or more Mortgages creating on the real property of such Subsidiary owned in fee a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance reasonably satisfactory to the Administrative Agent, together with such other agreements, instruments and documents as the Administrative Agent may require whether comparable to the documents required under Section 7.01(k) or otherwise, and (E) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Administrative Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, Pledge Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(iii)          Cause each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within five (5) Business Days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Administrative Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Administrative Agent.

provided, that, notwithstanding any term or provision to the contrary contained in the foregoing or elsewhere in this Agreement or under any other Loan Document, with respect to any Loan Party that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code), (a) no “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) of such Loan Party shall guarantee the obligations of, or pledge any of its assets as security for the obligations of, any Loan Party and (b) not more than 65% of the voting stock or other voting equity interests of any controlled foreign corporation of any Loan Party shall be pledged as security for the obligations of any Loan Party.

(k)                                  After Acquired Real Property.

(i)            Owned Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) that constitutes Material Owned Real Property (each such interest being an “After Acquired Owned Property”), immediately so notify the Administrative Agent, setting forth with specificity a description of the interest acquired, the location of the real property, the nature of the business to be conducted thereat and the approximate fair market value of the Collateral to be located thereon.  With respect to any After Acquired Owned Real Property, the Administrative Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below.  Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Owned Real Property shall immediately furnish to the Administrative Agent the following, each in form and substance satisfactory to the Administrative Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Owned Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Administrative Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Administrative Agent and the Lenders thereunder; (iii) a Title Insurance Policy; (iv) a current ALTA survey of such real property, certified to the Administrative Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Administrative Agent, and containing a flood plain certification; (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Administrative Agent by a company reasonably satisfactory to the Administrative Agent; and (viii) such other documents or instruments (including guarantees and opinions of counsel) as the Administrative Agent may reasonably require.

(ii)           Leased Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any lease interest in any real property (wherever located) that constitutes Material Leased Real Property (each such interest being an “After Acquired Leased Real Property”), immediately so notify the Administrative Agent, setting forth with specificity a description of the interest acquired, the location of the leased real property, the nature of the business to be conducted thereat and the approximate fair market value of the Collateral to be located thereon.  Concurrently with such notification the Person which has acquired such After Acquired Leased Real Property shall furnish to the Administrative Agent (i) a certified copy of the lease between the landlord and such Person with respect to such After Acquired Leased Real Property and (ii) a landlord waiver and collateral access agreement in form and substance reasonably satisfactory to the Administrative Agent executed by such landlord.

(l)                                     Fiscal Year.  Cause the Fiscal Year of the Parent and its Subsidiaries to end on the Saturday closing to December 31st of each calendar year unless the Administrative Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

Section 7.02.  Negative Covenants.  So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party shall, unless the Required Lenders shall otherwise consent in writing:

(a)                                  Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b)                                 Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)                                  Fundamental Changes; Dispositions.  Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i)            any wholly-owned Subsidiary of the Parent may be merged, liquidated or wound up into another wholly-owned Subsidiary of the Parent, or may consolidate with another wholly-owned Subsidiary of the Parent, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Administrative Agent at least 10 days’ prior written notice of such merger or consolidation, (C) no Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) if a Borrower is a party to any such merger or consolidation, a Borrower is the surviving or continuing entity and, if a Borrower is not a party, the surviving Subsidiary, if any, is joined as a

Loan Party hereunder and is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(ii)           any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, and (C) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of clause (C) above (x) do not exceed $1,000,000 in the aggregate in any twelve-month period and (y) are paid to the Administrative Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(c)(iii) to the extent required by such Section;

(iii)          Permitted Acquisitions may be consummated; and

(iv)          the Body Shop Acquisition may be consummated.

(d)                                 Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(1).

(e)                                  Loans, Advances, Investments, Etc.  Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans and advances by Borrowers to Subsidiaries of Borrowers which are Loan Parties and by such.  Subsidiaries to other Subsidiaries which are Loan Parties, in each case made in the ordinary course of business, (iii) loans and advances by Borrowers to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding, (iv) obligations of officers and employees of any Loan Party in connection with such officers’ and employees’ acquisition of shares of Capital Stock of the Parent (so long as no cash is actually advanced or otherwise exchanged by any Loan Party in connection with the acquisition of such obligations) not to exceed $1,000,000 in the aggregate at any time outstanding, (v) investments constituting Permitted Acquisitions, (vi) Permitted Investments, (vii) other such loans, advances, guarantees of obligations, extensions of credit, capital contributions, investments and commitments, in each in addition to those permitted pursuant to foregoing clauses (i) through and including (vi) not to exceed $500,000 in the aggregate at any time outstanding., and (viii) investments with respect to and to the extent required in connection with a Hedging Agreement required under Section 5.02(n).

(f)                                    Restricted Payments.  Declare, make or pay, or permit any of its Subsidiaries to declare, make or pay, any Restricted Payments; provided, that, following consummation of the Body Shop Acquisition and effectiveness of the Closing Date Joinder Agreement

(i)                                     Borrowers may make payments and distributions to the Parent that are used by the Parent to pay (x) federal and state income taxes then due and owing by the Parent, and (y) franchise taxes and other similar licensing expenses and other customary holding company costs and expenses, in each case to the extent then due and owing by Parent and incurred by Parent in the ordinary course of business; provided that the Borrowers’ aggregate contribution to taxes as a result of the filing of a consolidated or combined return by the Parent shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had such Borrowers not filed a consolidated or combined return with the Parent;

(ii)                                  any Subsidiary of the Borrowers may pay dividends to the Borrowers or any wholly-owned Subsidiary of the Borrowers that is a Loan Party;

(iii)                               so long as such issuance does not result in a Change of Control, the Parent may pay dividends in the form of Capital Stock;

(iv)                              Borrowers may pay regularly scheduled payments of a management fee pursuant to a management agreement entered into after the Closing Date, in form and substance reasonably satisfactory to Administrative Agent; provided however that payments in respect of such management fee shall not exceed $500,000 in the aggregate in any calendar year; and provided, further that no such fees shall be paid during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment or, in any event, in respect of any fiscal year ending prior to the fiscal year in which such a management agreement is entered into;

(v)                                 the Body Shop Acquisition may be consummated;

(vi)                              the Parent may issue Redemption Notes, provided, that, at the time of issuance thereof, no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(vii)                           Borrowers may make Restricted Payments to the Parent which are immediately used by the Parent (i) to make cash interest and principal payments in respect of Redemption Notes, and (ii) upon the death, permanent disability or termination of employment or term of office, as the case may be, of an employee or officer of any Loan Party, to redeem or repurchase from such Persons shares of the Parent common stock or warrants or options to acquire any such shares provided all of the following conditions are satisfied:

(A)          no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payments;

(B)           after giving effect to such Restricted Payment Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 7.03, recomputed for the most recent month for which financial statements have been delivered;

(C)           the aggregate amount of all such Restricted Payments permitted (x) in any Fiscal Year of Borrowers shall not exceed $2,500,000 and (y) during the term of this Agreement shall not exceed $5,000,000; and

(D)          after giving effect to such Restricted Payment, Availability exceeds $5,000,000.

(viii)                        Borrowers may make a one-time payment to any applicable Seller with respect to tax liabilities relating to pre-closing operations of Borrowers in such amounts and at such times, in each case, as shall be required pursuant to Section 10.2(d) of the Body Shop Acquisition Agreement; provided that no Default or Event of Default has occurred and is continuing or would arise as a result of any such payment; and provided further that the aggregate amount of all such payments to Sellers shall not exceed $2,000,000.

(g)                                 Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(h)                                 Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party or Affiliate permitted pursuant to another provision of this Agreement and (iii) transactions identified on Schedule 7.02(h).

(i)                                     Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(i) shall prohibit or restrict compliance with:

(A)          this Agreement and the other Loan Documents;

(B)           any agreements in effect on the date of this Agreement and described on Schedule 7.02(i);

(C)           any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)          in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(E)           in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

(j)            Modifications of Indebtedness, Organization Documents and Certain Other Agreements; Etc.  (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any mariner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would (A) increase the interest rate on such Indebtedness by more than 200 basis points; (B) accelerate the dates upon which payments of principal or interest are due on, or increase the principal amount of, such Indebtedness; (C) change in a manner adverse to the Parent or any of its Subsidiaries any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to the Parent or any of its Subsidiaries the prepayment, redemption or put provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), if any; or (F) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Parent, any of its Subsidiaries or Lenders, (ii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iii) amend, modify or otherwise change any of its Organization Documents, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate, are not adverse to Administrative Agent and Lenders and could not reasonably be expected have a Material Adverse Effect.

(k)           Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(l)                                     ERISA.  (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or (vi) fail to comply, or permit any ERISA Affiliate to fail to comply, with any requirement of ERISA, if such failure could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(m)                               Environmental.  Permit the use, handling, generation, storage, transportation, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries or predecessors in interest, except to the extent that permitting any of the foregoing activities could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

(n)                                 Contingent Obligations.  Create or become or be liable for, or permit any Subsidiary to create or become or be liable for any Contingent Obligation other than:

(i)            those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(ii)           those existing on the Closing Date and described in Schedule 7.02(n) hereto;

(iii)          those arising under indemnity agreements to title insurers to cause such title insurers to issue to Administrative Agent Title Insurance Policies;

(iv)          those arising with respect to customary indemnification obligations incurred in connection with Dispositions permitted hereunder;

(v)           those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;

(vi)          those incurred in respect of performance-based rental payments under real property operating leases entered into in the ordinary course of business;

(vii)         those resulting from any unsecured obligations to related to any Hedging Agreements to the extent required pursuant to Sec ion 5.02(n); and

(viii)        other Contingent Obligations not permitted by clauses (i) through (v) above, not to exceed $500,000 in the aggregate at any time outstanding.

Section 7.03.  Financial Covenants.  So long as any principal of or interest on any Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)                                  Senior Leverage Ratio.  Permit the Senior Leverage Ratio of the Parent and its Subsidiaries as of the end of any period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries ending on or about any date set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Senior Leverage Ratio

December 31, 2006	3.15

March 31, 2007	3.15
June 30, 2007	3.15
September 30, 2007	3.15
December 31, 2007	2.60

March 31, 2008	2.50
June 30, 2008	2.40
September 30, 2008	2.30
December 31, 2008	2.10

March 31, 2009	2.00
June 30, 2009	1.90
September 30, 2009	1.80
December 31, 2009 and each fiscal quarter thereafter	1.75

(b)                                 Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for any period of four (4) consecutive fiscal quarters ending on or about any date set forth below to be less than the applicable ratio set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio

December 31, 2006	1.05

March 31, 2007	1.05
June 30, 2007	1.05
September 30, 2007	1.05
December 31, 2007	1.05

Fiscal Quarter End	Fixed Charge Coverage Ratio

March 31, 2008 and each fiscal quarter thereafter	1.10

(c)                                  Capital Expenditures.

(i)            Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Point of Sale Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Point of Sale Capital Expenditures made by the Parent and its Subsidiaries to exceed $3,000,000; or

(ii)           Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (other than a Point of Sale Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures (other than Point of Sale Capital Expenditures) made by the Parent and its Subsidiaries to exceed (A) $2,500,000 for the six month period ended December 30, 2006, and (B) the amount set forth below for such Fiscal Year ending on or about (the amount set forth below with respect to any Fiscal Year being the “Capital Expenditure Limit” for such Fiscal Year):

Fiscal Year End	Maximum Capital Expenditures

December 31, 2007	$4,400,000
December 31, 2008	$5,650,000
December 31, 2009	$5,200,000
December 31, 2010 and for each Fiscal Year thereafter	$5,000,000

Notwithstanding the foregoing, in the event the Parent and its Subsidiaries do not expend the entire Capital Expenditure Limit on Capital Expenditures (other than Point of Sale Capital Expenditures) in any Fiscal Year, the Parent and its Subsidiaries may carry forward to the immediately succeeding Fiscal Year 50% of the unutilized portion of the Capital Expenditure Limit to expend on Capital Expenditures (other than Point of Sale Capital Expenditures) in such Fiscal Year.  All Capital Expenditures (other than Point of Sale Capital Expenditures) made by the Parent and its Subsidiaries shall first be applied to reduce the applicable Capital Expenditure Limit and then to reduce the carry forward from the previous Fiscal Year, if any.

ARTICLE 8.
EVENTS OF DEFAULT

Section 8.01.  Events of Default.  If any of the following Events of Default shall occur and be continuing:

(a)                                  the Borrowers shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when due (whether by scheduled maturity, required repayment,

acceleration or otherwise) or (ii) within five (5) days after the due date, any interest on any Loan, any fee, indemnity or other amount payable under this Agreement or any other Loan Document (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b)           any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to Administrative Agent, any Lender or the L/C Issuer pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c)           any Loan Party shall fail to perform or comply with any covenant or agreement contained in (i) Sections 7.01(a)(i), (ii), (iii), (iv) or (vi), Section 7.01(c), Section 7.01(e), Section 7.02 or Section 7.03;

(d)           any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 8.01, such failure, if capable of being remedied, shall remain unremedied for thirty (30) days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by Administrative Agent to Administrative Borrower;

(e)           (i) any Loan Party shall fail to pay any principal of or interest on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) or any Contingent Obligation, in any instance, having a principal balance in excess of $2,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Contingent Obligation, or (ii) any other default or event shall occur or condition exist and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or Contingent Obligation or (iii) any such Indebtedness or Contingent Obligation shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness or Contingent Obligation shall be required to be made, in each case, prior to the stated maturity thereof;

(f)            the Parent or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)           any proceeding shall be instituted against the Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)           any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto (other than the Administrative Agent or any Lender), or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)            any Security Agreement, any Pledge Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and Lenders on any Collateral purported to be covered thereby;

(j)            [Reserved];

(k)           one or more judgments or orders for the payment of money exceeding $1,500,000 in the aggregate shall be rendered against the Parent or any of its Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of thirty (30) consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof subject to standard and customary deductibles and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order;

(l)            the Parent or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(m)          any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(n)           any cessation of a substantial part of the business of the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(o)           the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Parent or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(p)           the indictment, or the threatened indictment of the Parent or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q)           any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $1,500,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $1,500,000;

(r)            any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by Administrative Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $1,500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(s)           the Parent or any of its Subsidiaries shall be liable for any Environmental Liabilities or Costs the payment of which could reasonably be expected to have a Material Adverse Effect; or

(t)            a Change of Control shall have occurred; or

(u)           the Body Shop Acquisition shall not have been consummated on the Closing Date in all material respects in accordance with the BI Acquisition Documents;

then, and in any such event, the Administrative Agent may, and shall at the request of the Required Revolving Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans and Reimbursement Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 8.01, without any notice to any Loan Party or any other Person or any act by Administrative Agent or any Lender, all Commitments shall automatically terminate and all Loans and Reimbursement Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.  Upon demand by the Administrative Agent after the occurrence and during the continuation of any Event of Default, the Borrowers shall deposit with the Administrative Agent with respect to each Letter of Credit then outstanding cash in an amount equal to 105% of the maximum amount for which such Letter of Credit may be drawn.  Such deposits shall be held by the Administrative Agent in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations.

ARTICLE 9.
AGENT

Section 9.01.  Appointment.  Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent to perform the duties as set forth in this Agreement to exercise such powers and duties as are delegated to it by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders and Required Revolving Lenders, as the case may be, and such instructions of the Required Lenders or Required Revolving Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Administrative Agent shall not be required to take any action which, in the reasonable opinion of Administrative Agent, exposes Administrative Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 9.02.  Nature of Duties.  The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Administrative Agent shall be mechanical and administrative in nature.  The Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, Administrative Agent shall provide to such Lender any documents or reports delivered to Administrative Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If Administrative Agent seeks the consent or approval of the Required Lenders or the Required Revolving Lenders to the taking or refraining from taking any action hereunder, Administrative Agent shall send notice thereof to each Lender.  Administrative Agent shall promptly notify each Lender any time that the Required Lenders or Required Revolving Lenders, as applicable, have instructed Administrative Agent to act or refrain from acting pursuant hereto.

Section 9.03.  Rights, Exculpation, Etc.  The Administrative Agent and its directors, officers, employees and agents shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Administrative Agent (i) may treat the payee of any Loan as the owner thereof until the Administrative Agent receives written notice of the assignment or transfer thereof, pursuant to Section 11.06 hereof, signed by such payee and in form satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including, without limitation, counsel to Administrative Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel or experts; (iii) may execute any of its rights or duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (v) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (vi) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vii) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Administrative Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled (and such other Lenders hereby covenant and agree to return promptly to such Lender any erroneous payment received by them).  The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or Required Revolving Lenders, as the case may be.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or the Required Revolving Lenders, as applicable.

Section 9.04.  Reliance.  Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 9.05.  Indemnification.  To the extent that Administrative Agent or the L/C Issuer is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify Administrative Agent and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Administrative Agent or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 9.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent there has been a final judicial determination that such liability resulted from Administrative Agent’s or the L/C Issuer’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 9.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 9.06.  Administrative Agent Individually.  With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.  The terms “Lenders,” “Required Lenders” or “Required Revolving Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender or one of the Required Lenders or Required Revolving Lenders.  Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire Capital

Stock of and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as the Administrative Agent pursuant hereto without any duty to account to the other Lenders.

Section 9.07.  Successor Agent.

(a)           Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Administrative Borrower and each Lender.  Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent that shall, so long as no Default or Event of Default has occurred and is continuing, be reasonably acceptable to the Borrowers.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement and the other Loan Documents.

(c)           If a successor Administrative Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Administrative Agent shall then appoint from among the Lenders a successor Administrative Agent who shall serve as an Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

Section 9.08.  Collateral Matters.

(a)           The Administrative Agent may from time to time make such disbursements and advances (“Administrative Agent Advances”) which the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 11.03 and costs and expenses incurred by Administrative Agent in performing any covenant or agreement in accordance with the provisions of this Agreement and the other Loan Documents required to be performed by Borrowers which Borrowers has failed to perform, provided that the aggregate amount of Administrative Agent Advances not reimbursed by Borrower shall not exceed $2,500,000 without the consent of Required Lenders.  The Administrative Agent Advances shall be repayable on demand and be secured by the Collateral.  The Administrative Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01.  The Administrative Agent shall notify each Lender and the Administrative Borrower in writing of each such Administrative Agent Advance, which notice shall include a description of the purpose of such Administrative Agent Advance.  Without limitation to its obligations pursuant to Section 9.05, each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Administrative Agent Advance.  If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Base Rate.

(b)           The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans, Reimbursement Obligations, Letter of Credit Obligations, and all other Obligations which have matured and which the Administrative Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Required Lenders or all Lenders if required hereunder.

(c)           Without in any manner limiting the Administrative Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 9.08(b)), each Lender agrees to confirm in writing, upon request by the Administrative Agent, the authority to release Collateral conferred upon the Administrative Agent under Section 9.08(b).  Upon receipt by the Administrative Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders upon such Collateral; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)           The Administrative Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Administrative Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 9.08, elsewhere in this Agreement or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 9.09.  Agency for Perfection.  Each Lender hereby appoints Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party.  Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10.  Settlement.

(a)           With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period.  In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent in immediately available funds an amount necessary such that, after giving effect thereto, the outstanding Revolving Loans of such Revolving Loan Lender equals its Pro Rata Share.  In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender in immediately available funds an amount necessary such that, after giving effect thereto, the outstanding Revolving Loans of such Revolving Loan Lender equals its Pro Rata Share.  In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof.  The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 9.10(a) shall be absolute and unconditional.  Each Revolving Loan Lender shall only be entitled to receive interest on, and Unused Line Fees payable to a Revolving Loan Lender shall be calculated based upon, the Revolving Loans which have been funded by such Revolving Loan Lender.

(b)           In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 9.10(a), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Base Rate.  During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrowers of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account.  Nothing in this Section 9.10(b) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 9.11.  Syndication Agent and Documentation Agent.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, neither the Syndication Agent nor the Documentation shall have any duties or responsibilities, nor shall the Syndication Agent or the Documentation Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent or the Documentation Agent.  Reference to this Agreement in any Loan Document need not make reference to the Syndication Agent or the Documentation Agent.  The title “Syndication Agent” shall be personal to Churchill Financial Cayman Ltd.  only and shall not be transferred or assigned to any other Person.  The title “Documentation Agent” shall be personal to NewStar Financial, Inc. only and shall not be transferred or assigned to any other Person.

ARTICLE 10.
GUARANTY

Section 10.01.  Guaranty.  Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment, performance and observance when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrowers, whether or not constituting an allowed claim in such Insolvency Proceeding), Letter of Credit

Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all costs, fees and expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent, the Lenders and the L/C Issuer in enforcing any.  rights under the guaranty set forth in this Article 10.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Administrative Agent, the Lenders and the L/C Issuer under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrowers or a Borrower.

Section 10.02.  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Lenders or the L/C Issuer with respect thereto.  The obligations of each Guarantor under this Article 10 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Article 10 constitutes a primary obligation, and not a contract of surety, and shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)           any taking, exchange, release, subordination or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)           any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(e)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, the Lenders, the L/C Issuer or any other Person upon the insolvency, bankruptcy or reorganization of the Borrowers, a Borrower or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), all as though such payment had not been made.

Section 10.03.  Waiver.  Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article 10 and any requirement that the Administrative Agent, the Lenders or the L/C Issuer exhaust any right or take any action against any Loan Party or any other Person or any Collateral.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 10.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article 10, and acknowledges that this Article 10 is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 10.04.  Continuing Guaranty; Assignments.  This Article 10 is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article 10 and the Revolving Loan Commitment Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent, the Lenders and the L/C Issuer and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans, the Reimbursement Obligations and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 11.07.

Section 10.05.  Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article 10, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, the Lenders and the L/C Issuer against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article 10 shall have been paid in full in cash and the Revolving Loan Commitment Termination Date shall have occurred; provided, that no Guarantor has any rights hereunder against any Borrower or any of its or any other Loan Parties’ Subsidiaries if all or any portion of the Guaranteed Obligations shall have been satisfied with proceeds from the exercise of remedies in respect of the Capital Stock of such Person pursuant to any Pledge Agreement.  In addition, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article 10 shall have been paid in full in cash and the Revolving Loan Commitment Termination Date shall have occurred, any

Indebtedness of any Loan Party now or hereafter held by any Guarantor is subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness of any such Loan Party to any Guarantor collected or received by Guarantor after an Event of Default has occurred and is continuing prior to the date of all of the Guaranteed Obligations and all other amounts payable under this Article 10 shall have been paid in full in cash and the Revolving Loan Commitment Termination Date shall have occurred, shall be held in trust for Administrative Agent on behalf of itself and the Lenders and shall forthwith be paid over to Administrative Agent for the benefit of itself and the Lenders to be credited and applied against the Guaranteed Obligations.  If any amount shall be paid to any Guarantor in violation of the immediately preceding two sentences, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders and the L/C Issuer and shall forthwith be paid to the Administrative Agent, the Lenders and the L/C Issuer to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article 10, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article 10 thereafter arising.  When all of the Guaranteed Obligations and all other amounts payable under this Article 10 shall have been paid in full in cash and the Revolving Loan Commitment Termination Date shall have occurred, the Administrative Agent, the Lenders and the L/C Issuer will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 10.06.  Maximum Obligations.  Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability with respect to the Obligations shall be limited to an amount not to exceed, as of any date of determination, the amount that could be claimed by Lenders from such Guarantor without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from the other Guarantors under Section 10.07.

Section 10.07.  Contribution.

(a)           To the extent that any Guarantor shall make a payment of all or any of the Obligations (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Guarantor Allocable Amount (as determined immediately prior to such Guarantor Payment) bore to the aggregate Guarantor Allocable Amounts of all of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following Payment in Full, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other Guarantors for the amount of such excess, pro rata based upon their respective Guarantor Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)           As of any date of determination, the “Guarantor Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)           Each Guarantor acknowledges that the rights of contribution and indemnification owing to such Guarantor under this Section 10.07 constitute assets of such Guarantor.

(d)           The rights of the Guarantors against other Guarantors under this Section 10.07 shall be exercisable only upon Payment in Full.

ARTICLE 11.
MISCELLANEOUS

Section 11.01.  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

6225 Powers Avenue
Jacksonville, FL 32217
Attention: Chief Financial Officer
Telephone: (904) 737-0811
Telecopier: (904) 448-5271

with a copies to:

Westview Capital Partners
One International Place, 7th floor
Boston, MA 02110
Attention: John H. Turner
Telephone: (617) 261-2053
Telecopier: (617) 261-2060

and

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Attention: Marion Giliberti Barish, Esq.
Telephone: (617) 951-8801
Telecopier: (617) 951-8736

if to the Administrative Agent, to it at the following address:

One North Franklin Street
Suite 3500
Chicago, Illinois 60606
Attention: Christopher O’Donnell
Telephone: (312) 755-8100
Telecopier: (312) 755-8101

with a copy to:

Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
Attention: Denise S. Burn, Esq.
Telephone: (312) 902-5263
Telecopier: (312) 577-8778

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11.01.  All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, on the date of transmission if transmitted before 4:00 p.m. (New York time) otherwise on the next Business Day, (iii) if delivered by personal delivery, upon delivery, or (iv) if delivered by overnight courier one (1) Business Day after delivery to the courier, in each case, properly addressed, except that notices to Administrative Agent or the L/C Issuer pursuant to Articles 1 and 2 shall not be effective until received by Administrative Agent or the L/C Issuer, as the case may be.

Section 11.02.  Amendments, Etc.

(a)                                  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that:

(i)            no amendment, waiver or consent shall (A) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any regularly scheduled amortization payment of principal of, or any regularly scheduled payment of interest or fees on, the Loans or Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender directly affected thereby, (B) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (C) amend the definition of “Required Lenders” or “Pro Rata Share”, (D) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), or release the Borrowers or any Guarantor, or (E) amend, modify or waive Section 4.03 or this Section 11.02 of this Agreement, in each case in clauses (B) through (E), without the written consent of each Lender; and

(ii)           without limitation of the provisions of the preceding clause (i), no amendment, waiver or consent shall (A) make less restrictive the calculation of Availability, (B) change the percentage of the Total Revolving Loan Commitment or of the aggregate unpaid principal amount of the Revolving Loans that is required for the Revolving Loan Lenders or any of them to take any action hereunder, (C) amend or waive compliance with the conditions precedent to the obligations of Revolving Loan Lenders to make any Revolving Loan (or to issue any Letter of Credit), (D) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Revolving Loan Lenders to make any Revolving Loan (or to issue any Letter of Credit) or (E) amend the definition of “Required Revolving Loan Lenders,” or this Section 11.02(a) of this Agreement, in each case in clauses (A) through (E), without the written consent of the Required Revolving Lenders.

Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, affect the rights or duties of Administrative Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

(b)                                 No Waiver; Remedies, Etc.  No failure on the part of Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Administrative Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Administrative Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Administrative Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

(c)                                  Replacement.  If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement requiring the consent or approval of all Lenders under Section 11.02(a), the consent of Required Lenders is obtained but the consent of one or more other Lenders whose consent is required to be obtained is not obtained, then Borrowers shall have the right, so long as all such non-consenting Lenders are either replaced or prepaid as described in clauses (i) or (ii) below, to either (i) replace the non-consenting Lenders with one or more Replacement Lenders pursuant to Section 4.08(a) so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver or (ii) prepay in full the Obligations of the non-consenting Lenders and terminate the non-consenting Lenders’ Pro Rata Share of the Revolving Loan Commitment in accordance with Section 4.08(b).

Section 11.03.  Expenses; Taxes; Attorneys’ Fees.  The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of Administrative Agent (and, in the case of clause (c) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for Administrative Agent (and, in the case of clause (c) below, each Lender), and all document, transfer, recording or filing taxes or fees and similar impositions now or hereafter payable in connection with this Agreement or any other Loan Document, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents and/or the review of any of the agreements, instruments and documents referred to in Sections 7.01(j) and (k)) and the consummation and administration of the transactions contemplated hereby, (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, or (c) the enforcement and/or preservation of any of Agent’s or the Lenders’ rights under this Agreement or the other Loan Documents, including the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document and the enforcement of any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document.

Section 11.04.  Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, Administrative Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Administrative Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not Administrative Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  Administrative Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by Administrative Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and the Lenders under this Section 11.04 are in addition to the other rights and remedies (including other rights of set-off) which the Administrative Agent and the Lenders may have, under this Agreement or any other Loan Documents of law or otherwise.

Section 11.05.  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.06.  Assignments and Participations.

(a)           This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and Administrative Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)           Each Lender may, with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, and with the written consent of Administrative Borrower, which consent shall not be unreasonably withheld or delayed and which shall not be required if an Event of Default has occurred and is continuing, assign to one or more other Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of Letter of Credit Obligations); provided, however, that (i) unless otherwise permitted by the Administrative Agent, such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and, unless otherwise previously agreed to by the Administrative Agent, such parties shall deliver to the Administrative Agent a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender) and (iii) the written consent of the Administrative Agent or Administrative Borrower shall not be required in connection with any assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender or to any other Lender.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)           The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Administrative Agent shall, if the Administrative Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f)            A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Administrative Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(g)           In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain, acting solely for this purpose as a non-fiduciary agent of the Borrowers, a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount thereof (and stated interest thereon) (the “Participant Register”).  A Registered

Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Administrative Borrower at any reasonable time and from time to time upon reasonable prior notice.

(h)           Any Person that is organized in a jurisdiction outside the United States which is assigned any portion of any Registered Loan shall comply with Section 4.05(c) to the extent applicable.

(i)            Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Letter of Credit Obligations to the extent such Loans or Letter of Credit Obligations are the subject of the participation, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans subject to the participation or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 9.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 4.04 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(j)            In furtherance and not in limitation of Section 2.07, any Lender may at any time and from time to time pledge or grant a security interest in all or any portion of its rights under this Agreement, the other Loan Documents and the Loans made by it as collateral security to secure obligations of such Lender, Affiliates of such Lender or funds or accounts managed by such Lender or an Affiliate of such Lender (and any initial or subsequent such pledgee or grantee, as the case may be, may in turn at any time and from time to time pledge or grant a security interest in all or any portion of such rights and Loans as collateral security to secure obligations of such Person, Affiliates of such Person or funds or accounts managed by such Person or an Affiliate of such Person); provided that neither the initial nor any subsequent such pledge or grant of a security interest shall in any event (i) release such Lender from any of its obligations hereunder, and (ii) substitute any such pledgee or grantee for such Lender as a party hereto with any rights or remedies hereunder or under any of the other Loan Documents.

Section 11.07.  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 11.08.  GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 11.09.  CONSENT TO JURISDICTION; SERVICE OF PROCESS AND  VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 11.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF

OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 11.10.  WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 11.11.  Consent by ‘the Administrative Agent and Lenders.  Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of Administrative Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which Administrative Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by Administrative Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 11.12.  No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 11.13.  Reinstatement; Certain Payments.  If any claim is ever made upon Administrative Agent, any Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by Administrative Agent, such Lender or the L/C Issuer in payment or on account of any of the Obligations, Administrative Agent, such Lender or the L/C Issuer shall give prompt notice of such claim to Administrative Agent and each Lender and the Administrative Borrower, and if Administrative Agent, such Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Administrative Agent, such Lender or the L/C Issuer or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by Administrative Agent, such Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to Administrative Agent, such Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Administrative Agent, such Lender or the L/C Issuer.

Section 11.14.   Indemnification.

(a)       General Indemnity.  In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless Administrative Agent, each Lender and the L/C Issuer and all of their respective affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Closing Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document, any of the Related Transaction Documents or any other agreement, document or instrument executed in connection with the transactions contemplated hereby or thereby, (ii) Administrative Agent’s or any Lender’s furnishing of funds to the Borrowers or the L/C Issuer’s issuing of Letters of Credit for the account of the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, the Reimbursement Obligations or the Letter of Credit Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement, the other Loan Documents, any of the Related Transaction Documents or any agreement, document or instrument executed in connection with the transactions contemplated hereby or thereby, or (iv) any claim, action, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b)      Environmental Indemnity.  Without limiting Section 11.14(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of or in connection with (i) any Releases or threatened Releases at any property or facility currently or formerly owned or operated by any Loan Party, any Subsidiary or any predecessor in interest or at any property or facility which received Hazardous Materials generated, managed or otherwise handled by any Loan Party, any Subsidiary or predecessor in interest; (ii) any violations of applicable Environmental Laws by any Loan Party, any Subsidiary or predecessor in interest; (iii) any Environmental Action relating to any Loan Party, any Subsidiary or predecessor in interest; (iv) any Response Action at a facility or property owned or operated at any time by any Loan Party, any Subsidiary or predecessor in interest; (v) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; or (vi) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(q) or the breach of any covenant made by the Loan Parties in Section 7.01(i) or Section 7.02(m).  Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c)       The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.14 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  The indemnities set forth in this Section 11.14 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 11.15.   Records.  The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the closing fee, the Unused Line Fee, the Letter of Credit Fee shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive and binding absent manifest error.

Section 11.16.   Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, Administrative Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Administrative Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, Administrative Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 11.06 hereof.

Section 11.17.   Interest.  It is the intention of the parties hereto that Administrative Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to Administrative Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to Administrative Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to Administrative Agent or any Lender that is contracted for, taken, reserved, charged or received by Administrative Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by Administrative Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Administrative Agent or such Lender, as applicable, to the Borrowers; and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Administrative Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by Administrative Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Administrative Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Administrative Agent or such Lender to the Borrowers.  All sums paid or -agreed to be paid to Administrative Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Administrative Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at an time and from time to time (x) the amount of interest payable to Administrative Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender pursuant to this Section 11.17 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to Administrative Agent or such Lender would be less than the amount of interest payable to Administrative Agent or such Lender computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender, then the amount of interest payable to Administrative Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender until the total amount of interest payable to Administrative Agent or such Lender shall equal the total amount of interest which would have been payable to Administrative Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 11.17.

For purposes of this Section 11.17, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers on the one hand, and the Administrative Agent and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 11.18.  Confidentiality.  Administrative Agent and each Lender agrees (on behalf of itself, each of its affiliates and each of the directors, officers, employees and representatives of such Person and its affiliates) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) by any Lender to any affiliate of such Lender (and to any director, officer, employee or representative of such affiliate), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel for Administrative Agent or any Lender, (iv) to examiners, auditors, accountants or rating agencies, (v) as may be required in connection with any litigation to which Administrative Agent or any Lender (or any affiliates of any Lender) is a party or (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 11.18.  Administrative Agent and each Lender agrees (on behalf of itself, each of its affiliates and each of the directors, officers, employees and representatives of such Person and its affiliates) that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (v) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification (unless prohibited from doing so by law, rule, regulation or court, administrative or other similar order); provided that the each Loan Party acknowledges that Administrative Agent and each Lender (and each affiliates thereof) may make disclosure as required or requested by any Governmental Authority or any representative thereof or the Secured Valuation Office of the National Association of Insurance Commissioners or representatives thereof and that Administrative Agent and each Lender (and each affiliate thereof) may be subject to review by other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 11.19.  Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  Execution of this Agreement by the Loan Parties constitutes a full, complete and irrevocable release of any and all claims which such Loan Parties may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  Neither Administrative Agent nor any Lender shall be liable to any Loan Party or any other Person on any theory of liability for any special indirect, consequential or punitive damages.

Section 11.20.  Administrative Borrower.  Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Administrative Agent and receive from the Administrative Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Administrative Agent nor the Lenders shall incur liability to the Borrowers as a result hereof.  Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Administrative Agent and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Administrative Agent and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by Agent or any Lender hereunder or under the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

BODY CENTRAL ACQUISITION CORP., a Delaware corporation

By:	/s/ Carlo A. von Schroeter
Name:	Carlo A. von Schroeter
Title:	President

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADMINISTRATIVE AGENT:

DYMAS FUNDING COMPANY, LLC

By:	Dymas Capital Management Company, LLC, its Manager

By:	/s/ Andrew D. Marek
Name:	Andrew D. Marek
Title:	Managing Director

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SYNDICATION AGENT:

CHURCHILL FINANCIAL CAYMAN LTD.

By:	Churchill Financial LLC, its agent

By:	/s/ Christopher Cox
Name:	Christopher Cox
Title:	Principal

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DOCUMENTATION AGENT:

NEWSTAR FINANCIAL, INC.

By:	/s/ P. Emery Covington
Name:	P. Emery Covington
Title:	NewStar Financial
Managing Director
Portfolio Management

4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER:

A3 FUNDING LP, as a Lender

By:	A3 Fund Management LLC, its General Partner

	By:	/s/ Alexander J. Ornstein
	Name:	Alexander J. Ornstein
	Title:	Vice President

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER:

ABLECO FINANCE LLC, as a Lender

By:	/s/ Alexander J. Ornstein
Name:	Alexander J. Ornstein
Title:	Vice President

6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER:

CHURCHILL FINANCIAL CAYMAN LTD.

By:	Churchill Financial LLC, its agent

By:	/s/ Christopher Cox
Name:	Christopher Cox
Title:	Principal

7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER:

NEWSTAR LLC 2005-1

By:	NewStar Financial, Inc., its Sole Member

By:	/s/ P. Emery Covington
Name:	P. Emery Covington
Title:	NewStar Financial
Managing Director
Portfolio Management

8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER:

NEWSTAR SHORT-TERM FUNDING LLC

By:	NewStar Financial, Inc., its Designated Manager

By:	/s/ P. Emery Covington
Name:	P. Emery Covington
Title:	NewStar Financial
Managing Director
Portfolio Management

9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER:

NATIONAL CITY BANK, as a Lender

By:	/s/ Jennifer Taliaferro
Name:	Jennifer Taliaferro
Title:	Relationship Manager

10

SCHEDULE 1.01(A)

LENDERS AND LENDERS’ COMMITMENT

Revolving Loan Commitments

Lenders	Commitment
Ableco Finance LLC	$3,793,759.40
A3 Funding LP	$2,409,248.12
NewStar Short-Term Funding LLC	$451,127.82
NewStar LLC 2005-1	$3,383,458.64
Churchill Financial Cayman Ltd.	$2,706,766.92
National City Bank	$2,255,639.10
TOTAL:	$15,000,000.00

Term Loan A Commitments

Lenders	Commitment
Ableco Finance LLC	$6,955,225.56
A3 Funding LP	$4,416,954.89
NewStar Short-Term Funding LLC	$827,067.67
NewStar LLC 2005-1	$6,203,007.52
Churchill Financial Cayman Ltd.	$4,962,406.01
National City Bank	$4,135,338.35
TOTAL:	$27,500,000.00

Term Loan B Commitments

Lenders	Commitment
Ableco Finance LLC	$6,070,015.04
A3 Funding LP	$3,854,796.99
NewStar Short-Term Funding LLC	$721,804.51
NewStar LLC 2005-1	$5,413,533.84
Churchill Financial Cayman Ltd.	$4,330,827.07
National City Bank	$3,609.022.55
TOTAL:	$24,000,000.00

1

SCHEDULE 6.01(E)

CAPITALIZATION; SUBSIDIARIES

(i) Capitalization of Parent:

Number of shares authorized:

Common:	750,000
Series A Preferred:	325,000
Series B Preferred:	175,000

Number of shares issued and outstanding:

Common:	8,000
Series A Preferred:	308,820
Series B Preferred:	158,386

Record Owner	Class of Shares	No. of Shares
WestView Capital Partners, L.P.	Series A Preferred Stock	150,000
AIG Private Equity (Bermuda) Ltd.	Series A Preferred Stock	18,909.33
AIG PEP III Direct, L.P.	Series A Preferred Stock	2,363.67
AIG PEP IV Co-Investment, L.P.	Series A Preferred Stock	18,909.33
AIG Co-Investment Fund, L.P.	Series A Preferred Stock	95,964.87
American International Group, Inc. Retirement Group	Series A Preferred Stock	5,672.80
George Kolber	Series A Preferred Stock	15,000
The Doolan Family First Limited Partnership	Series A Preferred Stock	2,000

Jerrold Rosenbaum	Series B Preferred Stock	82,361
Laurie Bauguss	Series B Preferred Stock	30,093
Beth Angelo	Series B Preferred Stock	30,093
Curtis Hill	Series B Preferred Stock	15,839

GVK, L.P.	Common Stock	5,000
Terbell Partners, Ltd.	Common Stock	3,000

(ii) Capitalization of Subsidiaries:

Parent owns one hundred percent (100%) of the issued and outstanding (1,000 shares) Capital Stock of Body Shop.

Parent owns one hundred percent (100%) of the issued and outstanding (1,000 shares) Capital Stock of CV.

Body Shop owns one hundred (100) percent of the Capital Stock of Rinzi Air, L.L.C., a Florida limited liability company.

2

SCHEDULE 6.01(F)

LITIGATION; COMMERCIAL TORT CLAIMS

None.

3

SCHEDULE 6.01(J)

TAXES

None.

4

SCHEDULE 6.01(L)

BUSINESS

The business of Body Shop and CV is that of a multi-channel retailer of primarily young women’s fashion apparel and accessories, including, without limitation, shoes, through retail stores, the internet and catalogue sales.

The business of the Parent is to hold the Capital Stock of each of Body Shop and CV.

The business of Rinzi Air, L.L.C. is to own a fractional share (1/8th interest) in the use of a Piaggio Avanti P-180 aircraft.

5

SCHEDULE 6.01(O)

REAL PROPERTY

CV leases the following location:  1030 North Ellis Road, Jacksonville, Duval County, FL  32254

Body Shop leases the following locations:  6225 Powers Avenue, Jacksonville, Duval County, FL  32217 as well as the following:

#	Store	Location	Landlord	Notice/Consent*
002	Orlando Fashion Square Mall	3201 E. Colonial Drive, Orlando, FL	PREIT	Consent*
003	Tyrone Square	6901 22nd Avenue, St. Petersburg, FL	Simon	Notice
004	Jacksonville Mall-Jax, NC	375 Western Boulevard, Jacksonville, NC	PREIT	Notice
005	University Square Mall-Tampa	222 University Square Mall, Tampa, FL	Glimcher	Notice
006	Altamonte Mall	451 East Altamonte Drive, Altamonte Springs, FL	General Growth	Notice
007	Seminole Town Center	156 Seminole Towne Circle, Sanford, FL	Simon	None
008	Westshore Plaza	338 Westshore Plaza, Tampa, FL	Glimcher	Notice
009	Honey Creek Mall /Terre Haute	3401 South US Highway 41, Terre Haute, IN	CBL	Notice
010	Regency Square Mall	9501 Arlington Expressway, Jacksonville, FL	General Growth	Notice
011	Bel Air Mall	Airport Boulevard at I-65, Mobile, AL	Colonial	Consent*
012	Macon Mall	3661 Eisenhower Parkway, Macon, GA	Colonial	Notice
013	Century Plaza Mall-B’ham	169 Century Plaza, Birmingham, AL	General Growth	Notice
014	Peachtree Mall-Columbus	357 Manchester Expressway, Columbus, GA	General Growth	Consent*
015	Orange Park Mall	1910 Wells Road, Orange Park, FL	Simon	Notice
016	Countryside Mall	27001 US Highway 19 North, Clearwater, FL	Westfield	Notice
017	Albany Mall	2601 Dawson Road, Albany, GA	Aronov	Notice
019	DeSoto Square Mall-Bradenton	303 U.S. 301 Boulevard West, Bradentown, FL	Simon	Notice
020	Eastdale Mall-Montgomery	1075 Eastdale Mall, Montgomery, AL	Aronov	Notice
021	Concord Mills Mall	8111 Concord Mills Boulevard, Concord, NC	Mills	Consent*
023	Indian River - Vero	6200 20th Street, Vero Beach, FL	Simon	Notice

6

#	Store	Location	Landlord	Notice/Consent*
024	Oaks Mall - Gainesville	6345 Newberry Road, Gainesville, FL	General Growth	Notice
025	Eagle Ridge Mall - Lake Wales	406 Eagle Ridge Drive, Lake Wales, FL	General Growth	Consent*
026	Panama City	2008 Martin Luther King Boulevard, Panama City, FL	CBL	Notice
027	Augusta Mall	3450 Wrightsboro Road, Augusta, GA	General Growth	Consent*
028	Richland Mall/Waco	6001 West Waco Drive, Waco, TX	CBL	Notice
029	Valley Hill Mall - Hickory	1960 Highway 70 SE, Hickory, NC	General Growth	Consent*
030	North Lake Mall - Atlanta	4800 Briar Cliff Road, Atlanta, GA	Simon	Notice
032	West Town Mall-Knoxville	7600 Kingston Pike, Knoxville, TN	Simon	Notice
034	Coastland Mall - Naples	1722 North Tamiami Trail, Naples, FL	General Growth	Notice
035	Boynton Beach Mall	801 North Congress Avenue, Boynton Beach, FL	Simon	Notice
036	Governor’s Square	1500 Apalachee Parkway, Tallahassee, FL	General Growth	Consent*
038	Westland Mall	1705 West 49th Street, Hialeah, FL	Mills	Notice
039	Chapel Hill Mall	2000 Brittain Road, Akron, OH	CBL	Notice
040	Hot Springs Mall	4501 Central Avenue, Hot Springs, AR	Aronov	Notice
041	Paddock Mall	3100 SW College Road, Ocala, FL	Simon	Notice
042	Haywood Mall - G’ville, SC	700 Haywood Road, Greenville, SC	Simon	Consent*
043	Lufkin Mall	4600 South Medford Drive, Lufkin, TX	North Square	Notice
044	Palm Beach Shopping #724	1801 Palm Beach Lakes Boulevard, West Palm Beach, FL	Simon	Notice
045	Gulf View Square	9409 US Highway 19 North, Port Richey, FL	Simon	Notice
047	Cumberland Mall - Atlanta	1000 Cumberland Mall, Atlanta, GA	General Growth	Notice
049	Pembroke Lakes Mall	11401 Pines Boulevard, Pembroke Pines, FL	General Growth	Notice
050	Quintard Mall	700 Quintard Drive, Oxford, AL	Grimmer	Consent*
051	West Oaks Mall	9401 West Colonial Drive, Ocoee, FL	General Growth	Notice
052	Coral Square Shopping Center	9469 West Atlantic Boulevard, Coral Springs, FL	Simon	Notice
053	Treasure Coast Mall	3236 NW Federal Highway, Jensen Beach, FL	Simon	Notice

7

#	Store	Location	Landlord	Notice/Consent*
054	Merritt Square Mall	777 East Merritt Island Causeway, Merritt Island, FL	L & H	Consent*
055	Wolfchase Galleria	2760 North Germantown Parkway, Memphis, TN	Simon	Notice
056	Eastland Mall	5439 Central Avenue, Charlotte, NC	Glimcher	Notice
057	Briarcliff Mall	10177 North Kings Highway, Myrtle Beach, SC	Colonial	Notice
058	Miami International Mall	1455 NW 107th Avenue, Miami, FL	Simon	Notice
059	Sharpstown Mall	7500 Bellaire Boulevard, Houston, TX	Transwestern	Consent*
060	Cross Creek Mall	208 Cross Creek Mall, Fayetteville, NC	CBL	Notice
061	Ashville Mall	3 South Tunnel Road, Asheville, NC	CBL	Notice
062	Crystal River Mall	1801 NW Highway 19, Crystal River, FL	Simon	Notice
063	Town East Mall	2063 North Town East Boulevard, Mesquite, TX	General Growth	Notice
064	Vista Ridge Mall	2401 South Stemmons Freeway, Lewisville, TX	General Growth	Notice
065	The Plaza Mall	714 SE Greenville Boulevard, Greenville, NC	Colonial	Notice
066	Deerbrook Mall	20131 Highway 59 North, Humble, TX	General Growth	Notice
067	Galleria at Pittsburgh	2012 Butler Logan Road #367, Tarentum, PA	Mills	Notice
068	Town Center Mall-Citrus Park	Town Center Mall, Tampa, FL	Westfield	Notice
070	Acadiana Mall	5725 Johnston Street, Lafayette, LA	Aikens	Notice
071	Melbourne Square	1700 West New Haven, Melbourne, FL	Simon	Notice
072	East Towne Mall	3001 North Mall Road, Knoxville, TN	Simon	Notice
073	Savannah Mall	14045 Abercorn, Savannah, GA	LaSalle	Notice
074	Madison Square	5901 University Drive, Huntsville, AL	CBL	Notice
075	Mall of Georgia	3333 Buford Drive, Buford, GA	Simon	Notice
076	Glynn Place Mall	100 Mall Boulevard, Brunswick, GA	Colonial	Notice
077	West Oaks Mall	2600 Highway 6 South, Houston, TX	LaSalle	Notice
078	First Colony Mall	16535 Southwest Freeway, Sugar Land, TX	General Growth	Notice
080	Valley View	13331 Preston Road, Dallas, TX	Macerich	Consent*
082	Brandon Town Center	578 Brandon Town Center Boulevard, Brandon, FL	Westfield	Notice

8

#	Store	Location	Landlord	Notice/Consent*
083	Florida Mall	8001 South Orange Blossom Trail, Orlando, FL	Simon	Notice
084	Valdosta Mall	1700 Norman Drive, Valdosta, GA	Colonial	Notice
085	Colonial Mall Lakeshore	150 Pearl Nix Parkway, Gainesville, GA	Colonial	Notice
086	Hanes Mall	3320 Silas Creek Parkway, Winston-Salem, NC	CBL	Notice
087	Edgewater Mall	2600 Beach Boulevard, Biloxi, MS	Jim Wilson	Notice
088	Gwinnett Place Mall	2100 Pleasant Hill Road, Duluth, GA	Simon	Consent*
089	Georgia Square	3700 Atlanta Highway, Athens, GA	CBL	Notice
090	Cary Town Center	1105 Walnut Street, Cary, NC	CBL	Notice
092	Greenspoint Mall	333 Greenspoint Mall, Houston, TX	Triyar	Consent*
093	Opry Mills	412 Opry Mills Drive, Nashville, TN	Mills	Notice
097	Riverchase Galleria	2000 Riverchase Galleria, Hoover, AL	Jim Wilson/GGP	Notice
098	Southland Mall	5953 West Park Avenue, Houma, LA	Sizeler	Notice
099	Jacksonville Beach - KMD	1567 North Third Street, Jacksonville, FL	Sleiman	Consent*
101	Pensacola	5100 North 9th Avenue, Pensacola, FL	Simon	Notice
102	Magnolia Mall	2701 David McLeod Boulevard, Florence, SC	PREIT	Notice
103	Santa Rosa Mall	300 Mary Esther Boulevard, Mary Esther, FL	LaSalle	Notice
104	Esplanada Mall #214	1401 West Esplanade Avenue, Kenner, LA	Mills	Notice
106	Colonial Gadsden Mall	1001 Rainbow Drive, Gadsden, AL	PREIT	Consent*
107	Wiregrass Commons	900 Commons Drive, Dothan, AL	PREIT	Notice
109	Streets at Southpoint	6910 Fayetteville Road, Durham, NC	General Growth	Notice
110	Jacksonville Landing	2-119 East Independent Drive, Jacksonville, FL	Sleiman	Notice
111	Golden East Crossing	100 North Wesleyan Boulevard, Rocky Mount, NC	Hendon Prop.	Notice
112	Mall of St. Matthews	5000 Shelbyville Road, Louisville, KY	General Growth	Notice
113	Mall at Stonecrest #1760	2929 Turner Hill Road, Lithonia, GA	Forest City	Notice
114	Chattanooga	2100 Hamilton Place Boulevard, Chattanooga, TN	CBL	Notice
115	Colonial Brookwood	763 Brookwood Village, Homewood, AL	Colonial	Notice

9

#	Store	Location	Landlord	Notice/Consent*
116	Sikes Senter #390	3111 Midwestern Parkway, Wichita Falls, TX	General Growth	Notice
117	Lynnhaven Mall #1196	701 Lynnhaven Parkway, Virginia Beach, VA	General Growth	Notice
118	Virginia Center #546	10101 Brook Road, Glen Allen, VA	Simon	Notice
119	Arbor Place #1220	6700 Douglas Boulevard, Douglasville, GA	CBL	Notice
120	Lakeland Square	3800 North Highway 98, Lakeland, FL	General Growth	Notice
121	Broadway at the Beach #116	1305 Celebrity Circle, Myrtle Beach, SC	Burroughs-Chapin	Notice
122	Volusia Mall #558	1700 West International Speedway Boulevard, Daytona Beach, FL	CBL	Notice
123	Barnes Crossing #104	1001 Barnes Crossing Road, Tupelo, MS	Hocker	Notice
124	Oakwood Center #102	Oakwood Center, New Orleans, LA	General Growth	Notice
125	Citadel Mall #C436	2071 Sam Rittenburg Boulevard, Charleston, SC	CBL	Notice
126	Quail Springs Mall #134	2501 West Memorial Road, Oklahoma City, OK	General Growth	Consent*
127	Independence Mall KMD	3500 Oleander Drive, Wilmington, NC	Westfield	Notice
128	Triangle Town Center #1107	5959 Triangle Town Boulevard, Raleigh, NC	Jacobs Group	Notice
129	Southpark Mall #B-50	414 Southpark Circle, Colonial Heights, VA	CBL	Notice
130	Coastal Grand Mall #155	2238 Coastal Grand Circle, Myrtle Beach, SC	CBL	Notice
131	Metrocenter #1198	9617 North metro Parkway, Phoenix, AZ	Macerich	Notice
132	Northgate Mall #2055	9641 Colerain Avenue, Cincinnati, OH	Feldman	Notice
133	Hickory Hallow Mall 2055	5252 Hickory Hollow Parkway, Antioch, TN	CBL	Notice
134	Superstition Springs Mall	6555 East Southern Avenue, Mesa, AZ	Macerich	Notice
135	Arrowhead Towne Center	7700 W. Arrowhead Towne Center, Glendale, AZ	Macerich	Notice
136	Mall of the Avenues	10300 Southside Boulevard, Jacksonville, FL	Simon	Notice
137	Rivergate Mall #1670	1000 Rivergate Parkway, Goodlettsville, TN	CBL	Notice
139	Paradise Vall Mall #B20	4550 East Cactus Road, Phoenix, AZ	Macerich	Notice
140	Columbiana Center	100 Columbiana Circle, Columbia, SC	General Growth	Notice
141	Broadway Square Mall #F11	4601 South Broadway Avenue, Tyler, TX	Simon	Notice

10

#	Store	Location	Landlord	Notice/Consent*
142	Cortana Mall	9785 Cortana Place, Baton Rouge, LA	Mall Properties	Notice
144	Northwood Mall	2150 Northwoods Boulevard, Charleston, SC	CBL	Notice
145	Hulen Mall	4800 South Hulen Street, Forth Worth, TX	GGP	Notice
148	Tri-County Mall	11700 Princeton Pike, Cincinnati, OH	Thor Equities	Notice
149	Military Circle Mall	880 North Military Highway, Norfolk, VA	Thor Equities	Notice
151	McCain Mall	3929 McCain Boulevard, North Little Rock, AR	Simon	Notice
152	Parkdale Mall	6155 Eastex Freeway, Beaumont, TX	CBL	Notice
153	Jefferson Mall	4801 Outer Loop Road, Louisville, KY	CBL	Notice
154	BC-Southlake	1000 Southlake, Morrow, GA	General Growth	Notice
155	Century III Mall	3075 Clairton Road, West Mifflin, PA	Simon	Notice
156	Tulsa Promenade Mall	4107 South Yale Avenue, Tulsa, OK	Glimcher	Notice
157	The Mall at Robinson	100 Robinson Center Drive, Pittsburgh, PA	Forest City	Notice
158	Monroeville Mall	200 Mall Circle Drive, Monroeville, PA	CBL	Notice
159	Towne East Square	7700 East Kellogg Drive, Wichita, KS	Simon	Notice
160	Great Lakes Mall	7850 Mentor Avenue, Mentor, OH	Simon	Notice
161	Penn Square Mall	1901 NW Expressway Street, Oklahoma City, OK	Simon	Notice
162	Ingram Place Mall	6301 NW Loop 410, San Antonio, TX	Simon	Notice
163	Green Tree Mall #404	757 East Lewis & Clark Parkway, Clarksville, IN	Macerich	Notice
164	Longview Mall #G5A	3500 McCann Road, Longview, TX	Simon	Notice
165	Chesterfield Towne Center	11500 Midlothian Turnpike, Richmond, VA	Macerich	Notice
166	Mall of Louisiana	6401 Bluebonnet Boulevard, Baton Rouge, LA	General Growth	Notice
167	Arundel Mills Mall	7000 Arundel Mills Circle, Hanover, MD	Mills	Notice
170	Grapevine Mills	3000 Grapevine Mills Parkway, Grapevine, TX	Mills	Notice
171	Northpark Mall # 202	1200 East County Line Road, Ridgeland, MS	Mills	Notice
172	Westgate Mall # 520	205 West Blackstock Road, Spartanburg, SC	CBL	Notice
173	West Ridge Mall # G18	1801 SW Wanamaker Road, Topeka, KS	Simon	Notice

11

#	Store	Location	Landlord	Notice/Consent*
174	Marley Station	7900 Richie Highway E-219, Glenn Burnie, MD	Mills	Notice
175	Southern Place	7401 Market Street, Youngstown, OH	Simon	Notice
176	Concord Mall #330	4737 Concord Pike, Wilmington, DE	Allied	None
177	Berkshire Mall	1665 State Hill Road, Wyomissing, PA	Allied	None
178	Chesterfield Mall	261 Chesterfield Mall, Chesterfield, MO	Westfield	Notice
179	South County Center	359 South County Center Way, St. Louis, MO	Westfield	Notice
180	Crestwood	127 Crestwood Plaza, St. Louis, MO	Westfield	Notice
181	Florence Mall	2028 Florence Mall, Florence, KY	General Growth	Notice
182	Franklin Mills	1281 Franklin Mills Circle, Philadelphia, PA	Mills	Notice
183	South Hills Village	301 South Hills Village, Pittsburgh, PA	Simon	Notice
184	South Park Mall	2310 SW Military Drive, San Antonio, TX	Jones Lang LaS	Notice
185	Granite Run Mall	1067 West Baltimore Pike, Media, PA		Notice
186	St. Clair Square	103 St. Claire Square, Fairview Heights, IL	CBL	Notice
188	River Oaks	96 River Oaks Center Drive, Calumet City, IL	Simon	Notice
189	White Oaks Mall #124	2501 Wabash Avenue, Springfield, IL	Simon	Notice
190	Southpark Mall	1400 16th Street, Moline, IL	Simon	Notice
191	Northpark Mall	320 West Kimberly Road, Davenport, IA	Simon	Notice
192	Lincolnwood Town Center	3333 West Touhy Avenue, Lincolnwood, IL	Simon	Notice
193	The Mall at Turtle Creek	3000 East Highland Drive, Jonesboro, AR	Hocker	Notice
236	Cordova Mall - KMD	5100 North 9th Avenue, Pensacola, FL	Simon	Notice
250	Hatcher Point Mall	2215 Memorial Drive, Waycross, GA	Wheeler-Kolb	Notice
261	Highland Square Outlet	1036-20 Dunn Avenue, Jacksonville, FL	Regency Group	Notice
262	Ponce De Leon Mall	2121 US 1 South, St. Augustine, FL	Hull Storey	Consent*
266	Jasper Mall	300 Highway 78, Jasper, AL	Sharp Realty	Notice
267	Lake Square Mall	10401 US Highway 441 South, Leesburg, FL	Simon	Consent*
200	Chesapeake Square	4200 Portsmouth Blvd., Chesapeake, VA	Simon	N/A
201	Fairfield Commons	2727 Fairfield Commons, Beavercreek, OH	Glimcher	N/A

12

#	Store	Location	Landlord	Notice/Consent*
205	Logan Valley	710 Logan Valley Mall, Altoona, PA	PREIT	N/A
None Yet	Dayton Mall	2700 Miamisburg-Centerville Road, Dayton, OH	Glimcher	N/A
203	River Valley	1635 River Valley Circle S., Lancaster, OH	Glimcher	N/A
202	Ashland Mall	Ashland Town Ctr, 500 Winchester Avenue, Ashland, KY	Glimcher	N/A

*Store leases that require consent be obtained from the applicable landlord as the change of voting control over the tenant constitutes a deemed assignment under the terms of the lease.  True and correct copies of all store leases have been provided to the Parent.  The Parent and Sellers are in the process of obtaining the necessary landlord consents.

13

SCHEDULE 6.01(U)

INTELLECTUAL PROPERTY

Registered Trademarks owned by Body Shop:

Jurisdiction	BSKB Ref #	Mark	Appl #	Filing Date	Reg #	Reg Date
U.S.	2487-0101	KAT MAN DU (STYLIZED)	73/793,842	4/17/1989	1,636,420	2/26/1991

U.S.	2487-0105	BODY SHOP	73/204,621	2/22/1979	1,140,433	10/14/1980

U.S.	2487-0106	BODY SHOP	73/204,344	2/21/1979	1,376,370	12/17/1985

U.S.	2487-0110	LIPSTICK	75/407,103	12/17/1997	2,218,837	1/19/1999

U.S.	2487-0119	BODY CENTRAL	76/293,736	8/2/2001	2,759,773	9/2/2003

Puerto Rico	2487-0119	BODY CENTRAL	55995	2/4/2002	55,995	6/30/2003
Florida		BODY SHOP			918522	12/22/1977
Georgia		BODY SHOP			S3806	12/14/1977

Registered Copyrights owned by Body Shop:

Copyright Application Title	Copyright No.	Registration Date

Lion — All God’s Children	VAu282058	12/06/93

Ark — We are all in the same boat!	VAu282057	12/06/93

Dolphin —as long as the dolphins play there is hope for another day!	VAu282056	12/06/93

Otter — what did I ever do to you?	VAu282055	12/06/93

Hummingbird —the nature around us depends on the nature within us	VAu282054	12/06/93

SOS, save our species.	VAu282053	12/06/93

Rhino — today, tomorrow	VAu282052	12/06/93

Zebra — love thy neighbors	VAu282051	12/06/93

Earth, its home — don’t trash it!	VAu282050	12/06/93

14

Domain Names for Body Shop:

Domain Name Registrations

Domain Name	Expiration
bdycentral.com	February 5, 2009
bdyshp.com	December 7, 2008
bodyc.com	January 14, 2007
bodycee.com	January 14, 2007
bodycentralclothing.com	January 13, 2009
bodysea.com	January 14, 2007
bodyshopamerica.com	April 28, 2008
bodyshopclothing.com	February 11, 2009
mybodycentral.com	February 17, 2009

Co-license:

Body Shop co-owns a mailing list with Venus Swimwear, Inc. (“Venus”) that both Body Shop and Venus developed during a co-marketing arrangement.  Note that pursuant to the Settlement Agreement between Venus and Body Shop executed March 24, 2004, which relates to the wind-up of this co-marketing arrangement regarding catalogs and a related dispute regarding use of the mailing list information for those catalogs, Body Shop and Venus Swimwear agreed, pursuant to the Settlement Agreement that each may use the mailing list that Body Shop and Venus developed during the their co-marketing arrangement. Included in the Settlement Agreement is an agreement that Body Shop will not display or offer swimwear in its catalogs.

Body Shop has entered into a Tradename and Trademark Agreement, dated February 12, 1991 (the “Skin and Hair License Agreement”), with Skin and Hair Care Preparations, Inc. (“Skin and Hair”), Buth-Na-Bodhaige, Inc. and World Green, Inc., whereby Body Shop and Skin and Hair have granted a royalty-free license to each other for the use of certain of their respective trade and service marks.

Body Shop has entered into a License Agreement with Skin and Hair Care Preparations, Inc. (“Skin and Hair”), whereby Body Shop has granted to Skin and Hair exclusive and non-exclusive right and license to use certain of its trade and service marks.

Note that in connection with a dispute as to the use of the mark “Body Shop”, Body Shop has agreed with the Skin and Hair and the U.S. affiliate of The Body Shop, Ltd. (the “Body Shop of England”), pursuant to Skin and Hair License Agreement, that Body Shop will not use the mark “Body Shop” outside of the District of Columbia, and the states of Maryland, Virginia, Delaware, New Jersey, Pennsylvania, West Virginia, Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas, and has agreed that the Body Shop of England may use the Body Shop mark in those states and elsewhere.  Body Shop is in the process of phasing out the use of the mark Body Shop in favor of the mark Body Central.

15

SCHEDULE 7.02(A)

EXISTING LIENS

None.

16

SCHEDULE 7.02(B)

EXISTING INDEBTEDNESS

Body Shop has guaranteed certain obligations of CV to Wachovia Bank, N.A. pursuant to that certain Unconditional Guaranty dated on or about October 1, 2006.

17

SCHEDULE 7.02(E)

EXISTING INVESTMENTS

Parent owns one hundred percent (100%) of the Capital Stock of Body Shop and CV.  Body Shop owns one hundred percent (100%) of the Capital Stock of Rinzi Air, L.L.C.

18

SCHEDULE 7.02(H)

EXISTING TRANSACTIONS WITH AFFILIATES

Lease agreement, dated as of October 1, 2006, between Powers Avenue Joint Venture, a Florida partnership, as Landlord, and Body Shop, as Tenant with respect to the leased premises located at 6225 Powers Avenue, Jacksonville, FL  32217.

19

SCHEDULE 7.02(I)

LIMITATIONS ON DIVIDENDS
AND OTHER PAYMENT RESTRICTIONS

None.

20

SCHEDULE 7.02(N)

CONTINGENT OBLIGATIONS

None.

21

EXHIBIT A TO FINANCING AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated                   , 20

Reference is made to that certain Financing Agreement, dated as of October 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among Body Central Acquisition Corp. and each other Person who becomes a borrower thereunder (each a “Borrower” and collectively “Borrowers”), the Guarantors party thereto, Dymas Funding Company, LLC, as Administrative Agent, and the Lenders. Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Financing Agreement.

                            , solely in its capacity as a Lender under the Financing Agreement (the “Assignor”), and                               , a(n)                                  (the “Assignee”) agree as follows:

1.             The Assignor hereby sells and assigns to the Assignee, without recourse, representation or warranty, and the Assignee hereby purchases and assumes from the Assignor, on the Effective Date (as defined below), an interest as set forth in Exhibit A attached hereto (the “Assigned Interest”) in and to (i) all of the Assignor’s right, title and interest with respect to each Loan set forth in Exhibit A, (ii) all of the Assignor’s right, title and interest with respect to the Revolving Loan Commitment set forth in Exhibit A and (iii) to the extent related thereto, all of the Assignor’s rights and obligations, solely as a Lender, under the Financing Agreement and any other Loan Document (including, without limitation, (A) with respect to the Revolving Loan Commitment assigned to the Assignee hereunder, the obligation to participate in all obligations of the Administrative Agent in respect of Letters of Credit as set forth in Section 3.02 of the Financing Agreement, (B) the outstanding principal amount of the Loans made by the Assignor and assigned to the Assignee hereunder, and (C) the Assignor’s pro rata share of the obligations owing to each Loan Party under the Financing Agreement and the Loan Documents). The Assigned Interest (expressed as a percentage) in each Loan and the Revolving Loan Commitment is set forth in Exhibit A opposite the name of the corresponding Loan and Commitments.

2.             The Assignor (i) represents and warrants as of the date hereof that its Commitment, or if its Commitment shall have been terminated, the outstanding principal amount, with respect to any Loan, is set forth in Exhibit A opposite the type of the corresponding Loan (without giving effect to assignments thereof which have not yet become effective); (ii) represents and warrants that it is the legal and beneficial owner of the interest it is assigning hereunder; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by or in connection with the Financing Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement or any other Loan Document, or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan

Party or any of its Subsidiaries or the performance or observance by any Loan Party or any of its Subsidiaries of any of its obligations under the Financing Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3.             The Assignee represents and warrants that it has become a party hereto solely in reliance upon its own independent investigation of the financial and other circumstances surrounding the Loan Parties and their respective Subsidiaries, the Collateral, the Loans, the Commitments and all aspects of the transactions evidenced by or referred to in the Loan Documents, or has otherwise satisfied itself thereto, and that it is not relying upon any representation, warranty or statement (except any such representation, warranty or statement expressly set forth in this Agreement) of the Assignor in connection with the assignment made under this Agreement. The Assignee further acknowledges that the Assignee will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based upon the Assignee’s review of such documents and information as the Assignee deems appropriate at the time, make and continue to make its own credit decisions in entering into this Assignment and Acceptance and taking or not taking action under the Loan Documents. The Assignor shall have no duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of the Assignee or to provide the Assignee with any credit or other information with respect thereto, whether coming into its possession before the making of the initial extension of credit under the Financing Agreement or at any time or times thereafter.

4.             The Assignee represents and warrants to the Assignor that it has experience and expertise in the making of loans such as the Loans or with respect to the other types of credit which may be extended under the Financing Agreement; that it has acquired its Assigned Interest for its own account and not with any intention of selling all or any portion of such interest; and that it has received, reviewed and approved copies of all Loan Documents.

5.             The Assignor shall not be responsible to the Assignee for the execution, effectiveness, accuracy, completeness, legal effect, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents made or furnished or made available by the Assignor to the Assignee or by or on behalf of the Loan Parties or their Subsidiaries to the Assignor or the Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Loan Parties or their Subsidiaries or any other Person liable for the payment of any Loans or payment of amounts owed in connection with other extensions of credit under the Financing Agreement or the value of the Collateral or any other matter. The Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or other extensions of credit under the Financing Agreement or as to the existence or possible existence of any Event of Default or Default.

6.             Each party to this Assignment and Acceptance represents and warrants to the other party to this Assignment and Acceptance that it has full power and authority to enter into this Assignment and Acceptance and to perform its obligations under this Assignment and

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Acceptance in accordance with the provisions set forth herein, that this Assignment and Acceptance been duly authorized, executed and delivered by such party and that this Assignment and Acceptance constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

7.             Each party to this Assignment and Acceptance represents and warrants that the making and performance by it of this Assignment and Acceptance do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other law or regulation applicable to it.

8.             Each party to this Assignment and Acceptance represents and warrants that all consents, licenses, approvals, authorizations, exemptions, registrations, filings, opinions and declarations from or with any agency, department, administrative authority, statutory corporation or judicial entity necessary for the validity or enforceability of its obligations under this Assignment and Acceptance have been obtained, and no governmental authorizations other than any already obtained are required in connection with its execution, delivery and performance of this Assignment and Acceptance.

9.             The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned and that such interest is free and clear of any Lien.

10.           The Assignor makes no representation or warranty and assumes no responsibility with respect to the operations, condition (financial or otherwise), business or assets of the Loan Parties or their Subsidiaries or the performance or observance by the Loan Parties or their Subsidiaries of any of their obligations under the Financing Agreement or any other Loan Document.

11.           The Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

12.           The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreement and the other Loan Documents are required to be performed by it as a Lender.

13.           The Assignee confirms that it has received all documents and information it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance.

14.           The Assignee specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

15.           The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date that is the latest of (a) the execution of this Assignment and Acceptance, (b) the delivery of this Assignment and Acceptance to the Administrative Agent for acceptance and (c)

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the date on which the Assignor has received the payment, in immediately available funds, by the Assignee of $                    , which amount represents the $                        purchase price for the Assigned Interest net of a $                   closing fee payable by Assignor to Assignee in respect of this Agreement.

16.           Upon such acceptance, as of the Effective Date (i) the Assignee shall, in addition to the rights and obligations under the Financing Agreement and the other Loan Documents held by it immediately prior to the Effective Date, have the rights and obligations under the Financing Agreement and the other Loan Documents that have been assigned to it pursuant to this Assignment and Acceptance, and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents that have been assigned by the Assignor to the Assignee pursuant to this Assignment and Acceptance.

17.           Upon such acceptance, from and after the Effective Date, the Administrative Agent shall make all payments under the Financing Agreement in respect of the rights assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. If the Assignor receives or collects any payment of interest or fees attributable to the interests assigned to the Assignee by this Assignment and Acceptance which has accrued after the Effective Date, the Assignor shall distribute to the Assignee such payment. If the Assignee receives or collects any payment of interest or fees which is not attributable to the interests assigned to the Assignee by this Assignment and Acceptance or which has accrued on or prior to the Effective Date, the Assignee shall distribute to the Assignor such payment.

18.           This Assignment and Acceptance shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely therein without consideration as to choice of law.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Assignment and Acceptance as of the Effective Date.

[NAME OF ASSIGNOR]

By:
Name:
Title:

NOTICE ADDRESS AND PAYMENT INSTRUCTIONS FOR ASSIGNOR

Telephone No.
Telecopy No.

[NAME OF ASSIGNEE]

By:
Name:
Title:

NOTICE ADDRESS AND PAYMENT INSTRUCTIONS FOR ASSIGNEE

Telephone No.
Telecopy No.

ACCEPTED this day
of , 20
DYMAS FUNDING COMPANY, LLC,
as Administrative Agent

By:	Dymas Capital Management Company,
LLC, its Manager

By:
Name:
	Title:	Director

Assignment and Acceptance

6

ACCEPTANCE BY THE BORROWERS

To the extent expressly required under
Section 11.06(b) of the Financing Agreement:

ACCEPTED this                day
of                           , 20

[BODY CENTRAL ACQUISITION CORP., a
Delaware corporation* / BODY SHOP OF
AMERICA, INC., a Florida corporation, and
CATALOGUE VENTURES, INC., a Florida
corporation**]

By:
Name:
Title:

* To be inserted on the Closing Date

** To be inserted after the Closing Date

Assignment and Acceptance

7

EXHIBIT A

1.                                       Borrower: [BODY CENTRAL ACQUISITION CORP., a Delaware corporation* / BODY SHOP OF AMERICA, INC., a Florida corporation, and CATALOGUE VENTURES, INC., a Florida corporation**]

2.                                       Description of Financing Agreement: Financing Agreement, dated as of October 1, 2006, by and among the Borrower, the Guarantors, Administrative Agent and the Lenders which are parties thereto.

3.

Type of Loan/Commitment	Amount of Loans / Commitment owned by Assignor	Amount of Portion of Assignor’s Loan / Commitment to be assigned to Assignee	Percentage Interest of Portion of Assignor’s Loan / Commitment to be assigned to Assignee

* To be inserted on the Closing Date

** To be inserted after the Closing Date

Assignment and Acceptance

8

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

Date:                       , 200

This Borrowing Base Certificate (this “Certificate”) is given by BODY CENTRAL ACQUISITION CORP., a Delaware corporation, in its capacity as administrative borrower (“Administrative Borrower”), pursuant to Section 7.01(a)(iv) of that certain Financing Agreement dated as of October 1, 2006 among Administrative Borrower, the other Borrowers from time to time party thereto, each subsidiary of the Administrative Borrower listed as a “Guarantor” on the signature pages thereto, Dymas Funding Company, LLC, in its capacity as Administrative Agent and the other financial institutions party thereto as “Lenders” (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Financing Agreement.

The individual executing this Certificate on behalf of Administrative Borrower is an Authorized Officer and, as such, is duly authorized to execute and deliver this Certificate on behalf of Administrative Borrower. By executing this Certificate such Authorized Officer hereby certifies to Administrative Agent and Lenders that:

(a)                                  Attached is a schedule of the Borrowing Base (Exhibit A) as of the above date and the calculations made with respect thereto;

(b)                                 based on such schedule, the Borrowing Base as of the above date is:

IN WITNESS WHEREOF, Administrative Borrower has caused this Certificate to be executed by one of its Authorized Officers this                  day of                                 , 200  .

BODY CENTRAL ACQUISITION CORP., a Delaware corporation

By:
Title:

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EXHIBIT A
TO
BORROWING BASE CERTIFICATE

1.     All finished goods and raw material Inventory of the Loan Parties valued at the lower of (x) cost (as reflected in the general ledger of the applicable Loan Party before customary (but not extraordinary) reserves established by such Person in good faith and in accordance with GAAP) and (y) market value, in each case determined in accordance with GAAP calculated on a retail inventory method basis

$

2. Ineligible Inventory (the sum of clauses (i) through (vii) below)		$

(i)    Inventory that is not lawfully owned by, and in possession of, a Loan Party free and clear of all existing Liens other than in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders or not otherwise in compliance with all the representations and warranties made by any Loan Party with respect thereto in the Loan Documents

$

(ii) Inventory that is held on consignment or that may not be lawfully sold	$

(iii) Inventory upon which a Loan Party does not have the right to grant a Lien or in respect of which Administrative Agent does not have a perfected first priority Lien	$

(iv) Inventory that did not arise or was not acquired in the ordinary course of the business of a Loan Party or represents damaged, obsolete or unsalable goods	$

(v) Inventory for which an Account Receivable or document of title has been created or issued	$

(vi)  Inventory that consists of finished goods Inventory sold under a licensed trademark or which contains or uses a medium subject to a copyright for which (A) the Administrative Agent shall not have entered into a waiver letter, in form and substance satisfactory to the Administrative Agent, with the licensor with respect to the rights of the Administrative Agent to use the licensed trademark or copyright to sell or otherwise dispose of such Inventory or (B) the Administrative Agent shall not otherwise be satisfied, in its sole discretion, that the Administrative Agent has rights to sell or dispose of such Inventory

$

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(vii) Inventory that is work-in-process, supplies or packaging	$

3. Eligible Inventory (Item 1 minus Item 2)		$

4. Borrowing Base — 70% of Eligible Inventory (Item 3 multiplied by .7)		$

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EXHIBIT C

COMPLIANCE CERTIFICATE

Date:                         , 200

This Compliance Certificate (this “Certificate”) is given by BODY CENTRAL ACQUISITION CORP., a Delaware corporation, in its capacity as administrative borrower (in such capacity “Administrative Borrower”), pursuant to subsection 7.01(a)(iii) of that certain Financing Agreement dated as of October 1, 2006 among Administrative Borrower, the other Borrowers from time to time party thereto, each subsidiary of the Administrative Borrower listed as a “Guarantor” on the signature pages thereto, Dymas Funding Company, LLC, in its capacity as Administrative Agent, and the other financial institutions party thereto as “Lenders” (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Financing Agreement.

The officer executing this Certificate is an Authorized Officer of Administrative Borrower and, as such, is duly authorized to execute and deliver this Certificate on behalf of Administrative Borrower. By executing this Certificate such Authorized Officer hereby certifies to Administrative Agent and Lenders that:

(a)           the financial statements delivered with this Certificate in accordance with subsection 7.01(a)(i) and/or (ii), as applicable, of the Financing Agreement are correct and complete and fairly present in all material respects, and in accordance with GAAP, the financial position and the results of operations and cash flows of Parent and its Subsidiaries as of the dates of and for the periods covered by such financial statements in a manner consistent with that of the most recent audited financial statements (subject in the case of interim financial statements to normal year-end adjustments, the absence of footnote disclosures and accounting for lease leveling and tenant allowances);

(b)           I have reviewed the provisions of the Financing Agreement and the other Loan Documents and have made or caused to be made under my supervision a review of the conditions and operations of the Parent and its Subsidiaries during the period covered by the financial statements delivered with this Certificate with a view to determining whether Parent and its Subsidiaries were in compliance with all of the provisions of the Financing Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and such review has not disclosed, nor do I have knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, Exhibit B attached hereto sets forth the nature and period of existence of such Event of Default or Default and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto;

(c)           Exhibit A attached hereto is a correct calculation of each of the financial covenants contained in Section 7.03 of the Financing Agreement, calculated with respect to Parent and its Subsidiaries on a consolidated basis;

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(d)           Based on the Senior Leverage Ratio, the Applicable Margin for Base Rate Loans is                  and the Applicable Margin for LIBOR Loans is                     ; and

(e)           Since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Administrative Agent, none of Parent or any of its Subsidiaries has:

(i)            changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows:                                                                                                      ;

(ii)           acquired the assets of, or merged or consolidated with or into, any Person, except as follows:                                                                                                     ;
and

(iii)          changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows:
                                                                                                .

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, Administrative Borrower has caused this Certificate to be executed by one of its Authorized Officers this                      day of                             , 200  .

BODY CENTRAL ACQUISITION CORP., a Delaware corporation

By:
Name:
Title:

14

EXHIBIT A TO

COMPLIANCE CERTIFICATE

Note: All calculations set forth in this Certificate are for Parent and its Subsidiaries on a consolidated basis and are without duplication.

Covenant 7.03(a) — Senior Leverage Ratio

Senior Leverage Ratio is defined as Net Consolidated Senior Funded Indebtedness divided by Consolidated EBITDA and is calculated as follows:

Net Consolidated Senior Funded Indebtedness:

Average daily outstanding principal balance of Revolving Loans for the three month period (or such shorter period as shall have elapsed since the Closing Date) ended as of the date of measurement

Plus: Outstanding principal balance of Term Loans as of the date of measurement

Principal portion of Capitalized Lease Obligations or Indebtedness secured by purchase money Liens as of the date of measurement

Without duplication, all other Indebtedness of the Parent and its Subsidiaries as of the date of measurement other than Indebtedness described in clauses (iv) and (vii) of the definition thereof

Equal: Gross Consolidated Senior Funded Indebtedness

Less: Subordinated Indebtedness included above
Unrestricted cash on hand in excess of $3,000,000 in which Administrative Agent has a perfected first Lien.

Equal: Net Consolidated Senior Funded Indebtedness

Consolidated EBITDA (as calculated per Exhibit B)

Senior Leverage Ratio (Net Consolidated Senior Funded Indebtedness divided by Consolidated EBITDA)

Maximum Senior Leverage Ratio

In Compliance	Yes/No

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Covenant 7.03(b) — Fixed Charge Coverage

Fixed Charge Coverage Ratio is defined as (Consolidated EBITDA less Unfinanced Capital Expenditures) divided by Fixed Charges and is calculated as follows:

Consolidated EBITDA (as calculated per Exhibit B)

Less: Unfinanced Capital Expenditures (as calculated per covenant 7.03(c)

Equals: Consolidated Operating Cash Flow

Fixed Charges:

Consolidated Net Interest Expense (as calculated per Exhibit C) for the applicable measurement period

Plus: All principal of Indebtedness scheduled to be paid or prepaid during the applicable measurement period income taxes paid or payable in cash during the applicable measurement period

Restricted Payments paid in cash during the applicable measurement period, other than dividends or distributions paid by any Loan Party to a Borrower or a Wholly-Owned Subsidiary of a Borrower during such period

Management Fees (if any) paid in cash during the applicable measurement period

Equal: Fixed Charges*

Fixed Charge Coverage Ratio (Consolidated Operating Cash Flow divided by Fixed Charges)

Minimum Fixed Charge Coverage Ratio

In Compliance	Yes/No

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* If any fiscal month set forth below is included in any period for which Fixed Charges are being calculated, the amount set forth below opposite such fiscal month shall be deemed to be Fixed Charges for such fiscal month:

Month	Amount
January, 2006	$900,000
February, 2006	$900,000
March, 2006	$900,000
April, 2006	$900,000
May, 2006	$900,000
June, 2006	$900,000
July, 2006	$900,000
August, 2006	$900,000
September, 2006	$900,000

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Covenant 7.03(c)
Capital Expenditure Limit

For purposes of Covenant 7.03(c), Capital Expenditures are calculated as follows:

The aggregate of all expenditures or obligations incurred by Parent and its Subsidiaries for the Fiscal Year (or shorter period) covered by the financial statements delivered with this Certificate, that, in accordance with GAAP, are or should be capitalized

Plus: To the extent not included above, the aggregate of all expenditures during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any Person

Total Capital Expenditures

Less: Net Cash Proceeds of Dispositions reinvested to the extent permitted by Section 2.05(C)(iii) and which are included in Total Capital Expenditures

Extraordinary Receipts consisting of proceeds of casualty insurance and/or condemnation awards reinvested to the extent permitted by Section 2.05(C)(v) and which are included in Total Capital Expenditures

The aggregate amount of contracted for tenant allowances

Capital Expenditures

Permitted Capital Expenditures (including carry forward of $ from prior Fiscal Year)

In Compliance	Yes/No

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For purposes of calculating Fixed Charge Coverage Ratio, Unfinanced Capital Expenditures are defined as follows:

The aggregate of all expenditures or obligations incurred by Parent and its Subsidiaries for the twelve-month period ending on the last day of the most current month covered by the financial statements delivered with this Certificate, that, in accordance with GAAP, are or should be capitalized

Plus: To the extent not included above, the aggregate of all expenditures during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any Person

Total Capital Expenditures

Less: Net Cash Proceeds of Dispositions reinvested to the extent permitted by Section 2.05(C)(iii) and which are included in Total Capital Expenditures

Extraordinary Receipts consisting of proceeds of casualty insurance and/or condemnation awards reinvested to the extent permitted by Section 2.05(C)(v) and which are included in Total Capital Expenditures

The aggregate amount of contracted for tenant allowances

Capital Expenditures

Less: Portion of Capital Expenditures financed under Capitalized Leases or other Indebtedness (Indebtedness, for this purpose, does not include drawings under the Revolving Loan Commitment)

Unfinanced Capital Expenditures (used in calculation of Fixed Charge Coverage Ratio)

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EXHIBIT B TO
COMPLIANCE CERTIFICATE

Calculation of Consolidated EBITDA

Consolidated EBITDA is calculated as follows:

Net income (or loss) for the applicable period of measurement of Parent and its Subsidiaries on a consolidated basis deteimined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person (other than a Subsidiary of the Parent) in which Borrower has an ownership interest except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Subsidiary is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains or losses from the Disposition of property or assets not in the ordinary course of business of the Borrower and its Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other non-recurring non-cash or extraordinary gains or losses of the Parent or its Subsidiaries, and related tax effects in accordance with GAAP

Plus, without duplication and to the extent deducted in determining net income (or loss) above:

interest expense, less interest income

income tax expense

depreciation expense

amortization expense

management fee to Sponsor pursuant to a management agreement entered into as permitted by the Financing Agreement

Consolidated EBITDA (used in calculating Senior Leverage Ratio and Fixed Charge Coverage Ratio)

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EXHIBIT C TO
COMPLIANCE CERTIFICATE

Calculation of Consolidated Net Interest Expense

Gross interest expense during the applicable measurement period

Less: Interest income during the applicable measurement period amortization of capitalized fees and expenses incurred in connection with the Related Transactions and included in gross interest expense amortization of original issue discount included in gross interest expense interest paid in kind or capitalized and included in gross interest expense

Consolidated Net Interest Expense (used in calculation of Fixed Charge Coverage Ratio)

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EXHIBIT D

FORM OF EXCESS CASH FLOW CERTIFICATE

Date:                         , 200

This Excess Cash Flow Certificate (this “Certificate”) is given by BODY CENTRAL ACQUISITION CORP., a Delaware corporation (“Administrative Borrower”), pursuant to Section 7.01(a)(i) of that certain Financing Agreement dated as of October 1, 2006 among Administrative Borrower, the other Borrowers party thereto, each subsidiary of the Administrative Borrower listed as a “Guarantor” on the signature pages thereto, Dymas Funding Company, LLC, in its capacity as Administrative Agent, and the financial institutions from time to time party thereto as “Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Financing Agreement.

The officer executing this Certificate is an Authorized Officer of Administrative Borrower and, as such, is duly authorized to execute and deliver this certificate on behalf of Administrative Borrower. By executing this Certificate such Authorized Officer hereby certifies to Administrative Agent and Lenders that:

(a)                                  set forth below is a correct calculation of Excess Cash Flow for the year ended December 31, 200     and a correct calculation of the required prepayment of $                                ;

(b)                                 the schedule set forth below is based on the audited financial statements which have been delivered to Administrative Agent in accordance with Section 7.01(a)(i) of the Financing Agreement.

IN WITNESS WHEREOF, Administrative Borrower has caused this Certificate to be executed by one of its Authorized Officers this                  day of                         , 200      .

BODY CENTRAL ACQUISITION CORP.

By:
Name:
Title:

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EXHIBIT D

FORM OF EXCESS CASH FLOW CERTIFICATE

Excess Cash Flow is defined as follows:

Consolidated EBITDA (as calculated per the Compliance Certificate)	$

Less:       Scheduled cash principal payments with respect to the Loans (provided, that with respect to cash principal payments on the Revolving Loans, only to the extent the Total Revolving Credit Commitment is reduced by such principal payments), other than principal payments made in respect of the prior year’s Excess Cash Flow, and voluntary prepayments of Term Loans

$

Scheduled cash principal payments on other Indebtedness to the extent such other Indebtedness was permitted to be incurred, and such payments were permitted to be made, under the Financing Agreement	$

Unfinanced Capital Expenditures (as calculated per the Compliance Certificate) to the extent actually made in cash and permitted to be made under the Financing Agreement	$

Consolidated Net Interest Expense (as calculated per the Compliance Certificate)	$

Management fees (if any) paid in cash in accordance and to the extent permitted to be paid pursuant to the Financing Agreement and added back to net income in the calculation of EBITDA	$

Income or franchise taxes paid in cash	$

Increase in Working Investment (defined below)	$

Plus: Decrease in Working Investment	$

Excess Cash Flow	$

Prepayment percent	75/50%*

Prepayment amount	$

* Such prepayment percent shall equal 75% if Senior Leverage Ratio as of last day of such Fiscal Year is 2.25 or greater and 50% if Senior Leverage Ratio as of the last day of such Fiscal Year is less than 2.25.

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Decrease (increase) in Working Investment, for the purposes of the calculation of Excess Cash Flow, means the following:

	Beg of Period	End of Period

Current Assets:

unpaid face amount of all Accounts Receivable	$	$

Plus: prepaid expenses

Inventory

other current assets

Aggregate current assets	$	$

Current liabilities:

unpaid amount of all accounts payable (excluding the current portion of long-term debt and all accrued interest and taxes)	$	$

Plus: all accrued expenses (excluding the current portion of long-term debt and all accrued interest and taxes)

Aggregate current liabilities	$	$

Working Investment (Aggregate current assets minus Aggregate current liabilities)	$	$

Decrease (Increase) in Working Investment (beginning of period minus end of period Working Investment)		$

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EXHIBIT E

FORM OF JOINDER TO GUARANTY

The undersigned,                           a                              [corporation, limited liability company, partnership], hereby agrees to be bound by Article 10 (the “Guaranty”) of that certain Financing Agreement (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Financing Agreement”), dated as of October 1, 2006, by and among Body Central Acquisition Corp., a Delaware corporation (the “Parent”), and, upon consummation of the Body Shop Acquisition and effectiveness of the Body Shop Acquisition, Body Shop of America, Inc., a Florida corporation (“Body Shop”) and Catalogue Ventures, Inc., a Florida corporation.(“CV”; Body Shop and CV are sometimes referred to individually as a “Borrower” and collectively as the “Borrowers”), each Person party thereto as a “Guarantor,” including, upon consummation of the Body Shop Acquisition, the Parent, the financial institutions from time to time party thereto as “Lenders,” and Dymas Funding Company, LLC, a Delaware limited liability company, in its capacity as Administrative Agent for the Lenders. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Financing Agreement.

By executing this Joinder to Guaranty (this “Joinder”), the undersigned hereby agrees that it is a Guarantor under the Financing Agreement with the same force and effect as if originally named therein as a Guarantor. The undersigned agrees to be bound by all of the terms and provisions of the Guaranty, which are incorporated herein by reference as fully as though set forth herein verbatim, and represents and warrants that the representations and warranties set forth in Article 6 of the Financing Agreement are, with respect to the undersigned, true and correct in all material respects as of the date hereof (unless such representations and warranties are expressly stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and provided that if such representations and warranties are qualified by materiality, then such representations and warranties shall be true and correct in all respects.). Each reference to a Guarantor in the Guaranty and in any Loan Document shall be deemed to include the undersigned.

In Witness Whereof, the undersigned has executed this Joinder this        day of                               ,           .

[NAME OF GUARANTOR],
a [corporation, limited liability company]

By:
Name:
Title:

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EXHIBIT F TO FINANCING AGREEMENT

FORM OF NOTICE OF BORROWING

                              , 20

Dymas Funding Company, LLC, as
Administrative Agent

One N. Franklin Street
Suite 3500
Chicago, Illinois 60606
Attention:

Ladies and Gentlemen:

Reference is made to that certain Financing Agreement, dated as of October 1, 2006 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Financing Agreement”), by and among the undersigned, as the Borrowers, the Guarantors, the Lenders and Dymas Funding Company, LLC, individually as a Lender and as the Administrative Agent. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Financing Agreement. The Borrowers hereby give the Administrative Agent notice pursuant to Section 2.02 of the Financing Agreement that the Borrowers request a Loan under the Financing Agreement, and in connection therewith sets forth below the information relating to such Loan (the “Proposed Loan”) as required by Section 2.02 of the Financing Agreement.

(i)            The Proposed Loan is a [Term Loan A] [Term Loan B] [Revolving Loan].

(ii)           The date of borrowing of the Proposed Loan is                        ,             .

(iii)          The aggregate principal amount of the Proposed Loan is $                    .

(iv)          The proceeds of the Proposed Loan will be used as set forth on Annex I attached hereto.

(v)           The Proposed Loan shall be a [Base Rate Loan] [LIBOR Loan] [, and, if a LIBOR Loan, shall have an Interest Period of [one] [two] [three] [six] months] [NOTE: LIBOR Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof].

By the Borrowers’ signature below, each Borrower represents and warrants that all conditions precedent to the borrowing of the Proposed Loan set forth in Section 5.02 of the Financing Agreement have been satisfied and will be satisfied on the date of borrowing.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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Each Borrower hereby certifies that (x) the representations and warranties contained in Section 6.01 of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to the Administrative Agent pursuant thereto are correct in all material respects on and as of the date first above written (other than (i) those which expressly speak only as of an earlier date, which are true and correct in all material respects as of such earlier date and (ii) those which are qualified by a Material Adverse Effect, which are correct in all respects), (y) no Default or Event of Default has occurred or is continuing as of the date first written above and (z) all conditions precedent to the borrowing of the Proposed Loan set forth in Section 5.02 of the Financing Agreement have been satisfied as of the date first written above and will be satisfied on the date of borrowing.

Very truly yours,

[BODY CENTRAL ACQUISITION CORP., a Delaware corporation* / BODY SHOP OF AMERICA, INC., a Florida corporation, and CATALOGUE VENTURES, INC., a Florida corporation**]

By:
Name:
Title:

* To be inserted on the Closing Date

** To be inserted for borrowings after the Closing Date

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EXHIBIT G TO FINANCING AGREEMENT

FORM OF NOTICE OF CONVERSION/CONTINUATION

                             , 20

Dymas Funding Company, LLC, as
Administrative Agent

One North Franklin Street
Suite 3500
Chicago, Illinois 60606
Attention:

Ladies and Gentlemen:

The undersigned Borrower refers to that certain Financing Agreement, dated as of October 1, 2006 (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Financing Agreement”), by and among the Borrowers, the Guarantors, the financial institutions from time to time party thereto as “Lenders”, and Dymas Funding Company, LLC, individually as a Lender and as the Administrative Agent (this and all other capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Financing Agreement).

Pursuant to Section 2.04(f) of the Financing Agreement, the Borrowers hereby make a request to:

(a)           convert to a LIBOR Loan with an Interest Period of [one, two, three, six] months $                         [to convert to a LIBOR Loan, said amount must be a minimum of $1,000,000 or integral multiples of $100,000 in excess thereof] of presently outstanding [Revolving Loans] [Term Loans] that are Base Rate Loans, such conversion to be effective on                                , 20      .

(b)           continue as a LIBOR Loan $                     [must be a minimum of $1,000,000 or integral multiples of $100,000 in excess thereof] of presently outstanding [Revolving Loans][Term Loans] that are LIBOR Loans with an Interest Period expiration date of                   , 20    . The Interest Period for such LIBOR Loan is requested to be a [one, two, three, six] month period.

Remainder of page intentionally left blank; signature page follows

The Borrowers hereby certified that, both before and after giving effect to the conversion or continuation requested above, no Default or Event of Default exists or will exist under the Financing Agreement.

Sincerely,

[BODY CENTRAL ACQUISITION CORP., a Delaware corporation* / BODY SHOP OF AMERICA, INC., a Florida corporation, and CATALOGUE VENTURES, INC., a Florida corporation**]

By:
Name:
Title:

* To be inserted on the Closing Date

** To be inserted for borrowings after the Closing Date

Exhibit H to Financing Agreement

CLOSING AGENDA

Proposed $66,500,000 Credit Facility

to

BODY CENTRAL ACQUISITION CORP.,
as Initial Borrower and as Administrative Borrower,

BODY SHOP OF AMERICA, INC.,
and
CATALOGUE VENTURES, INC.,
as Borrowers,

from

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders,

DYMAS FUNDING COMPANY, LLC,
as Administrative Agent,

CHURCHILL FINANCIAL CAYMAN LTD.,
as Syndication Agent

and

NEWSTAR FINANCIAL, INC.,
as Documentation Agent

CLOSING DATE: October 1, 2006

* * *

Capitalized terms used in this Closing Agenda shall have the meanings ascribed thereto in the Financing Agreement.

* * *

ITEMS IN BOLD TO BE PREPARED
OR OBTAINED AND DELIVERED BY BORROWERS

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INDEX OF PARTIES

Title	Party
Administrative Agent	Dymas, in its capacity as Administrative Agent
Borrowers

Body Shop of America, Inc., a Florida corporation, and Catalogue Ventures, Inc., a Florida corporation, from and after the consummation of the Body Shop Acquisition and effectiveness of the Closing Date Joinder Agreement

Body Shop	Body Shop of America, Inc., a Florida corporation
Co-Sponsor	AIG Private Equity (Beimuda) Ltd., AIG PEP III Direct, L.P., AIG PEP IV Co-Investment, L.P., AIG Co-Investment Fund, L.P. and American International Group, Inc. Retirement Plan
CV	Catalogue Ventures, Inc., a Florida corporation
Documentation Agent	New Star Financial, Inc.
Dymas	Dymas Funding Company, LLC, a Delaware limited liability company, in its individual capacity
Guarantors	Parent and Rinzi, from and after the consummation of the Body Shop Acquisition and effectiveness of the Closing Date Joinder Agreement
Lenders	A3 Funding LP, Ableco Finance LLC, NewStar Short-Term Funding LLC, NewStar LLC 2005-1, Churchill Financial Cayman Ltd. and National City Bank
Parent	Body Central Acquisition Corp., a Delaware corporation
Rinzi	Rinzi Air, L.L.C., a Florida limited liability company
Seller Representative	Jerrold Rosenbaum, as Seller Representative under the Body Shop Acquisition Agreement
Sellers

Jerrold Rosenbaum, as Trustee of Ronnie Rosenbaum Family Trust 1,

Jerrold Rosenbaum, as Trustee of Marital Trust 1 for Jerrold Rosenbaum,

Jerrold Rosenbaum as Trustee of Marital Trust 2 for Jerrold Rosenbaum,

Jerrold Rosenbaum, Beth R. Angelo, Laurie I. Bauguss and Curtis Hill

Sponsor	Westview Capital Partners, L.P.
Syndication Agent	Churchill Financial Cayman Ltd.

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I.                                         PRE-ACQUISITION LOAN DOCUMENTS

1.                                       Financing Agreement among Parent, Administrative Agent, Documentation Agent, Syndication Agent and Lenders

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(j)	Taxes
Schedule 6.01(1)	Business
Schedule 6.01(o)	Real Property
Schedule 6.01(u)	Intellectual Property
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(h)	Transactions with Affiliates
Schedule 7.02(i)	Limitations on Dividends and Other Payment Restrictions
Schedule 7.02(n)	Contingent Obligations

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Excess Cash Flow Certificate
Exhibit E	Form of Guarantor Joinder
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Notice of Conversion/Continuation
Exhibit H	List of Closing Documents

2.                                       Revolving Note by Parent in favor of Churchill in the aggregate principal amount of $2,706,766.92

3.                                       Term Loan A Note by Parent in favor of Churchill in the aggregate principal amount of $4,962,406.01

4.                                       Term Loan B Note by Parent in favor of Churchill in the aggregate principal amount of $4,330,827.07

5.                                       Security Agreement by Parent

Exhibit A	-	Form of Assignment for Security
Exhibit B	-	Form of Joinder

Schedule I	-	Tradenames
Schedule II	-	Intellectual Property and Licenses
Schedule III	-	Locations of Grantors

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Schedule IV	-	Deposit Accounts, Securities Accounts and Commodities Accounts
Schedule V	-	UCC-1 Financing Statements
Schedule VI	-	Commercial Tort Claims

6.                                       Assignment of Stock Purchase Agreement between Administrative Agent and Parent

7.                                       Post-Closing Agreement between Parent and Administrative Agent

Annex A	-	Post-Closing Deliveries

II.                                     POST-ACQUISITION LOAN DOCUMENTS

8.                                       Master Reaffirmation and Joinder to Loan Documents among Parent, Borrowers, Rinzi and Administrative Agent

Exhibit A	-	Existing Loan Documents

9.                                       Amended and Substitute Revolving Note by Borrowers in favor of Churchill in the aggregate principal amount of $2,706,766.92

10.                                 Amended and Substitute Term Loan A Note by Borrowers in favor of Churchill in the aggregate principal amount of $4,962,406.01

11.                                 Amended and Substitute Term Loan B Note by Borrowers in favor of Churchill in the aggregate principal amount of $4,330,827.07

12.                                 Pledge and Security Agreement by Parent and Body Shop

Acknowledgment of the Issuers (Borrowers and Rinzi)

Exhibit I	-	Pledged Debt
Exhibit II	-	Pledged Shares
Annex I	-	Form of Pledge Amendment

a.                                       Stock Certificate No.        representing 100% of the issued and outstanding capital stock of Body Shop in the name of Parent

b.                                       Stock Certificate No.        representing 100% of the issued and outstanding capital stock of CV in the name of Parent

c.                                       Stock Powers, executed in blank, for each of the certificates above, each executed by Parent

d.                                      Irrevocable Proxies for each of the certificates above, each executed by Parent

e.                                       Irrevocable Proxy for Rinzi executed by Body Shop

13.                                 Assignment for Security (Trademarks) executed by Body Shop, filed with the USPTO, Trademark Division, on             , 2006 at Reel         , Frame

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Schedule I	-	US Trademark Registrations and Applications

14.                                 Assignment for Security (Copyrights) executed by Body Shop, filed with the United States Copyright Office, on             , 2006 at Reel         , Frame

Schedule I	-	US Copyright Registrations and Applications

15.                                 Deposit Account Control Agreement among Wachovia Bank, National Association, Body Shop and Administrative Agent

16.                                 Deposit Account Control Agreement among Wachovia Bank, National Association, CV and Administrative Agent

17.                                 Credit Card Services Letter by Administrative Agent, Borrowers, acknowledged and agreed to by Paymentech, LLC

18.                                 Landlord Waivers from landlords of each of the following locations:

a.                                       6225 Powers Avenue, Jacksonville, FL 32217
b.                                       1030 North Ellis Road, Jacksonville, FL

III.                                 ANCILLARY DOCUMENTS AND CERTIFICATES

A.                                   Before consummation of the Body Shop Acquisition:

19.                                 UCC Pre-Filing Authorization Letter from Parent, Borrowers and Rinzi

20.                                 Fee Letter by Parent, acknowledged and agreed to by Dymas

21.                                 Disbursement Letter among Parent, Borrowers, Rinzi, Administrative Agent, Sponsor, Co-Sponsor, and Seller Representative

Annex A	-	Administrative Agent’s Account
Annex B	-	Wire Transfer Instructions
Annex C	-	Investors’ Accounts

22.                                 Initial Borrowing Base Certificate by Parent

Exhibit A	-	Calculation of Eligible Inventory

23.                                 Pro Forma Balance Sheet at Closing — Delivered directly to Administrative Agent

24.                                 Officer’s Closing Certificate by Parent

25.                                 Notice from Body Shop to Wachovia Bank, N.A. regarding termination of Existing Credit Facility, acknowledged by Wachovia Bank, N.A.

5

26.                                 Financial Projections required to be delivered to Administrative Agent pursuant to Section 6.01(g)(ii) of the Financing Agreement — Delivered directly to Administrative Agent

27.                                 Copies of the Financial Statements — Delivered directly to Administrative Agent

B.                                     After consummation of the Body Shop Acquisition:

28.                                 Florida Tax Affidavits from Parent, Borrowers and Rinzi

29.                                 Insurance Certificates naming Administrative Agent and Lenders as loss payees and additional insured, as applicable

IV.                                 UCC, STATE AND FEDERAL TAX LIEN, PENDING SUITS AND JUDGMENT SEARCHES; UCC TERMINATION AND FINANCING STATEMENTS

30.                                 UCC, State and Federal Tax Lien, Pending Litigation and Judgment Searches listed on Exhibit A hereto

31.                                 UCC Filings listed on Exhibit B hereto

V.                                     ORGANIZATIONAL DOCUMENTS, RESOLUTIONS, AUTHORIZATIONS AND GOOD STANDING CERTIFICATES

A.                                   Before consummation of the Body Shop Acquisition:

32.                                 Secretary’s Certificate (including incumbency) of Parent

Exhibit A	-	Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State
Exhibit B	-	By-Laws
Exhibit C	-	Resolutions

33.                                 Good Standing Certificate for Parent certified by the Secretary of State of Delaware

B.                                     After consummation of the Body Shop Acquisition:

34.                                 Secretary’s Certificate (including incumbency) of Body Shop

Exhibit A	-	Amended and Restated Articles of Incorporation, certified by the Florida Department of State
Exhibit B	-	Amended and Restated By-Laws
Exhibit C	-	Resolutions

35.                                 Good Standing Certificates for Body Shop certified by the Secretaries of State (or equivalent office) of each of the following jurisdictions: Alabama, Florida, Arizona, Arkansas, Delaware, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, North

6

Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia

36.                                 Secretary’s Certificate (including incumbency) of CV

Exhibit A	-	Amended and Restated Articles of Incorporation, certified by the Florida Department of State
Exhibit B	-	By-Laws, as amended
Exhibit C	-	Resolutions

37.                                 Good Standing Certificate of CV certified by the Secretaries of State (or equivalent office) of each of the following jurisdictions: Florida

38.                                 Sole Member’s Certificate (including incumbency) of Rinzi

Exhibit A	-	Articles of Formation, certified by the Florida Department of State
Exhibit B	-	Amended and Restated Operating Agreement
Exhibit C	-	Resolutions

39.                                 Good Standing Certificate of Rinzi certified by the Secretary of State (or equivalent office) of Florida

VI.                                 CERTIFIED COPIES OF CERTAIN DOCUMENTS

40.                                 Stock Purchase Agreement (with exhibits and schedules), together with all documents executed in connection therewith, including, without limitation, the following documents:

a.                                       Escrow Agreement among Parent, Sellers and U.S Bank, National Association

b.                                       Resolutions from Board of Directors of Parent

c.                                       Copies of Stock Certificates to be delivered by the Sellers, marked “Cancelled”

d.                                       Closing Statement and Funds Flow Memo

e.                                       Buyer’s Certificate

f.                                         Sellers’ Certificates

g.                                      Mutual Release

h.                                      Consents, including consents to change of control from landlords

41.                                 Documents delivered in connection with the formation of Parent

a.                                       Stockholder’s Agreement among Parent, Sponsor, Co-Sponsor and each other Stockholder

b.                                       Securities Purchase Agreement among Parent and the Investors party thereto

c.                                       Stock Subscription Agreement between Parent and GVK, L.P.

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d.                                       Stock Subscription Agreement between Parent and Terbell Partners, Ltd.

e.                                       Registration Rights Agreement among Parent and each stockholder

f.                                         Letter Agreement between Parent and Sponsor regarding management rights

g.                                      Letter Agreement among Parent and Co-Sponsor regarding management rights

h.                                      2006 Equity Incentive Plan

i.                                         Incentive Stock Option Agreement between Parent and George Kolber

42.                                 Lease Agreement between Powers Avenue Joint Venture, as landlord, and [Body Shop], as tenant, for 6225 Powers Avenue, Jacksonville, Florida 32217

43.                                 Employment Agreements between Body Shop and each of:

a.                                       Beth Angelo

b.                                       Britt Bauguss

c.                                       Laurie Bauguss

d.                                       Curtis Hill

e.                                       Jerrold Rosenbaum

f.                                         George Kolber

VII.                             LEGAL OPINIONS

A.                                   Before consummation of the Body Shop Acquisition:

44.                                 Opinion of Counsel to Parent (pre-acquisition) by Bingham McCutchen LLP, addressed to Administrative Agent and Lenders

B.                                     After consummation of the Body Shop Acquisition:

45.                                 Opinion of Counsel to Parent and Borrowers (post-acquisition) by Bingham McCutchen LLP, addressed to Administrative Agent and Lenders

46.                                 Opinion of Counsel to Borrowers in the State of Florida by Foley & Lardner, addressed to Administrative Agent and Lenders

47.                                 Opinion of Counsel to Sellers (regarding the Stock Purchase Agreement), address to Parent, with reliance language in favor of Administrative Agent and Lenders

VIII.                         POST-CLOSING DELIVERIES

48.                                 Key Person Life Insurance in the amount of $3,000,000 for George Kolber, collaterally assigned to Administrative Agent — 90 days post-closing

49.                                 Interest Rate Protection agreements — 90 days post-closing

8

50.                                 Credit Card Services Agreement with new credit card servicer, along with a Credit Card Services letters in favor of Administrative Agent — 180 days post-closing

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EXHIBIT A

UCC, STATE AND FEDERAL TAX LIEN, PENDING
LITIGATION AND JUDGMENT SEARCHES

Debtor	Jurisdiction	Status
Body Shop of America, Inc./Body Shop of America Corporation	Florida	Received
	Duval Co., FL	Received
	Alabama	Received
	Georgia	Received
	North Carolina	Received
	Ohio	Received
	Pennsylvania	Received
	South Carolina	Received
	Tennessee	Received
	Texas	Received
Catalogue Ventures, Inc.	Florida	Received
	Duval Co., FL	Received
Tradenames: Body Central Kat Man Du	Florida Duval Co., FL	Received Received
Body Central Acquisition Corp.	Delaware	Received
Rinzi Air, L.L.C.	Florida	Received
	Duval Co., FL	Received

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EXHIBIT B

UCC FILINGS

Debtor	Jurisdiction	Type	Filing Date	Filing Number	Post-Filing Search
Body Central Acquisition Corp.	Delaware	All assets	09/27/06	63338258
UCC-3 amendment
Body Shop of America, Inc.	Florida	All assets	09/27/06
Catalogue Ventures, Inc.	Florida	All assets	09/27/06
Rinzi Air, L.L.C.	Florida	All assets	09/27/06
UCC-3 amendment

11